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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
REGAL ENTERTAINMENT GROUP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Notice of Annual Meeting of Stockholders
To Be Held on May 7, 2008

DEAR STOCKHOLDERS:

        We cordially invite you to attend the Annual Meeting of Stockholders of Regal Entertainment Group, which will be held on May 7, 2008 at 8:30 a.m. (Eastern Time) at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee 37922 for the following purposes:

  1.
  To elect three Class III directors to serve for three-year terms on our board of directors;

  2.
  To approve the material terms for payment of the Company's executive incentive compensation;

  3.
  To ratify the Audit Committee's selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2009; and

  4.
  To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        Our board of directors has fixed the close of business on Wednesday, March 12, 2008 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. Therefore, stockholders who owned shares of our Class A or Class B common stock at the close of business on that date are entitled to notice of and to vote at the meeting. A list of these stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

        Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring your proxy card and a proper form of identification such as your driver's license to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

        In order that your shares may be represented at the meeting if you are not personally present, you are urged to vote your shares by telephone or Internet, or by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the U.S.) return envelope.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION
TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS

By Order of the Board of Directors,

Knoxville, Tennessee April 18, 2008	Peter B. Brandow Executive Vice President, General Counsel and Secretary

Important Notice Regarding Availability of Proxy Materials for the Annual
Meeting of Stockholders to be Held on May 7, 2008.

The Notice of Annual Meeting, Proxy Statement and the Summary Annual Report are available at
http://ww3.ics.adp.com/streetlink/RGC

i

Costs of Proxy Statement	36
Important Notice Regarding Delivery of Stockholder Documents	37
STOCKHOLDER PROPOSALS	37
AVAILABILITY OF REPORT ON FORM 10-K	38
APPENDIX A: MATERIAL TERMS FOR PAYMENT OF THE COMPANY'S EXECUTIVE INCENTIVE COMPENSATION	A-1
APPENDIX B: SUMMARY ANNUAL REPORT INFORMATION	B-1

ii

PROXY STATEMENT

GENERAL INFORMATION

        This proxy statement is provided in connection with the solicitation of proxies by the board of directors of Regal Entertainment Group, a Delaware corporation (the "Company" or "Regal"), for use at the Annual Meeting of Stockholders of the Company, to be held on May 7, 2008 at 8:30 a.m. (Eastern Time), or any adjournment or postponement thereof, at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee 37922 (the "Annual Meeting").

        Pursuant to new rules promulgated by the Securities and Exchange Commission (the "SEC"), we are providing access to our proxy materials, which include our notice of annual meeting, proxy statement and summary annual report over the Internet at http://ww3.ics.adp.com/streetlink/RGC. These proxy materials are available free of charge.

        This proxy statement and the accompanying proxy are first being sent or given to stockholders beginning on or about April 18, 2008. The costs of this proxy solicitation will be borne by the Company, which maintains its principal executive offices at 7132 Regal Lane, Knoxville, Tennessee 37918.

THE PROXY

        A stockholder giving the electronic proxy by telephone or over the Internet or by the enclosed proxy may revoke it at any time before it is used by giving written notice of revocation to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy. Proxies provided by telephone or over the Internet or in the form enclosed, unless revoked, will be voted at the Annual Meeting as directed by you, or, in the absence of such direction, in favor of Proposals 1, 2 and 3 at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

        The only voting securities of the Company are its shares of Class A and Class B common stock (collectively, the "Common Stock"). Only stockholders of record of our Common Stock at the close of business on March 12, 2008, the date selected as the record date by our board of directors, are entitled to vote at the Annual Meeting. The holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to ten votes per share on each matter submitted to a vote of stockholders. The shares of Class A and Class B common stock will vote together as a single class on all matters to be considered at the Annual Meeting. At the close of business on March 12, 2008, 129,766,135 shares of Class A common stock and 23,708,639 shares of Class B common stock were outstanding and entitled to vote.

        The holders of a majority of the voting power of the Common Stock entitled to vote at the Annual Meeting and who are present, in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment or postponement thereof. Directors are elected by a plurality of the affirmative votes cast by the stockholders present at the Annual Meeting in person or by proxy, and entitled to vote. Cumulative voting is not permitted in the election of directors. The affirmative vote of the holders of a majority of the voting power of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote, is necessary for either approval of the proposal on the approval of the material terms for payment of our executive incentive compensation and for ratification of the Company's auditors. If ratification of the auditors is not approved, our Audit Committee of the board of directors will review its future selection of auditors.

        Abstentions and broker non-votes are not relevant to the election of directors. Abstentions for the proposal on the approval of the material terms for payment of our executive incentive compensation and for the ratification of Company's auditors will have the effect of votes against those proposals. Broker non-votes will have no effect on the vote for the proposal on our executive compensation or for the ratification of auditors. A "broker non-vote" occurs if you do not provide the record holder of your shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the holder is not permitted to vote on the matter without instructions from you under the New York Stock Exchange (the "NYSE") rules.

        Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares: FOR all of the nominees for director named in this proxy statement; FOR approval of the material terms for payment of the Company's executive incentive compensation and FOR ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2009.

PROPOSAL 1. ELECTION OF CLASS III DIRECTORS

        Regal's business and affairs are managed under the direction of our board of directors, which is currently comprised of nine members. The size of our board of directors may be fixed from time to time by our board of directors as provided in our bylaws. Pursuant to our amended and restated certificate of incorporation, our board of directors is divided into three classes, designated as Class I, Class II and Class III, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years.

        On September 5, 2007, Mr. Charles E. Brymer was appointed to the board of directors as a Class I director. Mr. Brymer was recommended for consideration to the Nominating and Corporate Governance Committee by Mr. Thomas D. Bell, Jr., a non-management director and the Chairman of the Nominating and Corporate Governance Committee.

        At this Annual Meeting, there are three nominees for election to the board of directors, each of whom, if elected, will serve as a Class III director. The Class III directors, each of whom were recommended for reelection by the Nominating and Corporate Governance Committee, will serve on the board of directors for a three-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2011. The names of each nominee and continuing director, their respective ages (as of March 12, 2008), class of the board of directors and the year during which each director's current term expires, periods during which they have served the Company as a director, position (if any) with the Company, business experience during at least the past five years and directorships of other publicly-held corporations appear below. There are no family relationships among any director, executive officer, or any person nominated or chosen by us to become a director.

        Each nominee is an incumbent director and each nominee has consented to be named herein and to serve on the board of directors if elected. If any of these director nominees should be unavailable for election at the time of the Annual Meeting, which is not anticipated, the proxies will be voted for such other person as may be recommended by the board of directors in place of each such nominee.

Name	Age	Class or Nominee Class	Expiration of Current Term
Charles E. Brymer	49	I	2009
Michael L. Campbell	54	I	2009
Alex Yemenidjian	52	I	2009
Thomas D. Bell, Jr.	58	II	2010
David H. Keyte	51	II	2010
Lee M. Thomas	63	II	2010
Stephen A. Kaplan*	49	III	2008
Jack Tyrrell*	61	III	2008
Nestor R. Weigand, Jr.*	69	III	2008

*
Director nominee

Nominees for Director—Class III
For a Three-Year Term Expiring 2011

        Stephen A. Kaplan has served as a director since March 2002 and is the Chairman of our Compensation Committee and a member of our Nominating and Corporate Governance Committee and our Executive Committee. Mr. Kaplan is a principal of Oaktree Capital Management, LLC. Since 1995, Mr. Kaplan has managed Oaktree's Principal Investment Activities Group, which invests in controlling and minority positions in private and public companies. Prior to joining Oaktree Capital Management, LLC, Mr. Kaplan was a Managing Director of Trust Company of the West. Prior to his work with Trust Company of the West, Mr. Kaplan was a partner with the law firm Gibson, Dunn & Crutcher. Mr. Kaplan currently serves as a director of Genco Shipping and Trading Limited, Cannery Casino Resorts, LLC and Alliance Imaging, Inc.

        Jack Tyrrell has served as a director since May 2006 and is a member of our Compensation Committee. Mr. Tyrrell has been a founder of five venture capital funds since 1985 and currently serves as managing partner of Richland Ventures L.P., Richland Ventures II, L.P. and Richland Ventures III, L.P. Mr. Tyrrell also serves as a member of the board of directors of e+ healthcare, a privately-held company.

        Nestor R. Weigand, Jr. has served as a director since October 2005 and is a member of our Compensation Committee and Nominating and Corporate Governance Committee. Since 1961, Mr. Weigand has been employed by J. P. Weigand & Sons, Inc., a residential, commercial, industrial and investment real estate firm, and served as its President from 1983 to 2001. Since 2001, Mr. Weigand has served as Chairman and Chief Executive Officer of J. P. Weigand & Sons, Inc. Mr. Weigand has served as a member of the International Real Estate Federation ("FIABCI") since 1985 and served as the World President of FIABCI from 2001 to 2002. Mr. Weigand has over 46 years of experience in the real estate industry and has served in a variety of key roles in domestic and international real estate organizations.

        The board of directors unanimously recommends a vote "FOR" the election of each of the three nominees to serve as a Class III Director.

Continuing Directors—Class I
Term Expires 2009

        Charles E. Brymer has served as a director since September 2007. Mr. Brymer has served as President and Chief Executive Officer of DDB Worldwide Communications Group, Inc. since April 2006. DDB Worldwide is a leading advertising and communications company and is part of the Omnicom Group. From 1994 to 2006, Mr. Brymer served as Chairman and Chief Executive Officer of Interbrand Group, a leading branding and design firm.

        Michael L. Campbell has served as our Chairman and Chief Executive Officer since May 2005. Mr. Campbell has served as a director since March 2002 and is a member of our Executive Committee. Mr. Campbell served as our Co-Chairman and Co-Chief Executive Officer from March 2002 through May 2005. Mr. Campbell founded Regal Cinemas, Inc. in November 1989, and has served as Chief Executive Officer of Regal Cinemas, Inc. since its inception. Prior thereto, Mr. Campbell was the Chief Executive Officer of Premiere Cinemas Corporation, which he co-founded in 1982, and served in such capacity until Premiere was sold in October 1989. Mr. Campbell currently serves as a director of National CineMedia, Inc. and the National Association of Theatre Owners and serves on its executive committee of the board of directors.

        Alex Yemenidjian has served as a director since October 2005 and is the Chairman of our Audit Committee. Mr. Yemenidjian has served as the Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC since January 2005. He served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc. from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005. Mr. Yemenidjian also served as a director of MGM MIRAGE (formerly MGM Grand, Inc.) from 1989 to 2005. From July 1995 through December 1999, Mr. Yemenidjian served as President of MGM MIRAGE. He also served MGM MIRAGE in other capacities during such period, including as Chief Operating Officer from June 1995 until April 1999 and as Chief Financial Officer from May 1994 to January 1998. In addition, Mr. Yemenidjian served as an executive of the Tracinda Corporation, the majority owner of Metro-Goldwyn-Mayer Inc., and of MGM MIRAGE from January 1990 to January 1997 and from February 1999 to April 1999. Prior to 1990, Mr. Yemenidjian was the Managing Partner of Parks, Palmer, Turner & Yemenidjian, Certified Public Accountants. Mr. Yemenidjian currently serves as a director of Guess?, Inc., Baron Investment Funds Trust, The Lincy Foundation, The United Armenian Fund, USC Marshall School of Business Board of Leaders, and Co-Chair of The Imagine the Arts Campaign at California State University, Northridge.

Continuing Directors—Class II
Term Expires 2010

        Thomas D. Bell, Jr. has served as a director since March 2002 and is the Chairman of our Nominating and Corporate Governance Committee and a member of our Audit Committee. Mr. Bell is the Chairman and Chief Executive Officer of Cousins Properties Incorporated, a real estate investment trust. Mr. Bell served as the Vice Chairman of the board of directors and Chairman of the Executive Committee of Cousins Properties Incorporated from January 2001 until December 2006, at which time he assumed the role of Chairman of the Board. Prior to joining Cousins Properties Incorporated, Mr. Bell served as a senior advisor at Credit Suisse First Boston Corporation, overseeing real estate activities. Prior thereto, Mr. Bell spent ten years with Young & Rubicam and retired as Chairman and Chief Executive Officer. Mr. Bell currently serves as a director of AGL Resources, Inc.

        David H. Keyte has served as a director since September 2006. Mr. Keyte has served as the Executive Vice President and Chief Financial Officer of Forest Oil Corporation since November 1997. Mr. Keyte served as Forest Oil Corporation's Vice President and Chief Financial Officer from December 1995 to November 1997 and its Vice President and Chief Accounting Officer from December 1993 until December 1995.

        Lee M. Thomas has served as a director since May 2006 and is a member of our Audit Committee. Since March 2007, Mr. Thomas has served as President and Chief Executive Officer of Rayonier, Inc. Mr. Thomas served as President and Chief Operating Officer of Georgia-Pacific Corporation through December 31, 2005. Mr. Thomas held this and other senior executive positions within Georgia-Pacific Corporation since 1993. Prior to that, he was Chairman and Chief Executive Officer of Law Companies Environmental Group Inc. and has held numerous federal and state government positions, including positions with the U.S. Environmental Protection Agency, the Federal Emergency Management Agency and the Office of the Governor of South Carolina. Mr. Thomas also serves as a member of the board of directors of the Federal Reserve Bank of Atlanta and Airgas, Inc., and as the Chairman of the Board of Rayonier, Inc.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our board of directors adopted Corporate Governance Guidelines that reflect the principles by which the Company operates and set forth the Company's director qualification standards, responsibilities, compensation, evaluation, orientation and continuing education, board committee structure, Chief Executive Officer performance review, management succession planning and other policies for the governance of the Company. Copies of the Corporate Governance Guidelines are available on our website at www.regalentertainmentgroup.com under "Investor Relations," "Corporate Governance" or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

Code of Business Conduct and Ethics

        Our board of directors adopted the Code of Business Conduct and Ethics applicable to the Company's directors, officers and employees. The Code of Business Conduct and Ethics sets forth the Company's conflict of interest policy, records retention policy, insider trading policy and policies for the protection of the Company's property, business opportunities and proprietary information. The Code of Business Conduct and Ethics requires prompt disclosure to stockholders of any waiver of the Code of Business Conduct and Ethics for executive officers or directors made by the board of directors or any committee thereof. Copies of the Code of Business Conduct and Ethics are available on our website at www.regalentertainmentgroup.com under "Investor Relations," "Corporate Governance" or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

Board and Committee Information

        The board of directors held eight meetings during our fiscal year ended December 27, 2007. Each of our incumbent directors other than Mr. Kaplan attended at least 75% of the total number of meetings held by the board of directors and by the committees of the board of directors on which they served for the period during which he was a member.

Communications with the Board

        Interested parties, including our stockholders, desiring to communicate with our board members, including our presiding director or non-management directors as a group, may do so by mailing a request to Secretary, Regal Entertainment Group, at 7132 Regal Lane, Knoxville, Tennessee 37918. Pursuant to the instruction of the Company's non-management directors, the Secretary will review inquiries and if they are relevant to, and consistent with our operations, policies and procedures, they will be forwarded to the director or directors to whom it is addressed. Inquiries not forwarded will be retained by the Company and will be made available to any director on request.

Stockholder Recommendations of Candidates for Director

        Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee for consideration as directors should submit a written recommendation to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918. The Nominating and Corporate Governance Committee employs a process for evaluating all candidates for director, including those recommended by stockholders. See the discussion under the heading "Corporate Governance—Nominating and Corporate Governance Committee."

Independence

        Our board of directors has determined that each of Messrs. Bell, Brymer, Kaplan, Keyte, Thomas, Tyrrell, Weigand and Yemenidjian qualify as independent directors under the applicable listing standards of the NYSE and the categorical standards for independence adopted by our board of directors as set forth below. Pursuant to the NYSE listing standards, a director shall be considered independent if the board of directors makes an affirmative determination after a review of all relevant information that the director has no material relationship with the company. Under the categorical standards for independence established by our board of directors, a director will not be considered independent if the director:

  •
  is, or has been within the last three years, employed by the Company;

  •
  has an immediate family member (which, for purposes of the these independence standards, shall include such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home) who is, or has been within the last three years, employed as an executive officer of the Company;

  •
  received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

  •
  has an immediate family member who received, during any twelve-month period within the last three years, more than $100,000 in direct compensation as an executive employee of the Company other than pension or other forms of deferred compensation (provided such compensation is not contingent on continued service);

  •
  is a current partner or employee of the Company's auditor, or was within the last three years a partner or employee of the Company's auditor, and personally worked on the Company's audit within that time;

  •
  has an immediate family member who is a partner of the Company's auditor, an employee of the Company's current auditor who participates in the auditor's audit, assurance or tax compliance (but not tax planning) practice, or was within the last three years a partner or employee of the Company's auditor and personally worked on the Company's audit within that time;

  •
  is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives at the same time serve, or within the last three years have served, on such other company's compensation committee;

  •
  has an immediate family member who is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives at the same time serve, or within the last three years have served, on such other company's compensation committee;

  •
  is a current employee of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues; or

  •
  has an immediate family member who is a current executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

        The following factor is also considered by our board of directors in making an independence determination. However, the board of directors is not precluded from finding a director to be independent if the director:

  •
  is an executive officer of a tax exempt organization that received within the preceding three years, contributions from the Company in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such tax exempt organization's consolidated gross revenues.

Executive Sessions

        Our non-management directors meet in an executive session at least once per year and rotate serving as the presiding director for each executive session. We intend to hold an executive session including only our independent directors at least once a year.

Attendance at Annual Meetings

        We encourage, but do not require, our board members to attend our annual stockholders meetings. Last year, seven of our directors serving at the time of the annual meeting attended the annual stockholders meeting.

Committees

        Our board of directors has established four standing committees. The standing committees consist of an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating and Corporate Governance Committee. The standing committees, except for the Executive Committee, are comprised entirely of our non-management directors as provided in the table below.

Board Member	Audit	Compensation	Executive	Nominating and Corporate Governance
Thomas D. Bell, Jr.	X			X
Charles E. Brymer
Michael L. Campbell			X
Stephen A. Kaplan		X	X	X
David H. Keyte
Lee M. Thomas	X
Jack Tyrrell		X
Nestor R. Weigand, Jr.		X		X
Alex Yemenidjian	X

Meetings Held in 2007	8	3	0	1

        The functions performed by each of the committees are briefly described below:

Audit Committee

        The primary purposes of the Audit Committee are to assist the board of directors' oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the registered public accounting firm engaged to be the independent auditor of the Company, the performance of the Company's internal audit function and the independent registered public accounting firm, and to prepare the report required to be included in our annual meeting proxy statements. The Audit Committee operates under an Audit Committee Charter, adopted by our board of directors, which is available on our website at www.regalentertainmentgroup.com under "Investor Relations," "Corporate Governance," or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

        Each of the three individuals serving on our Audit Committee satisfies the standards for independence of the NYSE and the SEC as they relate to audit committees. Our board of directors believes each of the members of the Audit Committee is financially literate and that Mr. Yemenidjian qualifies as an "audit committee financial expert" within the meaning of the regulations of the SEC.

Compensation Committee

        The Compensation Committee is responsible for reviewing and making recommendations to the board of directors regarding compensation of the Company's directors and executive officers and administering and implementing the Company's incentive compensation plans and equity-based plans. The Compensation Committee's duties and responsibilities include reviewing and approving corporate goals and objectives relevant to the compensation of the Company's executive officers, evaluating their performance in light of such goals and objectives, and as a committee, determining and approving our executive officers' compensation level based on such evaluation. The Compensation Committee also reviews and discusses the Compensation Discussion and Analysis with our management, and based on such review and discussions, recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

        The Compensation Committee operates under a Compensation Committee Charter, adopted by our board of directors, which is available on our website at www.regalentertainmentgroup.com under the links to "Investor Relations," "Corporate Governance," or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918. Under our Compensation Committee Charter, the Compensation Committee has the authority to retain and terminate any compensation consultant and has the sole authority to approve the consultant's fees and other retention terms. In the past, the Compensation Committee has engaged an outside compensation consultant, Mellon Human Resources & Investor Services, which we refer to in this proxy statement as an outside compensation consultant, to review and make recommendations to our executive compensation program. Certain elements of our executive compensation program have been developed, based in part, on the recommendations of the outside compensation consultant. See the discussion under the heading "Compensation Discussion and Analysis" for further information regarding these recommendations.

        In addition, the Compensation Committee has the authority to obtain advice and assistance from our executives, internal or outside legal, accounting or other advisors as it determines necessary to carry out its duties. Under the Compensation Committee Charter, however, none of our executives shall be involved in the Compensation Committee's determination of their own compensation. The Compensation Committee has the ability to delegate its authority to its members or a subcommittee as it deems appropriate, provided that any delegate or subcommittee shall report any actions taken by him, her or it to the whole Compensation Committee at the Compensation Committee's next regularly scheduled Compensation Committee meeting.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee was established to identify qualified nominees for our board of directors, to develop and recommend to our board of directors a set of corporate governance principles to assist the board of directors in fulfilling its corporate governance responsibilities and to oversee an annual evaluation of the board of directors and our management. This committee has the ability to consider nominees recommended by stockholders and other interested parties. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by our stockholders and those recommended by other parties.

        The committee operates under the Nominating and Corporate Governance Committee Charter, adopted by our board of directors, a copy of which is available on our website at www.regalentertainmentgroup.com under the links to "Investor Relations," "Corporate Governance," or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918. The charter of the committee sets forth certain criteria for the Nominating and Corporate Governance Committee to consider in evaluating potential director nominees. In considering potential director nominees, the committee selects individuals who demonstrate the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who are expected to be most effective, in conjunction with the other members of the board of directors, in collectively serving the long-term interests of the Company and our stockholders.

        The committee identifies director candidates based on input provided by a number of sources, including members of the committee, other directors, our stockholders, our Chief Executive Officer and third parties. The committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. As part of the identification process, the committee takes into account each nominee's skills, knowledge, perspective, broad business judgment and leadership, relevant industry knowledge, business creativity and vision, experience, age and diversity, all in the context of the perceived needs of the board of directors at that time. Incumbent directors who are being considered for re-nomination are re-evaluated both on their performance as directors and their continued ability to meet the required qualifications.

Executive Committee

        Our Executive Committee is generally authorized to act on behalf of our board of directors between scheduled meetings of our board of directors on matters already approved in principle by the board of directors and on matters specifically delegated by the board of directors from time to time as permitted under Delaware corporate law.

Director Compensation During Fiscal 2007

        Directors who are our or our subsidiaries' employees receive no additional cash or equity compensation for service on our board of directors. All of our directors are reimbursed for reasonable out-of-pocket expenses related to attendance at board of directors and committee meetings. In the fiscal year ended December 27, 2007, we provided the following annual compensation to directors who are not employed by us or our subsidiaries:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Thomas D. Bell, Jr.	$45,000	$100,571	$5,144	$26,794	$177,509
Charles E. Brymer	$13,333	$26,550	—	$2,277	$42,160
Stephen A. Kaplan	$40,000	$33,065	—	$2,431	$75,496
David H. Keyte	$40,000	$143,324	—	$26,160	$209,484
Lee M. Thomas	$45,000	$120,917	—	$26,333	$192,250
Jack Tyrrell	$40,000	$120,917	—	$26,333	$187,250
Nestor R. Weigand, Jr.	$40,000	$100,571	—	$26,794	$167,365
Alex Yemenidjian	$50,000	$100,571	—	$26,794	$177,365

(1)
Unless otherwise waived by the directors, non-employee directors received an annual cash retainer for service on our board of directors of $40,000 (prorated in the case of Mr. Brymer based on the date at which he was appointed to the board of directors) during fiscal 2007. During fiscal 2007, Mr. Yemenidjian, the Chairman of the Audit Committee, received an additional $10,000 annual cash retainer and the other directors who serve on the Audit Committee (Messrs. Bell and Thomas) received an additional $5,000 annual cash retainer for service on the Audit Committee. Directors do not receive additional cash or equity compensation for service on any other committees of the board of directors.

(2)
During fiscal 2007, directors who were not employees of the Company, received a grant of restricted Class A common stock having, at the time of grant, a fair market value of approximately $85,000. Such shares of restricted stock vest on the first anniversary of the date of grant. On January 10, 2007, Messrs. Bell, Keyte, Thomas, Tyrrell, Weigand and Yemenidjian each received a grant of 3,820 shares of restricted stock, based on the closing market price of the Company's Class A common stock of $22.25 per share on such date. In the fiscal year ended December 28, 2006 and certain years prior thereto, OCM Principal Opportunities Fund II, L.P. ("OCM") was the beneficial owner of over 5 percent of either the Company's Class A common stock or Class B common stock and because Mr. Kaplan is a principal of OCM's general partner, at his election, in such years Mr. Kaplan did not receive a cash retainer or a restricted stock grant. OCM disposed of its interest in the Company on March 9, 2007. As a result, on August 8, 2007, Mr. Kaplan received a grant of 4,051 shares of restricted stock, based on the closing market price of the Company's Class A common stock of $20.98 per share on such date. On September 5, 2007, Mr. Brymer received a grant of 3,795 shares of restricted stock, based on the closing market price of the Company's Class A common stock of $22.40 per share on such date. The amounts presented in the table above represent the portion of the fair value of the restricted shares recognized as expense during fiscal 2007 (before estimated forfeitures related to service-based vesting conditions) for financial statement reporting purposes in accordance with SFAS No. 123R, "Share Based Payment," ("FAS 123R"), and does not represent cash payments made to the directors or amounts realized. Under FAS 123R, the fair value of restricted shares granted to directors is recognized ratably over the vesting period. See details of the assumptions used in valuation of the options in Note 9 to the Company's audited consolidated financial statements, which have been reproduced in Appendix B to this proxy statement and are included in the annual report on Form 10-K filed for the fiscal year ending December 27, 2007 filed with the SEC on February 26, 2008.

(3)
On June 5, 2002, Mr. Bell was granted approximately 9,092 options at an exercise price of $12.7802 per share (after giving effect to the antidilution adjustments made in connection with our payment of extraordinary cash dividends on April 13, 2007, June 2, 2004 and July 1, 2003). The amount presented in the table above represents the portion of the fair value of the options recognized as expense during fiscal 2007 (before estimated forfeitures related to service-based vesting conditions) for financial statement reporting purposes in accordance with FAS 123R, and does not represent cash payments made to the directors or amounts realized. Under FAS 123R, the fair value of options granted to Mr. Bell is recognized ratably over the vesting period. See details of the assumptions used in valuation of the options in Note 9 to the Company's audited consolidated financial statements, which have been reproduced in Appendix B to this proxy statement and are included in the annual report on Form 10-K filed for the fiscal year ending December 27, 2007 filed with the SEC on February 26, 2008.

(4)
Represents dividends paid on the shares of restricted stock held by our non-employee directors during fiscal 2007.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

        The following table shows information with respect to beneficial ownership of our Common Stock, as of April 4, 2008, for:

  •
  each of our directors and our executive officers listed in the 2007 Summary Compensation Table provided below, who we refer to as our named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each person known by us, based upon our review of documents filed by them with the SEC in respect of the ownership of our shares of Common Stock, to beneficially own five percent or more of either class of our Common Stock.

        We have calculated the percentage of beneficial ownership based on 129,771,029 shares of Class A common stock and 23,708,639 shares of Class B common stock outstanding as of the close of business on April 4, 2008.

	Class A common stock		Class B common stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Percent of Voting Power(2)
Directors
Thomas D. Bell, Jr.(3)	24,445	*	—	—	*
Charles E. Brymer(4)	8,775	*	—	—	*
Stephen A. Kaplan(4)	9,031	*	—	—	*
David H. Keyte(5)	13,155	*	—	—	*
Lee M. Thomas(5)	13,209	*	—	—	*
Jack Tyrrell(5)	13,209	*	—	—	*
Nestor R. Weigand, Jr.(5)	20,853	*	—	—	*
Alex Yemenidjian(5)	13,353	*	—	—	*
Executive Officers
Michael L. Campbell(6)	474,538	*	—	—	*
Gregory W. Dunn(7)	123,902	*	—	—	*
Amy E. Miles(8)	158,949	*	—	—	*
Peter B. Brandow(9)	130,195	*	—	—	*
All directors and executive officers as a group (12 persons)	1,003,614	*	—	—	*
Five Percent Stockholders
Anschutz Company(10)	73,708,639	48.0	23,708,639	100.0	78.3
FMR LLC and Edward C. Johnson, III(11)	12,159,357	8.6	—	—	3.3
Renaissance Technologies LLC and James H. Simon(12)	8,105,000	6.2	—	—	2.2

*
Represents less than 1%.

(1)
Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Unless indicated by footnote, the address for each listed director, executive officer and principal stockholder is 7132 Regal Lane, Knoxville, Tennessee 37918. Except as indicated by footnote, the persons named in the table report having sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown as beneficially owned by them.

  Class B common stock may convert into Class A common stock on a one-for-one basis. The number of shares of Class A common stock and Class B common stock outstanding used in calculating the percentage for each listed person includes the shares of Class A common stock and Class B common stock and shares of Class A common stock underlying warrants or options held by that person that are currently exercisable or are exercisable within 60 days of April 4, 2008, but excludes shares of Class A common stock and Class B common stock and shares of Class A common stock underlying warrants or options held by any other person.

(2)
Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted on by stockholders. This column represents the combined voting power of the outstanding shares of Class A common stock and Class B common stock held by such beneficial owner (assuming exercise of currently exercisable options) and assumes that no currently outstanding shares of Class B common stock have been converted into Class A common stock.

(3)
Includes 9,092 shares subject to currently exercisable options and 4,980 shares of restricted stock.

(4)
Represents shares of restricted stock.

(5)
Includes 4,980 shares of restricted stock.

(6)
Includes 109,461 shares of restricted stock.

(7)
Includes 43,902 shares of restricted stock.

(8)
Includes 40,187 shares of restricted stock.

(9)
Includes 20,900 shares subject to currently exercisable options and 34,277 shares of restricted stock.

(10)
The 73,708,639 shares of Class A common stock represent 50,000,000 shares of Class A common stock and 23,708,639 shares of Class A common stock issuable upon the conversion of a like number of shares of Class B common stock owned by Anschutz Company. The address of Anschutz Company is 555 17th Street, Suite 2400, Denver, CO 80202. This information was derived from the Schedule 13G/A filed by Anschutz Company with the SEC on February 14, 2007.

(11)
The securities reported are owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109 and no address is reported for Mr. Johnson. This information was derived from the Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2008.

(12)
The address of Renaissance Technologies LLC and Mr. Simpon is 800 Third Avenue, New York, NY 10022. This information was derived from the Schedule 13G/A filed by FMR LLC with the SEC on February 13, 2008.

AUDIT COMMITTEE REPORT

        Our Audit Committee reviews our financial reporting process on behalf of our board of directors. In March 2004, our board of directors adopted a written charter for our Audit Committee, and has re-evaluated it in connection with the filing of our annual report on Form 10-K with the SEC. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2007 annual report on Form 10-K with our management and our independent registered public accounting firm, KPMG LLP. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. KPMG is also responsible for expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        The Audit Committee has discussed with KPMG the matters requiring discussion by Statement on Auditing Standards No. 114, Communication with Audit Committees, and all other matters required to be discussed with the auditors. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with KPMG their independence from Regal and our management. The Audit Committee has also considered whether, and determined that, the independent registered public accounting firm's provision of other non-audit services to us is compatible with maintaining KPMG's independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors (and our board of directors has approved) that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 27, 2007, for filing with the Securities and Exchange Commission.

        Respectfully submitted on April 18, 2008 by the members of the Audit Committee of the board of directors.

  Alex Yemenidjian, Chairman
  Thomas D. Bell, Jr.
  Lee M. Thomas

        In accordance with the rules and regulations of the SEC, the above report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Independent Registered Public Accounting Firm

        KPMG, LLP served as our independent registered public accounting firm for the fiscal year ended December 27, 2007 and has been selected to serve as our independent registered public accounting firm for the current fiscal year. For the fiscal years ended December 28, 2006 and December 27, 2007, we incurred fees for services from KPMG as discussed below.

  •
  Audit Fees.  The aggregate fees billed for professional services rendered by KPMG for the audit of our annual financial statements included in our Form 10-K and the review of the financial statements included in our Forms 10-Q were approximately $1,050,000 for fiscal year ended December 28, 2006 and $990,000 for the fiscal year ended December 27, 2007. For the fiscal year ended December 28, 2006 such fees included fees for KPMG's examination of the effectiveness, and managements' assessment of the effectiveness, of the Company's internal control over financial reporting. For the fiscal year ended December 27, 2007, such fees included fees for KPMG's examination of the effectiveness of the Company's internal control over financial reporting.

  •
  Audit-Related Fees.  The aggregate fees billed for professional services rendered by KPMG for assurances and related services that are reasonably related to the performance of the audit or review of our financial statements were approximately $45,700 for fiscal year ended December 28, 2006 and $0 for the fiscal year ended December 27, 2007. For the fiscal year ended December 28, 2006, such fees were primarily related to SEC registration statements and filings.

  •
  Tax Fees.  The aggregate fees billed for professional services rendered by KPMG related to federal and state tax compliance, tax advice and tax planning were approximately $10,000 for the fiscal year ended December 28, 2006 and $11,900 for the fiscal year ended December 27, 2007. All of these services are permitted non-audit services.

  •
  All Other Fees.  There were no fees for professional services rendered by KPMG for continuing professional education and training in the years ended December 28, 2006 and December 27, 2007.

Audit Committee Pre-Approval Policy

        The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm on a case-by-case basis. These services may include audit services, audit-related services, tax services and other services. Our Chief Financial Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by our independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services to be performed. The Audit Committee does not delegate its responsibilities to pre-approve services performed by our independent registered public accounting firm to management or to an individual member of the Audit Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Goals and Objectives of Our Executive Compensation Program

        The primary goals of the Compensation Committee of our board of directors with respect to executive compensation are to create value for our stockholders in both the short and long term through growth in our earnings and to incentivize and reward our executive officers, including our named executive officers, Messrs. Campbell, Dunn, Brandow and Ms. Miles. To achieve these goals, we maintain compensation plans that tie a substantial portion of our executives' overall compensation to key short-term and long-term strategic, operational and financial goals such as achievement of budgeted levels of revenue, earnings before interest, taxes, depreciation and amortization, ("EBITDA"), earnings before interest, taxes, depreciation, amortization and rent, ("EBITDAR"), EBITDAR margin and other non-financial goals that the Compensation Committee and board of directors deem important. We implement this philosophy by focusing on the following three key objectives:

  1.
  Attract, retain and motivate talented executives;

  2.
  Tie annual and long-term compensation incentives to achievement of specified performance objectives; and

  3.
  Create long-term value by aligning the interests of our executives with our stockholders.

        To achieve these objectives, the members of the Compensation Committee analyze market data and evaluate individual executive performance with a goal of setting compensation at levels they believe, based on their general business and industry knowledge and experience, are comparable with executives in other companies of similar size operating in the domestic motion picture exhibition industry and other comparable companies, which we refer to in this proxy statement as the comparable companies, based on such companies' industry, size and scope of operations. The members of the Compensation Committee also take into account retention needs, internal pay equity, our relative performance and our own strategic goals in determining executive compensation. In the fiscal year ended December 27, 2007, management's competitive analysis was based on available data for Cinemark USA, Inc. and AMC Entertainment Holdings, Inc. We generally rely on SEC filings made by each of the comparable companies or other publicly available data to collect this information.

        With respect to internal pay equity, in setting each element of compensation, the Compensation Committee makes an assessment of each executive position's responsibility for and ability to impact Company performance, and based on such analysis, provides for differing amounts of compensation with respect to different named executive officers. For example, Mr. Campbell's annual executive incentive program targets and long-term performance-based equity compensation awards, each as a percentage of base salary, are higher than those of other named executive officers, based on the Compensation Committee's determination that Mr. Campbell, as our Chief Executive Officer, has the greatest management and oversight responsibility and has a greater ability to affect the Company's performance than our other named executive officers. In addition, the Compensation Committee's decisions with respect to each element of compensation take into account other elements of the executive officer's compensation. Specifically, we allow each of our named executive officers the opportunity to earn a larger portion of their overall compensation in the form of long-term performance-based equity awards as opposed to base salary, in order to put a greater percentage of potential compensation at risk in any given year and to further align the interests of our executives with our stockholders.

        The Company has in the past and we intend in the future to conduct an annual review of the aggregate level of our executive compensation as part of our annual budget review and annual performance review processes, which include determining the operating metrics (such as EBITDA targets and EBITDAR margins with respect to annual cash bonuses) and non-financial elements used to measure our performance and to compensate our executive officers. In appropriate circumstances, the Compensation Committee, in its discretion, considers the recommendations of members of management, primarily Mr. Campbell, our Chief Executive Officer, in setting executive compensation. In particular, the Compensation Committee finds it appropriate to solicit management's advice regarding the competitiveness of our compensation program, its perceived effectiveness in attracting, retaining and motivating talented executives, and in evaluation of executives whom report to management. In addition, Mr. Campbell has the ability to call Compensation Committee meetings and regularly attends such meetings. This allows Mr. Campbell to provide the Compensation Committee with his assessment of the performance of the Company's executives whom he oversees. The Compensation Committee, however, makes all final determinations regarding these awards and none of our executive officers are involved in the determination of their own compensation. Mr. Campbell does not attend the portion of Compensation Committee meetings in which his compensation is determined.

        The Compensation Committee does not typically determine a set allocation or "weight" attributable to each element of compensation. Instead, the Committee considers all elements of the executive officer's total compensation package. The Compensation Committee targets compensation levels at or above the median for the comparable companies in order to be competitive, which allows the Company to achieve its objectives of attracting, retaining and motivating talented executives. The Compensation Committee bases awards of long-term compensation in part on the amount of current cash compensation that is paid to each executive officer, because we believe that tying a substantial portion of overall compensation opportunities to long-term equity awards such as restricted stock and performance shares helps to better align the interests of our named executive officers with our stockholders.

Elements of Compensation

        Our executive compensation program consists of the following elements:

        Base Salary.    Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions at the comparable companies, as well as seniority of the individual, and our ability to replace the individual. Generally, we believe that executive base salaries should be targeted near or above the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, as discussed above, in line with our compensation philosophy. Base salaries are reviewed annually by the Compensation Committee and may be adjusted (upward, pursuant to their employment agreements, in the case of Messrs. Campbell and Dunn and Ms. Miles) from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements or at other appropriate times, such as at the time cash bonuses and restricted stock awards are made for the prior fiscal year, in order to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Under their employment agreements, once increased, the base salaries for Messrs. Campbell and Dunn and Ms. Miles may not be reduced, and, as so increased, become the "base salary" under the agreements. For several years, base salaries for each of our named executive officers remained fairly constant, with little, if any increase from year to year. As part of our annual performance and compensation review processes, and based upon competitive factors and the Company's strong performance over the past two recent fiscal years, base salaries for our named executive officers were increased in each of the fiscal years ending January 1, 2009 and December 27, 2007, as described under the heading "—2007 Summary Compensation Table."

        Annual Cash Bonus.    Pursuant to our employment agreements with Messrs. Campbell and Dunn and Ms. Miles, each such executive is eligible for an annual cash incentive bonus, paid pursuant to the material terms for our payment of executive incentive compensation, based on the Company's financial performance in relation to predetermined performance goals for the prior fiscal year. Mr. Brandow is also eligible, if we exceed our performance goals, for an annual cash incentive bonus in accordance with such material terms, subject to discretion of the Compensation Committee. Under the material terms for our payment of executive incentive compensation, the Compensation Committee has negative discretion, which prohibits the Compensation Committee from increasing the amount of compensation payable if a performance goal is met, but allows the Compensation Committee to reduce or eliminate compensation even if such performance goal is attained. In addition to awards of annual cash incentive bonuses under the annual executive incentive program, the Compensation Committee also has the authority to award discretionary annual performance bonuses to our executive officers outside such material terms. Any such discretionary annual performance bonuses, if awarded, may not be fully deductible under Section 162(m) of the Internal Revenue Code of 1986 ("the Code"). See the discussion under the heading "—Tax Deductibility of Executive Compensation."

        The annual cash incentive bonuses are intended to compensate officers for achieving short-term financial and operational goals and for achieving individual annual performance objectives over the course of one year. These objectives and goals vary from year to year and between named executive officers and are established in writing by the Compensation Committee, with the expectation that attainment of these goals would require significant effort in light of the current business environment and that such attainment was moderately likely, based upon the assumptions made in determination of the annual targets and the Company's historic performance with respect to similarly-determined targets in prior years. Depending on the individual executive, these targets have traditionally been allocated 75% to individual job performance and discretionary strategic factors such as (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index; (3) net income; (4) pretax earnings; (5) EBITDA; (6) EBITDAR; (7) pretax operating earnings after interest expense and before bonuses and extraordinary or special items; (8) EBITDAR margin; (9) earnings per share; (10) return on equity; (11) return on capital; (12) return on investment; (13) operating earnings; (14) working capital; (15) ratio of debt to stockholders' equity; and (16) revenue, and 25% associated with financial factors applicable to all of our named executive officers, which in the fiscal year ended December 27, 2007, were budgeted levels of EBITDA and EBITDAR margin. In determining budgeted levels of EBITDA and EBITDAR margin, the Company makes assumptions regarding industry attendance figures for the coming fiscal year. In consideration of awarding annual cash incentive bonuses, at the completion of the fiscal year, such EBITDA targets and EBITDAR margins are adjusted to reflect the actual industry attendance figures. Although industry attendance figures in 2007 were slightly lower than projected targets for the fiscal year, the Company still exceeded its non-adjusted EBITDA target and EBITDAR margin. Because these annual cash incentive bonus amounts are intended to reward both overall Company and individual performance during the year, they can be highly variable from year to year, depending on factors both within and outside of the named executive officer's control.

        Pursuant to their employment agreements, each of Messrs. Campbell, and Dunn, and Ms. Miles are eligible for an annual cash incentive bonus up to an amount equal to a specified percentage of such executive's salary and the Compensation Committee determines a potential annual cash incentive bonus amount for Mr. Brandow in the same way. The Compensation Committee may increase the discretionary annual bonus paid to our executive officers using their judgment based on the Company exceeding certain financial goals, which we refer to as the "stretch bonus." Our Compensation Committee targeted annual cash incentive bonus amounts to be paid in 2008 for performance during 2007 at 100% of base salary for Mr. Campbell and 75% of base salary for Messrs. Dunn and Brandow, and Ms. Miles, with an additional "stretch bonus" amount of up to 50% of base salary for Mr. Campbell and up to 37.5% of base salary for Messrs. Dunn and Brandow, and Ms. Miles. The actual amount of annual cash incentive bonus, which varies by individual, is determined following a review of each named executive officer's individual performance and contribution to our strategic and financial goals. Each annual cash incentive bonus is paid in cash in an amount reviewed and approved by the Compensation Committee in the first quarter following the completion of a given fiscal year. The Compensation Committee determined the cash bonuses for 2007 for the named executive officers on January 16, 2008. The Company achieved its non-adjusted EBITDA targets and EBITDAR margin in fiscal 2007 and the Compensation Committee used its discretion to pay annual cash incentive bonuses at the targeted amount and awarded additional discretionary bonuses. See the discussion under the heading "—2007 Summary Compensation Table" for those amounts.

        Executive Equity Incentives.    We believe that creating long-term value for our stockholders is achieved, in part, by retaining our executive officers in a challenging business environment and aligning the interests of our executive officers with those of our stockholders. To achieve this goal, we utilize a combination of awards of shares of restricted stock and performance shares under our 2002 Stock Incentive Plan, which has been approved by our board of directors and our stockholders. Our restricted stock awards apply time-based vesting and our performance shares apply both performance and time-based vesting. Based on the past recommendations of an outside compensation consultant, and in part upon the Compensation Committee's analysis of our named executive officers' level of responsibility for market competitiveness and our performance, we target the projected vesting date value of our equity incentive awards based on a factor of 300% of our Chief Executive Officer's base salary and 200% of our other named executive officers' base salaries. We target providing half of such equity incentives in restrictive stock and half in performance shares. In determining the number of shares of restricted stock and the number of performance shares granted to each of our executive officers in furtherance of this objective, we award approximately 43% of such equity awards in restricted stock and approximately 57% of such equity awards in performance shares, to reflect the higher potential risk of forfeiture for the performance shares.

        From our perspective, the award of restricted stock and performance shares enable us to account for our executive incentive program based on the price of our Class A common stock underlying these shares, fixed at the date of grant of the awards, resulting in a known maximum cost under the program at the time of grant. In addition, the use of restricted stock and performance shares allow us to compensate our executives, in part, through the payment of dividends, which we declare from time to time on our Class A common stock. Thus, we believe, the use of restricted and performance shares provides additional linkage between the interests of our executive officers and our stockholders.

        Prior to 2005, the primary form of equity compensation that we awarded consisted of non-qualified stock options. Based in part on the recommendations of an outside compensation consultant, because we pay dividends on shares of our Class A common stock, and as part of our ongoing efforts to align the interests of our executives and our stockholders, the Compensation Committee concluded that awards of restricted stock and performance shares would provide a superior motivating form of incentive compensation by allowing our executives to participate in our dividends, while permitting us to issue fewer shares and reducing potential dilution. Thus, beginning in 2005, it has become our practice to grant restricted stock and performance shares, rather than options, to our executive officers. In fiscal 2007, awards of restricted stock and performance shares were made to all of our named executive officers, as described under the heading "—2007 Grants of Plan-Based Awards." In the fiscal year ended December 27, 2007, the Compensation Committee determined that the costs to the Company of the restricted and performance share awards to our executive officers were offset by the potential cost of stock options that the Compensation Committee might otherwise award to our executive officers over the duration of the performance period.

        Restricted Stock.    In 2005, we adopted a form of restricted stock agreement which serves to retain our executive officers over the vesting period of the grant by conditioning delivery of the underlying shares on continued employment with our Company for the vesting period. Periodic awards of restricted stock can be made at the discretion of the Compensation Committee to eligible employees.

        Long-Term Equity Incentives.    Our performance awards reward our executive officers for attaining long-term corporate goals and maximizing stockholder value over the course of up to three years. The design of our long-term equity incentive program, the establishment of performance targets and the mix of performance and time-based targets as a percentage of each executive officer's compensation were established by our Compensation Committee and approved by our board of directors after discussion with, and recommendations from, our Chief Executive Officer (with respect to executives other than himself) and an outside compensation consultant. Under our 2002 Stock Incentive Plan, long-term equity incentive awards, which we refer to as performance awards, paid to our executive officers depend exclusively on the Company's satisfaction of target levels of total stockholder return as determined by the Compensation Committee.

        Based on the Compensation Committee's review of the Company's long-term incentive policies, in 2006 we adopted a form of performance share agreement. The total number of performance shares that may be issued under an award is based upon the attainment of a specified target relating to total stockholder return as of a specified date, which we refer to as the calculation date. Use of the total stockholder return measure is designed to provide a threshold, or minimum payout if we perform favorably in total stockholder return, which the Compensation Committee believes further links our executive officers' interests with those of our stockholders. The targets for performance awards are established in writing by the Compensation Committee. The amount of shares an executive may receive upon the calculation or vesting date cannot be determined at the time of grant because the payment of such compensation is contingent upon attainment of pre-established goals, and the actual incentive compensation to be paid to an executive officer may reflect the Compensation Committee's discretion to reduce the incentive compensation payable upon attainment of the performance goal.

        Under our form of performance share agreement, total stockholder return is calculated as our average annual total stockholder return attained for each twelve-month period ending on a yearly anniversary of the date of the grant, including the calculation date. The total stockholder return targets and number of corresponding performance shares issuable for the attainment of such return, are as follows:

Total Stockholder Return	Performance Shares Issuable
Total stockholder return of equal to or greater than 12.5%, but less than 15.0%	50% of the target number of performance shares issuable
Total stockholder return of equal to or greater than 15.0%, but less than 17.5%	100% of the target number of performance shares issuable
Total stockholder return of equal to or greater than 17.5%, but less than 20.0%	125% of the target number of performance shares issuable
Total stockholder return of equal to or greater than 20.0%, but less than 25.0%	150% of the target number of performance shares issuable
Total stockholder return of equal to or greater than 25.0%	175% of the target number of performance shares issuable

        The shares each executive officer receives upon attainment of the specified performance goals are subject to further service-based vesting for a period of one year beyond the calculation date. On the calculation date, the executive is entitled to receive a payment in an amount equal to the dividends paid by us with respect to a share of our Class A common stock from the grant date through the calculation date, multiplied by the number of shares of restricted stock, if any, such executive receives.

Equity Grant Practices

        We generally seek to make equity compensation grants in the first quarter following the completion of a given fiscal year. In addition, we grant restricted stock to new executives on their hire date. Such grants are awarded by the Compensation Committee. We do not have any specific program, plan or practice related to timing equity compensation awards to executives in coordination with the release of non-public information.

Executive Stock Ownership Guidelines

        Based on the recommendation of an outside compensation consultant, in 2004 we implemented stock ownership guidelines to require our executive officers to retain significant investments in the Company. We believe these guidelines foster long-term stock ownership and further align our named executive and other officers' interests with those of our stockholders. During the period from December 31, 2007 until January 1, 2009, our named executive officers will be required to hold either (i) shares of our Common Stock and/or outstanding options with a combined value greater than, or equal to, between 25% of the applicable executive's compensation as derived from his or her exercise of options after May 8, 2002 or (ii) shares of our Common Stock with a value greater than or equal to 50% of the applicable executive's compensation as derived from his or her exercise of options after December 31, 2004.

        Beginning on January 1, 2010, all other Company and Regal Cinemas executives, which include all of our executive officers, with the title of Senior Vice President and above, will be required to meet an equity holding requirement, calculated by adding the value of an executive's shares of our Common Stock and the value of an executive's vested or unvested stock options, equal to a multiple of their base salary. The applicable multiple of base salary will be determined as follows:

  •
  Tier 1 (Chief Executive Officer): five times base salary;

  •
  Tier 2 (President, Chief Operating Officer, Chief Financial Officer and General Counsel): two times base salary; and

  •
  Tier 3 (all Senior Vice Presidents of Regal Cinemas): one times base salary.

        The variation in holding requirements between executive positions was based in part upon the board of directors' assessment of each executive position's responsibility for and ability to impact Company performance, as well as to reflect the difference in amounts of equity awards between our named executive officers, as discussed under the heading "Goals and Objectives of Our Executive Compensation Program."

Perquisites

        We do not grant perquisites to our executive officers.

Post-Termination Compensation

        We have entered into employment agreements with each of our named executive officers, other than Mr. Brandow, as discussed under the heading "—Base Salary." Each of these employment agreements provides for severance payments if we terminate such executive officer's employment, or such executive officer resigns for good reason, within three months prior to, or within one year after, a change in control of the Company.

        Under the employment agreements, "good reason" is defined as (i) a reduction in the executive's base salary or the establishment of or any amendment to the annual executive incentive program which would materially impair the ability of the executive to receive the target bonus (as provided under the applicable employment agreement), other than the establishment of reasonable EBITDA or other reasonable performance targets to be set annually in good faith by the board; (ii) a diminution of the executive's titles, offices, positions or authority, excluding for purposes of determining "good reason," an action not taken in bad faith and which is remedied within twenty days after receipt of written notice thereof given by the executive, or the assignment to the executive of any duties inconsistent with the executive's position (including status or reporting requirements), authority, or material responsibilities, or the removal of executive's authority or material responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company within twenty days after receipt of notice given by the executive; (iii) a transfer of the executive's primary workplace by more than fifty miles of the current workplace; (iv) a material breach of the employment agreement by the Company which is not remedied within twenty days after receipt of written notice by the executive; or (v) the executive is no longer serving in the position for which the employment agreement relates, and in the case of Mr. Campbell, that he is no longer a member of the board of directors. Under the employment agreements, "change of control" is defined as both (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than certain entities controlled by Philip F. Anschutz, of 20% or more of the combined voting power of the then-outstanding voting securities of the Company and (2) the beneficial ownership of such individual, entity or group of more than 20% of the voting power of the Company exceeds the beneficial ownership of such entities controlled by Mr. Anschutz.

        We believe these change in control arrangements provide continuity of management in the event of an actual or threatened change in control of the Company. The three-month and one year periods are designed to retain Messrs. Campbell and Dunn and Ms. Miles through the date of the change in control and for a one-year period thereafter in order to allow us to effectuate the change in control and transition to new ownership with the benefit of the institutional knowledge and industry experience of these executive officers.

        We also provide for severance payments if we terminate these executive officers' employment without cause or if these executive officers terminate their employment for good reason. Under the employment agreements, "cause" is defined as (i) any willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company; (ii) the executive engaging in conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) conviction of or entry of a plea of nolo contendere to a felony; or (iv) a material breach of the employment agreement by engaging in action in violation of the restrictive covenants in the employment agreement. For purposes of defining "cause" under the employment agreements, no act or failure to act by the executive shall be deemed "willful" if done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.

        We believe that these termination provisions reflect both market practices and competitive factors. Our board of directors believed that these severance payments and benefit arrangements were necessary to attract and retain our Chief Executive Officer, our President and Chief Financial Officer when these agreements were put into place and continues to believe that such provisions continue to reflect market practices and competitive factors. Additional information regarding the employment agreements and a quantification of benefits that would be received by these officers had termination occurred on December 27, 2007, is found below under the heading "—Potential Payments upon Termination or Change in Control."

Tax Deductibility of Executive Compensation

        Section 162(m) of the Code generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly-traded corporation to its chief executive officer and up to three other most highly compensated officers who are included in the summary compensation table in the Company's proxy statement for the following fiscal year, excluding the chief financial officer. Under the Code, however, there is no limitation on the deductibility of "qualified performance-based compensation." In order to satisfy the requirement for qualified performance-based compensation under the Code, the Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained. In addition, among other requirements, every five years, stockholders must approve the types of performance goals and the maximum amount that may be paid to covered executive officers or the formula used to calculate such amount. Our stockholders previously have approved the material terms for payment of our executive incentive compensation but such material terms must be re-approved at the Annual Meeting to be deductible under Section 162(m). Accordingly, our board of directors has directed that such material terms, including performance goals, formula for payments and maximum amounts, be submitted to stockholders in 2008 for re-approval. See "Proposal 2—Approval of the Material Terms for Payment of the Company's Executive Incentive Compensation." Our Compensation Committee has taken, and intends to continue taking, the necessary steps to ensure that the Company's tax deduction is preserved and not limited by the $1 million deductibility cap provided, however, that the Compensation Committee reserves the right, in circumstances that it deems appropriate, to pay discretionary amounts that are not deductible if such payments are in the best interest of the Company.

COMPENSATION COMMITTEE REPORT

        Our Compensation Committee, which consists of Messrs. Kaplan, Tyrrell and Weigand, is composed entirely of independent directors based on the standards for independence of the NYSE as they relate to Compensation Committee membership.

        The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's annual report on Form 10-K for its 2007 fiscal year, and the board of directors has approved that recommendation.

Respectfully submitted on April 18, 2008 by the members of the Compensation Committee.
Stephen A. Kaplan, Chairman Jack Tyrrell Nestor R. Weigand, Jr.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary(1)		Bonus	Stock Awards(2)		Option Awards(3)		Non-Equity Incentive Plan Compensation(4)		All Other Compensation(5)		Total
Michael L. Campbell, Chief Executive Officer	2007 2006	$ $	743,811 593,632	— —	$ $	597,991 295,195	$ $	145,269 1,705,742	$ $	750,000 634,100	$ $	250,541 63,096	$ $	2,487,612 3,291,765
Gregory W. Dunn, President and Chief Operating Officer	2007 2006	$ $	414,423 403,077	— —	$ $	252,312 133,584	$ $	44,964 527,967	$ $	342,375 345,000	$ $	113,074 31,005	$ $	1,167,148 1,440,633
Amy E. Miles, Executive Vice President and Chief Financial Officer	2007 2006	$ $	388,462 352,692	— —	$ $	226,021 116,904	$ $	44,964 527,967	$ $	321,750 310,000	$ $	104,505 22,608	$ $	1,085,702 1,330,171
Peter B. Brandow, Executive Vice President, General Counsel and Secretary	2007 2006	$ $	324,465 313,493	— —	$ $	196,735 103,938	$ $	34,588 406,127	$ $	268,125 275,750	$ $	89,973 20,100	$ $	913,886 1,119,408

(1)
Based on the Compensation Committee's assessment of the compensation paid to named executive officers of similar-sized companies in the motion picture exhibition industry and other industries, and the Compensation Committee's judgment regarding the appropriate amount to retain, motivate and reward individual executives, our named executive officers will receive higher base salaries in the fiscal year ending January 1, 2009. Mr. Campbell's base salary has increased from $750,000 to $800,000, Mr. Dunn's base salary has increased from $415,000 to $427,500, Ms. Miles' base salary has increased from $390,000 to $412,500, and Mr. Brandow's base salary has increased from $325,000 to $335,000, for the fiscal year ending January 1, 2009.

(2)
The amounts represent the portion of the fair value of the performance shares and restricted shares recognized as expense during the fiscal years ended December 28, 2006 and December 27, 2007 (disregarding estimated forfeitures for service-based vesting conditions) for financial statement reporting purposes in accordance with FAS 123R and do not represent cash payments made to the individuals, amounts realized, or amounts that may be realized. Under FAS 123R, the fair value of such performance shares and restricted shares granted to employees is recognized ratably over the vesting period. See details of the assumptions used in valuation of the performance shares and restricted shares in Note 9 to the Company's audited consolidated financial statements, which have been reproduced in Appendix B to this proxy statement and are included in the Company's annual report on Form 10-K for the fiscal year ending December 27, 2007 filed with the SEC on February 26, 2008. The amounts reported for the fiscal year ending December 27, 2007 do not include the portion of fair value of the following equity awards:

Name	Grant Date	Grant Date Closing Market Price of our Class A common stock on the date of award	Number of Restricted Shares	Number of Performance Shares
Michael L. Campbell	January 16, 2008	$17.07	35,993	47,944
Gregory W. Dunn	January 16, 2008	$17.07	12,822	17,080
Amy E. Miles	January 16, 2008	$17.07	12,373	16,481
Peter B. Brandow	January 16, 2008	$17.07	10,048	13,384
(3)
The amounts represent the portion of the fair value of the options recognized as expense during fiscal 2007 (disregarding estimated forfeitures for service-based vesting conditions) for financial statement reporting purposes in accordance with FAS 123R, and do not represent cash payments made to the individuals or amounts realized, or amounts that may be realized. Under FAS 123R, the fair value of options granted to employees is recognized ratably over the vesting period. See details of the assumptions used in valuation of the options in Note 9 to the Company's audited consolidated financial statements, which have been reproduced in Appendix B to this proxy statement and are included in the annual report on Form 10-K for the fiscal year ending December 27, 2007, filed with the SEC on February 26, 2008.

(4)
On January 16, 2008, pursuant to the Company's annual executive incentive program and based upon the attainment of performance targets previously established by the Compensation Committee under the annual executive incentive program, the Company approved 2007 cash bonus awards for the named executive officers. The amounts with respect to fiscal 2007 were reported on the Company's current report on Form 8-K, filed with the SEC on January 18, 2008 and paid in the first quarter of fiscal 2008.

(5)
Includes the following:

Name	Fiscal Year	Company Contributions Under 401(k) Savings Plan		Dividends Paid on Restricted Stock		Total
Michael L. Campbell	2007 2006	$ $	15,443 6,000	$ $	235,098 57,096	$ $	250,541 63,096
Gregory W. Dunn	2007 2006	$ $	13,618 5,169	$ $	99,456 25,836	$ $	113,074 31,005
Amy E. Miles	2007 2006		$15,500 —	$ $	89,005 22,608	$ $	104,505 22,608
Peter B. Brandow	2007 2006		$12,440 —	$ $	77,533 20,100	$ $	89,973 20,100

2007 Grants of Plan-Based Awards

							All Other Stock Awards: Number of Shares of Stock or Units(3)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)
								Grant Date Fair Market Value of Stock and Option Awards
Name
	Grant Date	Target	Maximum	Threshold	Target	Maximum
Michael L. Campbell	— 01/10/2007 01/10/2007	$743,811	$1,115,717	— — 17,242	— — 34,483	— — 60,345	— 25,888 —	$ $	— 576,008 331,382
Gregory W. Dunn	— 01/10/2007 01/10/2007	$310,817	$466,226	— — 6,360	— — 12,720	— — 22,260	— 9,550 —	$ $	— 212,488 122,239
Amy E. Miles	— 01/10/2007 01/10/2007	$291,347	$437,021	— — 5,977	— — 11,954	— — 20,920	— 8,974 —	$ $	— 199,672 114,878
Peter B. Brandow	— 01/10/2007 01/10/2007	$243,349	$365,024	— — 4,981	— — 9,962	— — 17,434	— 7,479 —	$ $	— 166,408 95,735

(1)
Amounts represent maximum potential cash bonus amounts if all goals and additional targets were achieved for 2007 performance period under the annual executive incentive program for each named executive officer. The Compensation Committee of the board of directors of the Company approved 2007 bonuses for the named executive officers on January 16, 2008. Such amounts were paid during the first quarter of 2008. See the 2007 Summary Compensation Table for those amounts.

(2)
On January 10, 2007, 69,119 performance shares, in the aggregate, were granted under our 2002 Stock Incentive Plan at nominal cost to our named executive officers. The closing price of our Class A common stock on the date of these grants was $22.25 per share. Each performance share represents the right to receive from 0% to 175% of the target numbers of shares of restricted common stock. The number of shares of restricted common stock earned will be determined by comparing the average annual total stockholder returns attained, which is calculated as Regal's average annual return attained for each twelve-month period ending on a yearly anniversary date of the grant, including the calculation date, ("TSR") on Regal's Class A common stock on the calculation date of January 10, 2010 (the third anniversary of the grant date) to the target TSR set forth in the Performance Agreement. On the calculation date, the executive is entitled to receive a payment in an amount equal to the dividends paid by us with respect to a share of our Class A common stock from the grant date through the calculation date, multiplied by the number of restricted shares, if any, such executive receives under the performance share award. A target number of shares of restricted common stock to be earned by each eligible grantee has been established with respect to the 2007 performance share grants and is primarily based on the grantee's employee classification and base compensation. For purposes of this 2007 Grants of Plan-Based Awards table, (i) the threshold number of shares reported is the minimum number of shares that may be earned, based on attaining a TSR of equal or greater than 12.5%, but less than 15.0%, which would result in the issuance of 50% of the target number of performance shares issuable under the award; (ii) the target number of shares reported is the number of shares that may be earned, based on attaining a TSR of equal to or greater than 15%, but less than 17.5%, which would result in the issuance of 100% of the target number of performance shares issuable under the award; and (iii) the maximum number of shares reported is the number of shares that may be earned, based on attaining a TSR of equal to or greater than 25%, which would result in the issuance of 175% of the target number of performance shares issuable under the award, as described in the section entitled "Compensation Discussion and Analysis—Elements of Compensation—Executive Equity Incentives—Long-Term Equity Incentives." In addition, all of these performance shares are subject to an additional one-year vesting requirement. The fiscal 2007 expense for such shares recognized for financial statement reporting purposes by the Company is included in the 2007 Summary Compensation Table in the column entitled "Stock Awards" and their valuation assumptions are referenced in footnote 2 to that table.

(3)
On January 10, 2007, 51,891 restricted shares, in the aggregate, were granted under our 2002 Stock Incentive Plan at nominal cost to our named executive officers. The closing price of our Class A common stock on the date of these grants was $22.25 per share. The restricted shares are subject to a continued employment restriction and such restriction is fulfilled upon continued employment for a specified number of years (typically four years after the award date). Upon the lapse of such restrictions, the restricted stock award immediately vests. The fiscal 2007 expense recognized for financial statement reporting purposes by the Company for these restricted shares is included in the 2007 Summary Compensation Table in the column entitled "Stock Awards" and their valuation assumptions are referenced in footnote 2 to that table.

Outstanding Equity Awards at Fiscal 2007 Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
Michael L. Campbell	— — — — — —		— — — — — —	— — — — — —	— — — — — —	25,888 24,200 23,380 — — —	(3) (4) (5)	$ $ $	475,821 444,796 429,724 — — —	— — — 17,242 15,500 15,500	(6) (7) (8)	$ $ $	— — — 316,908 284,890 284,890	(6) (7) (8)
Gregory W. Dunn	— — — — — —		— — — — — —	— — — — — —	— — — — — —	9,550 10,950 10,580 — — —	(3) (4) (5)	$ $ $	175,529 201,261 194,460 — — —	— — — 6,360 7,015 7,015	(6) (7) (8)	$ $ $	— — — 116,897 128,936 128,936	(6) (7) (8)
Amy E. Miles	— — — — — —		— — — — — —	— — — — — —	— — — — — —	8,974 9,580 9,260 — — —	(3) (4) (5)	$ $ $	164,942 176,080 170,199 — — —	— — — 5,977 6,140 6,140	(6) (7) (8)	$ $ $	— — — 109,857 112,853 112,853	(6) (7) (8)
Peter B. Brandow	20,900 — — — — — —	(9)	— — — — — — —	$4.8762 — — — — — —	05/03/2012 — — — — — —	— 7,479 8,520 8,230 — — —	(3) (4) (5)	$ $ $	— 137,464 156,598 151,267 — — —	— — — — 4,981 5,460 5,460	(6) (7) (8)	$ $ $	— — — — 91,551 100,355 100,355	(6) (7) (8)

(1)
Amounts represent the number of unvested restricted shares and the market value of such unvested shares for each of our named executive officers as of the end of the most recent fiscal year ended December 27, 2007. The December 27, 2007 fair market value of these restricted shares was valued at the closing price of our Class A common stock on December 27, 2007 of $18.38 per share.

(2)
Amounts represent the number of unearned performance shares for each of our named executive officers, based on the achievement of threshold performance goals, as of the end of our most recently completed fiscal year ended December 27, 2007 and the market value of such unearned shares, based on the closing price of our Class A common stock on December 27, 2007 of $18.38 per share. The threshold performance goals for these performance shares is more fully described in footnote 2 to the 2007 Grants of Plan-Based Awards table. The reported unearned performance shares will be issued, subject to the executive's performance share award agreement, on the calculation date. In addition, certain of the reported unearned performance shares granted to Messrs. Campbell, Dunn and Brandow and Ms. Miles are subject to an additional one-year vesting period, as described in footnotes 6 and 7 to this Outstanding Equity Awards at Fiscal 2007 Year End table.

(3)
Restricted stock vesting on January 10, 2011.

(4)
Restricted stock vesting on March 7, 2010.

(5)
Restricted stock vesting on February 11, 2009.

(6)
Represents achievement of the threshold performance goals for such award. The threshold performance goals for these performance shares is more fully described in footnote 2 to the 2007 Grants of Plan-Based Awards table. Such performance shares vest on January 10, 2011, the one year anniversary of the calculation.

(7)
Represents achievement of the threshold performance goals for such award. The threshold performance goals for these performance shares is more fully described in footnote 2 to the 2007 Grants of Plan-Based Awards table. Such performance shares vest on June 1, 2010, the one year anniversary of the calculation date.

(8)
Represents achievement of the threshold performance goals for such award. The threshold performance goals for these performance shares is more fully described in footnote 2 to the 2007 Grants of Plan-Based Awards table. Such performance shares vest on the calculation date of June 1, 2009.

(9)
Amount reflects the number of exercisable options (after giving effect to the antidilution adjustments made in connection with our payment of extraordinary cash dividends on April 13, 2007, June 2, 2004 and July 1, 2003) for Mr. Brandow as of the end of the most recent fiscal year ended December 27, 2007.

Option Exercises and Stock Vested During Fiscal 2007

	Option Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(1)
Michael L. Campbell	694,556	$11,758,315
Gregory W. Dunn	214,981	$3,639,468
Amy E. Miles	214,981	$3,644,779
Peter B. Brandow	155,001	$2,618,100

    (1)
    These amounts reflect the number of shares acquired and the aggregate dollar amount realized on option exercises for each of our named executive officers during the most recent fiscal year ended December 27, 2007. The aggregate dollar amount realized was computed by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

Potential Payments Upon Termination or Change in Control

        Potential Payments Upon Termination.    Pursuant to our employment agreements with Messrs. Campbell and Dunn and Ms. Miles, if we terminate any of these executives without cause, he or she is entitled to severance payments equal to two times his or her base annual salary and health and life insurance benefits for 24 months from the date of the termination of his or her employment. Under those circumstances, he or she is also entitled to receive, pro-rated to the date of termination, any bonus he or she would have received for that year. If any of these executives terminates his or her employment for good reason, he or she is entitled to receive, in addition to the amounts payable if we were to have terminated his employment without cause, one times such employee's target cash bonus.

        In addition, pursuant to our form of Restricted Stock Agreement, if we terminate Messrs. Campbell, Dunn and Brandow or Ms. Miles without cause, their restricted stock awards vest as to one-fourth of the total number of restricted shares granted for each of the anniversaries of the grant date for which they remained in service prior to such termination without cause.

        Potential Payments Upon Change in Control.    Pursuant to our employment agreements with Messrs. Campbell and Dunn and Ms. Miles, if we terminate any of these executives' employment, or if any of these executives resign for good reason, within three months prior to, or one year after, a change of control of the Company, which is defined in our 2002 Stock Incentive Plan as both (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than certain entities controlled by Philip F. Anschutz, of 20% or more of the combined voting power of the then-outstanding voting securities of the Company and (2) the beneficial ownership of such individual, entity or group of more than 20% of the voting power of the Company exceeds the beneficial ownership of such entities controlled by Mr. Anschutz, he or she is entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, that he or she would have received in respect of the fiscal year in which the termination occurs; and (ii) in the case of Mr. Campbell, two and one-half times his annual base salary plus two times his target bonus, and health and life insurance benefits for 30 months and in the case of Mr. Dunn or Ms. Miles, two times the executive's annual salary plus one and one-half times the executive's target bonus, and health and life insurance benefits for 30 months. Pursuant to our 2002 Stock Incentive Plan, upon a change in control, all restrictions with respect to restricted stock awards to these executives shall immediately lapse. For additional information regarding the philosophy behind our change in control arrangements, see the discussion under the heading, "Compensation Discussion and Analysis—Post-Termination Compensation."

        Pursuant to our Performance Share Agreement, in the event of a change of control such performance shares are treated in the following manner:

Time of change of control event	Amount of performance shares vested	Method for calculating total stockholder return in connection with change of control event
Prior to the first-year anniversary of the grant date	None; all performance shares under such grant are forfeited	—
On or after the first-year anniversary but before the second-year anniversary of the grant date
One-third the number of performance shares the grant recipient would have been awarded based upon the total stockholder return achieved (which, depending on total stockholder return attained, may be zero)
The average of the total stockholder returns attained by the Company for the full twelve month period ended on the first-year anniversary of the grant date prior to the change of control, and for the portion of the twelve month period in which the change in control occurs (excluding from such calculation the date of the change of control)
On or after the second-year anniversary of the grant date but prior to the calculation date
Two-thirds the number of performance shares the grant recipient would have been awarded based upon the total stockholder return achieved (which, depending on total stockholder return attained, may be zero)
The average of the total stockholder returns attained by the Company for the two full twelve month periods ended on the second-year anniversary of the grant date prior to the change of control, and for the portion of the twelve month period in which the change in control occurs (excluding from such calculation the date of the change of control)

        The following table describes the potential payments and benefits, payable to our named executive officers, if such executive were terminated on December 27, 2007:

Name	Cash Severance Payment(1)(2)	Cash Bonus(1)(3)	Value of Medical Insurance Continuation(1)	Value of Life Insurance Continuation(1)	Value of Acceleration of Equity Awards Upon Termination(4)	Total Termination Benefit
Michael L. Campbell
By the Company without cause	$1,500,000	$743,811	$15,806	$2,520	$326,061	$2,588,198
By executive for good reason	$1,500,000	$1,493,811	$15,806	$2,520	—	$3,012,137
By the Company or by executive for good reason in connection with a change in control	$1,875,000	$2,243,811	$19,757	$3,149	$1,350,342	$5,492,059
Gregory W. Dunn
By the Company without cause	$830,000	$342,375	$15,806	$1,436	$147,545	$1,337,162
By executive for good reason	$830,000	$653,625	$15,806	$1,436	—	$1,500,867
By the Company or by executive for good reason in connection with a change in control	$830,000	$809,250	$19,757	$1,795	$571,250	$2,232,052
Amy E. Miles
By the Company without cause	$780,000	$321,750	$15,806	$1,386	$129,120	$1,248,062
By executive for good reason	$780,000	$614,250	$15,806	$1,386	—	$1,411,442
By the Company or by executive for good reason in connection with a change in control	$780,000	$760,500	$19,757	$1,732	$511,221	$2,073,210
Peter B. Brandow
By the Company without cause	—	—	—	—	$114,783	$114,783
By executive for good reason	—	—	—	—	—	—
By the Company or by executive for good reason in connection with a change in control	—	—	—	—	$445,329	$445,329

(1)
The Cash Severance Payment, Cash Bonus, and Medical and Life Insurance Continuation amounts are calculated in connection with each named executive officer's employment agreement, as applicable.

(2)
The amounts reported as cash severance payment are calculated as follows: (i) for a termination by the Company without cause or by the executive for good reason, two times such executive's base salary for the fiscal year ended December 27, 2007, and (ii) in the case of termination by the Company or by the executive for good reason in connection with a change in control, as more fully described in the discussion under the heading "—Potential Payments Upon Termination," in the case of Mr. Campbell, two and a half times his annual base salary for the fiscal year ended December 27, 2007, and in the case of Mr. Dunn and Ms. Miles, two times his or her annual base salary for the fiscal year ended December 27, 2007.

(3)
The amounts reported as cash bonus are calculated as follows: (i) for a termination by the Company without cause, the actual bonus, pro-rated to the date of termination, that he or she would have received in the fiscal year ended December 27, 2007, (ii) for a termination by the executive for good reason, the actual bonus, pro-rated to the date of termination, that he or she would have received, plus one times such executive's target bonus, for the fiscal year ended December 27, 2007, and (iii) in the case of termination by the Company or by the executive for good reason in connection with a change in control, as more fully described in the discussion under the heading "—Potential Payments Upon Termination," in the case of Mr. Campbell, the actual bonus, pro-rated to the date of termination, that he would have received, plus two times his target bonus, for the fiscal year ended December 27, 2007, and in the case of Mr. Dunn and Ms. Miles, the actual bonus, pro-rated to the date of termination, that he or she would have received, plus one and one-half times his or her target bonus, for the fiscal year ended December 27, 2007.

(4)
Under our 2002 Stock Incentive Plan, upon a change in control, restrictions on all restricted stock immediately lapse, irrespective of whether such executive is terminated. Amounts reported include the value of shares of restricted stock for which such restrictions immediately would lapse upon a change in control, but do not include any value of performance shares since the value of such shares depends on the stock price of our Class A common stock at the time of such change of control.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between our board of directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Equity Compensation Plan Information

        The following table sets forth, as of December 27, 2007, the number of shares of Regal's Class A common stock to be issued upon exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities available for future issuance under our equity compensation plan, after giving effect to the anti-dilution adjustments made in connection with our payment of extraordinary cash dividends on April 13, 2007, June 2, 2004 and July 1, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,223,597	$9.30	3,065,754
Equity compensation plans not approved by security holders	—	—	—
Total	1,223,597	$9.30	3,065,754

(1)
Represents 655,965 shares underlying unexercised options and 567,632 unearned performance shares, based on the achievement of target performance goals.

(2)
Does not take into account the unearned performance shares reported in column (a).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Executive officers, directors and holders of greater than 10% of our Common Stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 27, 2007, all filing requirements under Section 16(a) applicable to our officers, directors and 10% stockholders were satisfied timely.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

        The board has adopted a policy for the review, approval or ratification of transactions involving the Company and "related persons" as defined under the relevant SEC rules. The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Our policy is as follows:

  •
  Any proposed related person transaction must be reported to the Company's Chief Executive Officer, Chief Financial Officer or General Counsel, whom we refer to in this policy as authorized officers, and reviewed and approved by the Audit Committee, after full disclosure of the related person's interest in the transaction, prior to effectiveness or consummation of the transaction, whenever practicable.

  •
  If an authorized officer determines that advance approval of such transaction is not practicable under the circumstances, the Audit Committee shall review, after full disclosure of the related person's interest in the transaction, and, in its discretion, may ratify the transaction at the next Audit Committee meeting or at its next meeting following the date that such transaction comes to the attention of such authorized officer.

  •
  An authorized officer may present any such transaction arising in the time period between meetings of the Audit Committee to the Chair of the Audit Committee, who shall review and may approve such transaction, subject to ratification, after full disclosure of the related person's interest in the transaction, by the Audit Committee at the next Audit Committee meeting.

  •
  Transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee, pursuant to the Compensation Committee charter.

  •
  In review of a related person transaction, the Audit Committee will review all relevant information available to it, and the Audit Committee may approve or ratify such transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.

  •
  The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with the approval of such transaction.

Related Party Transactions

        Since the beginning of fiscal 2007, Regal Cinemas incurred approximately $5.1 million of expenses payable to an Anschutz affiliate, Qwest Communications and its subsidiaries, for telecommunication services. In addition, Regal Cinemas incurred approximately $0.3 million of expenses payable to Anschutz affiliates for certain advertising services and Regal Cinemas received less than $0.1 million from an Anschutz affiliate for rent and other expenses related to a theatre facility.

        Since the beginning of fiscal 2007, in connection with an agreement with an Anschutz affiliate, Regal received various forms of advertising in exchange for on-screen advertising provided in certain of its theatres. The value of such advertising was approximately $0.1 million.

        Regal has held ongoing discussions with an Anschutz affiliate regarding a new theatre development located in Los Angeles, California. Regal contemplates entering into a management agreement with the Anschutz affiliate to manage the theatre site on their behalf. The ultimate financial terms of the management agreement will be approved by the board of directors. Since the beginning of fiscal 2007, Regal incurred approximately $0.6 million of out of pocket costs (primarily for legal fees and architectural plans) in connection with the project. The Anschutz affiliate reimbursed Regal for such fees and acquired the architectural plans at cost, for an aggregate total of $0.6 million.

        During 2005 and 2006, National CineMedia, Inc. entered into various lease assignment and sublease arrangements with Regal CineMedia Corporation pursuant to which National CineMedia leases its regional offices in Eden Prairie, Minnesota, Chicago, Illinois and New York, New York. The amounts paid by National CineMedia under these arrangements totaled approximately $0.8 million since the beginning of fiscal 2007.

        During the fiscal year ended December 27, 2007, two of Mr. Campbell's brothers, Rick Campbell and Charles Campbell, were employed by us as our Director of Information Technology Service Delivery and Vice President of Security, respectively. For each of Rick Campbell and Charles Campbell, such employee's aggregate salary and bonus in the fiscal year ended December 27, 2007 was less than $120,000, but such figure was, including the value of options exercised and dividends paid on restricted stock during 2007, approximately $145,069 and $142,856, respectively.

        The Audit Committee has reviewed and approved or ratified these transactions.

Employment Agreements

        We have entered into Employment Agreements with each of our named executive officers other than Mr. Brandow. For the details of these agreements, see the discussion under the heading "—Compensation Discussion and Analysis—Elements of Compensation" above.

Indemnification Agreements

        Regal Cinemas, Inc. has entered into indemnification agreements with each of Messrs. Campbell, Dunn and Brandow and Ms. Miles. The indemnification agreements provide that Regal Cinemas will indemnify each of those individuals against claims arising out of events or occurrences related to that individual's service as an agent of Regal Cinemas, except among other restrictions to the extent such claims arise from conduct that was knowingly fraudulent, a knowing violation of law or of any policy of Regal Cinemas, deliberately dishonest or in bad faith or constituted willful misconduct.

        On March 3, 2006, the board of directors adopted a form of Director Indemnification Agreement to be used as a template for future indemnification agreements between the Company and its directors. Pursuant to the indemnification agreement, the Company will indemnify each director who becomes a party thereto against claims arising out of events or occurrences related to such individual's service on our board of directors; provided such individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and our stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under the indemnification agreements, we agree to maintain directors' and officers' liability insurance for our directors. As of the date of this proxy statement, the Company has entered into indemnification agreements with each of its directors.

PROPOSAL 2. APPROVAL OF THE MATERIAL TERMS FOR PAYMENT OF THE COMPANY'S EXECUTIVE INCENTIVE COMPENSATION

        Our board of directors previously unanimously approved the material terms for payment of the Company's executive incentive compensation and stockholders previously approved such material terms. Under Section 162(m) of the Code, in order for compensation paid to be fully deductible for federal income tax purposes, stockholders must approve the material terms for the payment of our executive incentive compensation every five years. Our board of directors has directed that such material terms be submitted to stockholders in 2008 for re-approval. If the stockholders approve this proposal, the compensation paid pursuant to such material terms will be fully deductible by the Company for financial income tax purposes under Section 162(m) of the Code.

        Section 162(m) of the Code generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly-traded corporation to its chief executive officer and up to three other most highly compensated officers who are included in the summary compensation table in the Company's proxy statement for the following fiscal year, excluding the chief financial officer (the "covered executive officers"), as determined in accordance with the applicable rules under the Exchange Act. Under the Code, however, there is no limitation on the deductibility of "qualified performance-based compensation." Qualified performance-based compensation by the Company must be paid solely on account of the attainment of one or more objective performance goals established in writing by the Compensation Committee of the board of directors while the attainment of such goals is substantially uncertain. Performance goals may be based on one or more business criteria that apply to an individual, a business unit or the Company as a whole, but need not be based on an increase or positive result under the business criteria selected. The Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained. Stockholders must approve the types of performance goals and the maximum amount that may be paid to cover executive officers or the formula used to calculate such amount.

        Payment of an incentive compensation to a covered executive officer will be contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the Compensation Committee for a covered executive officer for each performance period, which is generally the Company's taxable year or a period consisting of more than one taxable year. Performance goals will be based on one or more of the following business criteria: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index; (3) net income; (4) pretax earnings; (5) EBITDA; (6) EBITDAR; (7) pretax operating earnings after interest expense and before bonuses and extraordinary or special items; (8) EBITDAR margin; (9) earnings per share; (10) return on equity; (11) return on capital; (12) return on investment; (13) operating earnings; (14) working capital; (15) ratio of debt to stockholders' equity; and (16) revenue.

        The maximum annual cash incentive award that may be granted to any covered executive officer in any one year based on attainment of one or more of the foregoing performance goals is $3 million. Under the 2002 Stock Incentive Plan, the maximum equity incentive award that may be granted to any covered executive officer in any one year based on attainment of one or more of the foregoing performance goals is 2,000,000 shares.

        It is the Compensation Committee's practice to seek to qualify executive compensation for deductibility to the extent that such policy is consistent with the Company's overall objectives in attracting, motivating and retaining its executives. The Compensation Committee from time to time may approve payment of discretionary annual incentive compensation based on business criteria other than the foregoing performance goals. Any such discretionary compensation would not qualify for the exclusion from the $1 million limitation of deductible compensation under Section 162(m) of the Code.

        The Company expects that payment of incentive compensation for fiscal 2008 to one or more covered executive officers will be subject to attainment of one or more of the performance goals described above. The incentive compensation that would have been payable in the last fiscal year or that would be payable in the future based on such performance goals cannot be determined, because the payment of such compensation would be contingent upon attainment of the pre-established performance goals, the maximum amount of such compensation would depend on the Company's performance for the applicable performance period, and the actual incentive compensation to a covered executive officer may reflect exercise of the Compensation Committee's discretion to reduce the incentive compensation otherwise payable upon attainment of the performance goal.

NEW PLAN BENEFITS

        At the beginning of 2008, management recommended and the Compensation Committee approved (1) participants, (2) annual incentive cash bonus targets as a percentage of base salary and performance goals for the annual incentive cash bonus for 2008 and (3) long-term incentive targets as a percentage of average base salary and performance targets for performance share awards for the 2008-2011 long-term performance period under our 2002 Stock Incentive Plan. Such awards are contingent upon stockholders' approval of this proposal. The amount to be paid to our named executive officers with respect to an annual incentive cash bonus for 2008 or long-term performance share awards for the 2008-2011 performance period depends on Company performance, individual performance and the discretion of the Compensation Committee and is not currently determinable. The target incentive awards for our named executive officers and other executive officers in the aggregate is as follows:

Name and Position	Annual Cash Incentive Award—Target(1)	Annual Cash Incentive Award—Stretch Target(2)	Long-Term Performance Share Award—Target(3)
Michael L. Campbell, Chief Executive Officer	$800,000	$400,000	47,944
Gregory W. Dunn, President and Chief Operating Officer	$320,625	$160,313	17,080
Amy E. Miles, Executive Vice President and Chief Financial Officer	$309,375	$154,688	16,481
Peter B. Brandow, Executive Vice President, General Counsel and Secretary	$251,250	$125,625	13,384
Executive Officer Group (4 persons)	$1,721,250	$840,626	94,889
Non-Executive Director Group (0 persons)	$—	$—	—
Non-Executive Officer/Employee Group (0 persons)	$—	$—	—

(1)
Amounts represent estimated potential payouts of annual cash incentive awards that could be earned by each executive officer elected to be eligible for an annual cash incentive bonus for the fiscal year ending January 1, 2009, subject to the achievement of specified performance goals and the discretion of the Compensation Committee, and are targeted at 100% of base salary for Mr. Campbell and 75% of base salary for Messrs. Dunn and Brandow and Ms. Miles. Performance targets for the annual cash incentive awards are based on individual job performance and discretionary strategic factors, as described under the heading, "—Compensation Discussion and Analysis—Annual Cash Bonus."

(2)
Amounts represent estimated potential payouts of additional stretch incentive amounts that could be earned by each executive officer elected to be eligible for an annual cash incentive bonus for the fiscal year ending January 1, 2009, subject to exceeding certain performance goals and the discretion of the Compensation Committee, which are targeted at up to 50% of base salary for Mr. Campbell and up to 37.5% of base salary for Messrs Dunn and Brandow, and Ms. Miles, as described under the heading, "—Compensation Discussion and Analysis—Annual Cash Bonus."

(3)
Amounts represent estimated potential issuance of restricted shares underlying performance share awards granted for the 2008-2011 performance period that could be earned by each executive officer elected to receive performance share awards under our 2002 Stock Incentive Plan, assuming that such award is completely vested, and subject to the achievement of specified performance goals, which are calculated based upon satisfaction of target levels of total stockholder return and discretion of the Compensation Committee, as described under the heading, "—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentives."

        The board of directors unanimously recommends a vote "FOR" approval of the material terms for payment of Regal's executive incentive compensation.

PROPOSAL 3. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has unanimously selected KPMG LLP to be our independent registered public accounting firm for the fiscal year ending January 1, 2009, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

        Ratification of the selection of KPMG by our stockholders is not required by law. As a matter of policy, however, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of our Audit Committee and board of directors to continue this policy). The persons designated in the enclosed proxy will vote your shares "FOR" ratification unless you include instruction in your signed proxy to the contrary. If the stockholders fail to ratify the selection of this firm, the Audit Committee will reconsider the matter.

        Representatives of KPMG are expected to be present at the Annual Meeting to answer appropriate questions from the stockholders and will be given an opportunity to make a statement on behalf of KPMG should they desire to do so. None of our directors or executive officers has any substantial interest, direct or indirect, in KPMG.

        The board of directors unanimously recommends a vote "FOR" ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 1, 2009.

OTHER BUSINESS

        We know of no other matter to be acted upon at the Annual Meeting. If any other matters are properly brought before the Annual Meeting however, the persons named in the accompanying proxy card as proxies for the holders of Regal's Common Stock will vote thereon in accordance with their best judgment.

OTHER INFORMATION

        Regal's audited consolidated financial statements are reproduced in Appendix B to this proxy statement and are included in the annual report on Form 10-K for the fiscal year ending December 27, 2007 filed with the SEC, 100 F Street N.E., Washington, D.C. 20549. Complimentary copies of the Form 10-K as filed with the SEC may be obtained by following the instructions provided below under the heading "Availability of Report on Form 10-K."

Costs of Proxy Statement

        We pay for preparing, assembling and mailing this proxy statement and any other proxy materials transmitted on behalf of our board of directors. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our Common Stock.

Important Notice Regarding Delivery of Stockholder Documents

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A number of brokers with account holders who are Regal's stockholders may be householding our proxy materials, to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single proxy statement and summary annual report (if you requested one) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and summary annual report, please notify your broker to discontinue householding and direct your written request to receive a separate proxy statement and summary annual report to the Company at: Regal Entertainment Group, Attention: Investor Relations, 7132 Regal Lane, Knoxville, Tennessee 37918, or by calling (865) 922-1123. Stockholders who currently receive multiple copies of the proxy statement and summary annual report at their address and would like to request householding of their communications should contact their broker.

STOCKHOLDER PROPOSALS

        In order to include a stockholder proposal in our proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of the 2008 fiscal year, we must receive it no later than December 19, 2008. Any stockholder proposal submitted to us for consideration at next year's annual meeting but which is not intended to be included in the related proxy statement and form of proxy must be received between December 8, 2008 and January 7, 2009; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting.

AVAILABILITY OF REPORT ON FORM 10-K

        Upon your written request, we will provide to you a complimentary copy of our 2007 annual report on Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to Regal's offices, addressed as follows: Regal Entertainment Group, Attention: Investor Relations, 7132 Regal Lane, Knoxville, Tennessee 37918. A free copy of the Form 10-K may also be obtained at the Internet web site maintained by the SEC at www.sec.gov and by visiting our Internet web site at www.regalentertainmentgroup.com and clicking on "Investor Relations," then on "Financial Information" and then on "SEC Filings."

By Order of the Board of Directors,

Peter B. Brandow Executive Vice President, General Counsel and Secretary
April 18, 2008

APPENDIX A

REGAL ENTERTAINMENT GROUP
MATERIAL TERMS FOR PAYMENT OF
EXECUTIVE INCENTIVE COMPENSATION

        Our board of directors has approved the following material terms for payment of executive incentive compensation.

        Payment of incentive compensation to a covered executive officer is contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the compensation committee of the board of directors, while the attainment of such goals is substantially uncertain, for a covered executive officer for each performance period, which is generally our taxable year or a period consisting of more than one taxable year. Performance goals may be based on one or more business criteria that apply to an individual, a business unit or our company as a whole, but need not be based on an increase or positive result under the business criteria selected. The compensation committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained.

        Performance goals are based on one or more of the following business criteria: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index; (3) net income; (4) pretax earnings; (5) EBITDA; (6) EBITDAR; (7) pretax operating earnings after interest expense and before bonuses and extraordinary or special items; (8) EBITDAR margin; (9) earnings per share; (10) return on equity; (11) return on capital; (12) return on investment; (13) operating earnings; (14) working capital; (15) ratio of debt to stockholders' equity; and (16) revenue. The maximum annual cash incentive award that may be granted to any covered executive officer in any one year based on attainment of one or more of the foregoing performance goals is $3 million. Under the 2002 Stock Incentive Plan, the maximum equity incentive award that may be granted to any covered executive officer in any one year based on attainment of one or more of the foregoing performance goals is 2,000,000 shares.

        The incentive compensation payable in any fiscal year based on such performance goals cannot be determined because the payment of such compensation is contingent upon attainment of the pre-established performance goals, the maximum amount of such compensation depends on our company's performance for the applicable performance period, and the actual incentive compensation to a covered executive officer may reflect exercise of the compensation committee's discretion to reduce the incentive compensation otherwise payable upon attainment of the performance goal.

A-1

APPENDIX B

REGAL ENTERTAINMENT GROUP
SUMMARY ANNUAL REPORT

        This Appendix B was reproduced primarily from Part I, Item 1A and Part II of our annual report on Form 10-K for the fiscal year ended December 27, 2007 that was filed with the Securities and Exchange Commission on February 26, 2008. You can obtain a free copy of the complete text of our Form 10-K by following the instructions in our Proxy Statement under the heading "Availability of Report on Form 10-K."

        Exhibits 31.1 and 31.2 to our annual report on Form 10-K contain our Chief Executive Officer's and Chief Financial Officer's certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 regarding the quality of our public disclosure. Following our 2007 annual meeting of stockholders, we submitted the Section 303A.12(a) Chief Executive Officer Certification to the NYSE in accordance with NYSE's corporate governance rules.

MARKET FOR THE REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

        Our common equity consists of Class A and Class B common stock. Our Class A common stock has traded on the New York Stock Exchange since May 9, 2002 under the symbol "RGC." There is no established public trading market for our Class B common stock.

        The following table sets forth the historical high and low sales prices per share of our Class A common stock as reported by the New York Stock Exchange for the fiscal periods indicated.

	Fiscal 2007
	High	Low
First Quarter (December 29, 2006 - March 29, 2007)	$23.07	$19.34
Second Quarter (March 30, 2007 - June 28, 2007)	23.14	19.70
Third Quarter (June 29, 2007 - September 27, 2007)	22.73	19.58
Fourth Quarter (September 28, 2007 - December 27, 2007)	22.91	17.70

	Fiscal 2006
	High	Low
First Quarter (December 30, 2005 - March 30, 2006)	$19.45	$17.90
Second Quarter (March 31, 2006 - June 29, 2006)	21.29	18.50
Third Quarter (June 30, 2006 - September 28, 2006)	20.97	18.63
Fourth Quarter (September 29, 2006 - December 28, 2006)	21.85	19.39

        On February 20, 2008, there were 279 stockholders of record of our Class A common stock and one stockholder of record of our Class B common stock.

        Additionally, as of February 20, 2008, approximately 638,064 shares of our Class A common stock are issuable upon exercise of stock options that vest and are exercisable at various dates through June 23, 2014, with exercise prices ranging from $2.4407 to $16.1768. Of such options, as of February 20, 2008, 539,772 were exercisable. Finally, as of February 20, 2008 our officers, directors and key employees hold, or in the case of performance shares are eligible to receive, approximately 1,485,243 restricted shares of our Class A common stock, for which the restrictions lapse or the performance criteria and vesting may be satisfied, at various dates through January 16, 2012. All shares underlying outstanding options and all shares of restricted stock are registered and will be freely tradable when the option is exercised, in the case of restricted stock when the restrictions lapse, or, in the case of performance shares when the performance criteria and vesting are satisfied, unless such shares are acquired by an affiliate of Regal, in which case the affiliate may only sell the shares subject to the volume limitations imposed by Rule 144 of the Securities Act.

  Dividend Policy

        During fiscal 2007, we paid to our stockholders four quarterly cash dividends of $0.30 per share, on each outstanding share of our Class A and Class B common stock, or approximately $183.1 million in the aggregate. In addition, on March 5, 2007, Regal declared an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock. Stockholders of record at the close of business on March 28, 2007 were paid this $302.0 million dividend on April 13, 2007. During fiscal 2006, we paid to our stockholders four quarterly cash dividends of $0.30 per share, on each outstanding share of our Class A and Class B common stock, or approximately $179.6 million in the aggregate. On February 7, 2008, we declared a cash dividend of $0.30 per share on each outstanding share of Class A and Class B common stock. The dividend is payable on March 20, 2008 to our stockholders of record on March 10, 2008. These dividends have been or will be funded through cash flow from operations and available cash on hand. We, at the discretion of the board of directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors. For a description of the loan agreement restrictions on the payment of dividends, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" included in Part II, Item 7 of this Form 10-K and Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

  Unregistered Sales of Equity Securities and Use of Proceeds

        None.

  Issuer Purchases of Equity Securities

        During fiscal 2004, the Company's board of directors authorized a share repurchase program, which provided for the authorization to repurchase up to $50.0 million of the Company's outstanding Class A common stock within a twelve month period. During the second fiscal quarter of 2005, the Company repurchased 520,386 shares of its outstanding Class A common stock at an aggregate cost of approximately $10.0 million. The Company's board of directors extended the share repurchase program during fiscal 2007 for an additional twelve month period. Accordingly, the Company can repurchase up to an additional $40.0 million under the share repurchase program through September 2008. The Company made no repurchases of its outstanding Class A common stock during fiscal 2006 or fiscal 2007. Repurchases can be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such a manner deemed appropriate by the Company. Treasury shares are retired upon repurchase.

Comparative Stock Performance

        The following performance graph compares the yearly percentage change in the cumulative total stockholder return on Regal's Class A common stock with (i) the cumulative total return on the Standard and Poor's Corporation Composite 500 Index and (ii) a self-determined peer group of another public company primarily engaged in the motion picture exhibition industry, for the period commencing May 9, 2002 (the date upon which Regal's shares of Class A common stock began trading on the New York Stock Exchange) and ending December 27, 2007 (the last day of Regal's most recently completed fiscal year). The comparison assumes $100 was invested on May 9, 2002 in Regal's

Class A common stock and in the foregoing index and peer group, and further assumes the reinvestment of dividends. The peer group is comprised of Carmike Cinemas, Inc.

Comparison of 5
Year Cumulative Total Return
Assumes Initial Investment of $100
December 2007

Source: Zacks Investment Research, Inc.

        In accordance with the rules and regulations of the SEC, the above performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

EXECUTIVE OFFICERS OF THE REGISTRANT

        Shown below are the names, ages as of December 27, 2007, and current positions of our executive officers. There are no family relationships between any of the persons listed below, or between any of such persons and any of the directors of the Company or any persons nominated or chosen by the Company to become a director or executive officer of the Company.

Name	Age	Position
Michael L. Campbell	54	Chairman of the Board of Directors and Chief Executive Officer
Gregory W. Dunn	48	President and Chief Operating Officer
Amy E. Miles	41	Executive Vice President, Chief Financial Officer and Treasurer
Peter B. Brandow	47	Executive Vice President, General Counsel and Secretary

        Michael L. Campbell is our Chairman and Chief Executive Officer. Mr. Campbell's biography is contained under the heading, "Continuing Directors—Class I" of this proxy statement.

        Gregory W. Dunn is our President and Chief Operating Officer. Mr. Dunn has served as an Executive Vice President and Chief Operating Officer of Regal since March 2002 and became President of Regal in May 2005. Mr. Dunn served as Executive Vice President and Chief Operating Officer of Regal Cinemas, Inc. from 1995 to March 2002. Prior thereto, Mr. Dunn served as Director of Marketing and Concessions of Regal Cinemas, Inc. from 1991 to 1995.

        Amy E. Miles is our Executive Vice President, Chief Financial Officer and Treasurer and has served as such since March 2002. Ms. Miles has served as the Executive Vice President, Chief Financial Officer and Treasurer of Regal Cinemas, Inc. since January 2000. Prior thereto, Ms. Miles served as Senior Vice President of Finance from April 1999, when she joined Regal Cinemas, Inc. Ms. Miles was a Senior Manager with Deloitte & Touche from 1998 to 1999. From 1989 to 1998, she was with PricewaterhouseCoopers, LLC.

        Peter B. Brandow is our Executive Vice President, General Counsel and Secretary and has served as such since March 2002. Mr. Brandow has served as the Executive Vice President, General Counsel and Secretary of Regal Cinemas, Inc. since July 2001, and prior to that time he served as Senior Vice President, General Counsel and Secretary of Regal Cinemas, Inc. since February 2000. Prior thereto, Mr. Brandow served as Vice President, General Counsel and Secretary from February 1999 when he joined Regal Cinemas, Inc. From September 1989 to January 1999, Mr. Brandow was an associate with the law firm Simpson Thatcher & Bartlett.

SELECTED FINANCIAL DATA

        Regal was created through a series of transactions during 2001 and 2002. The Anschutz Corporation and its subsidiaries ("Anschutz") acquired controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. upon United Artists' emergence from bankruptcy reorganization on March 2, 2001, Edwards' emergence from bankruptcy reorganization on September 29, 2001 and Regal Cinemas, Inc.'s emergence from bankruptcy reorganization on January 29, 2002. Regal's consolidated financial statements reflect the results of operations from the dates Anschutz acquired its controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. These controlling equity interests have been recorded in Regal's consolidated financial statements at Anschutz's combined historical cost basis.

        We present below selected historical consolidated financial data for Regal based on historical data, (i) for the fiscal year ended January 1, 2004, considering the results of operations of United Artists, Regal Cinemas, and Edwards from December 27, 2002 and Hoyts from March 28, 2003, (ii) for the fiscal year ended December 30, 2004, considering the results of operations of United Artists, Regal Cinemas, Edwards and Hoyts from January 2, 2004, the results of operations of seven theatres acquired during the quarter ended July 1, 2004 and the 28 theatres acquired from Signature Theatres on September 30, 2004 (the "fiscal 2004 acquisitions") for periods subsequent to the respective acquisition dates, (iii) for the fiscal year ended December 29, 2005, considering the results of operations of United Artists, Regal Cinemas, Edwards, Hoyts and the fiscal 2004 acquisitions from December 31, 2004, the results of operations of seven theatres acquired from R/C Theatres on April 28, 2005 and 21 theatres acquired from Eastern Federal Corporation on July 21, 2005 (the "fiscal 2005 acquisitions") for periods subsequent to the respective acquisition dates, (iv) the fiscal year ended December 28, 2006, considering the results of United Artists, Regal Cinemas, Edwards, Hoyts, the fiscal 2004 acquisitions and the fiscal 2005 acquisitions from December 30, 2005 and the results of operations of four theatres acquired from AMC on September 15, 2006 for the period subsequent to the acquisition date and (v) the fiscal year ended December 27, 2007, considering the results of United Artists, Regal Cinemas, Edwards, Hoyts, the fiscal 2004 acquisitions, the fiscal 2005 acquisitions and the results of operations of four theatres acquired from AMC on September 15, 2006 from December 29, 2006. The fiscal year ended January 1, 2004 consisted of 53 weeks of operations. The selected historical consolidated financial data as of and for the fiscal years ended December 27, 2007, December 28, 2006, December 29, 2005, December 30, 2004 and January 1, 2004 were derived from the audited consolidated financial statements of Regal and the notes thereto. The selected historical financial data do not necessarily indicate the operating results or financial position that would have resulted from our operation on a combined basis during the periods presented, nor is the historical data necessarily indicative of any future operating results or financial position of Regal. In addition to the below selected financial data, you should also refer to the more complete financial information included elsewhere in this Form 10-K.

	Fiscal year Ended December 27, 2007		Fiscal year Ended December 28, 2006	Fiscal year Ended December 29, 2005	Fiscal year Ended December 30, 2004		Fiscal Year Ended January 1, 2004(1)
	(in millions, except per share data)
Statement of Operations Data:
Total revenues	$2,661.2		$2,598.1	$2,516.7	$2,468.0		$2,489.9
Income from operations	322.2		308.5	269.6	321.1		379.1
Net income	363.0		86.3	91.8	82.5		185.4
Earnings per diluted share	2.28		0.56	0.59	0.55		1.30
Dividends per common share	$3.20	(2)	$1.20	$1.20	$5.86	(3)	$5.65	(4)

	As of or for the fiscal year ended December 27, 2007	As of or for the fiscal year ended December 28, 2006	As of or for the fiscal year ended December 29, 2005	As of or for the fiscal year ended December 30, 2004	As of or for the fiscal year ended January 1, 2004(1)
	(in millions, except operating data)
Other financial data:
Net cash provided by operating activities	$800.7	$304.4	$386.4	$387.4	$476.1
Net cash used in investing activities	(47.5)	(151.7)	(243.0)	(306.2)	(181.9)
Net cash used in financing activities(2),(3),(4)	(480.2)	(186.8)	(191.0)	(126.1)	(281.4)
Balance sheet data at period end:
Cash and cash equivalents	$435.2	$162.2	$196.3	$243.9	$288.8
Total assets	2,634.9	2,468.8	2,532.8	2,542.4	2,449.8
Total debt obligations	1,965.5	1,987.9	1,984.5	2,005.8	1,227.2
Stockholders' equity (deficit)	(119.3)	(22.2)	29.9	69.0	794.9
Operating data:
Theatre locations	527	539	555	558	550
Screens	6,388	6,403	6,463	6,273	6,045
Average screens per location	12.1	11.9	11.6	11.2	11.0
Attendance (in millions)	242.9	247.4	244.3	253.8	265.6
Average ticket price	$7.43	$6.98	$6.80	$6.53	$6.36
Average concessions per patron	$3.03	$2.82	$2.70	$2.51	$2.43

(1)
Fiscal year ended January 1, 2004 was comprised of 53 weeks.

(2)
Includes the April 13, 2007 payment of the $2.00 extraordinary cash dividend paid on each share of Class A and Class B common stock.

(3)
Includes the July 1, 2003 payment of the $5.05 extraordinary cash dividend paid on each share of Class A and Class B common stock.

(4)
Includes the June 2, 2004 payment of the $5.00 extraordinary cash dividend paid on each share of Class A and Class B common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of Regal Entertainment Group for the fiscal years ended December 27, 2007, December 28, 2006 and December 29, 2005. The following discussion and analysis should be read in conjunction with the consolidated financial statements of Regal and the notes thereto included elsewhere in this Form 10-K.

Overview and Basis of Presentation

        We conduct our operations through our wholly owned subsidiaries. We operate the largest and most geographically diverse theatre circuit in the United States, consisting of 6,388 screens in 527 theatres in 39 states and the District of Columbia as of December 27, 2007. We believe the size, reach and quality of our theatre circuit provide an exceptional platform to realize economies of scale from our theatre operations. We also maintain an investment in National CineMedia, which has primarily concentrated its efforts on the expansion of in-theatre advertising and the creation of complementary business lines that leverage the existing operating personnel, asset and customer bases of its theatrical exhibition partners, which includes us, AMC and Cinemark. The Company manages its business under one reportable segment: theatre exhibition operations.

        We generate revenues primarily from admissions and concession sales. Additional revenues are generated by our vendor marketing programs and electronic video games located adjacent to the lobbies of certain of our theatres. In addition, National CineMedia provides us with a theatre access fee associated with revenues generated from its sale of on-screen advertising, rental of theatres for business meetings and concerts and other events. Film rental costs depend on a variety of factors including the prospects of a film and the popularity of a film and such film rental costs generally increase as the admissions revenues generated by a film increase. Because we purchase certain concession items, such as fountain drinks and popcorn, in bulk and not pre-packaged for individual servings, we are able to improve our margins by negotiating volume discounts. Other operating expenses consist primarily of theatre labor and occupancy costs.

        On February 12, 2007, we, along with AMC and Cinemark, formed a joint venture company known as Digital Cinema Implementation Partners, LLC, a Delaware limited liability company ("DCIP"), to explore the possibility of implementing digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. Travis Reid, the former president and chief executive officer of Loews Theatres, serves as the chief executive officer of DCIP and DCIP has engaged J.P. Morgan Securities Inc. to assist with the review of a business plan for digital cinema and with identifying and evaluating potential financing and capital structure alternatives. Future digital cinema developments will be managed by DCIP, subject to the approval of us, AMC and Cinemark. Each of Regal, AMC and Cinemark has an equal ownership interest in DCIP. We expect to begin converting our existing theatres from 35 mm film projection to digital projection during the second half of 2008 and intend to complete the conversion of our entire circuit in approximately three to four years. DCIP is continuing to work with film studios and financial institutions to negotiate and finalize the related financing plans that would provide for a studio-financed conversion to digital projection.

        On February 13, 2007, NCM, Inc., a newly formed entity that serves as the sole manager of National CineMedia, completed an IPO of its common stock. In connection with the series of transactions completed in connection with the IPO, Regal received gross cash proceeds totaling approximately $628.3 million and retained a 22.6% interest in NCM, Inc. After the payment of current taxes, net cash proceeds from these transactions totaled approximately $447.4 million. As discussed further in Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, as a result of the transactions completed in connection with the IPO, the Company recognized a gain of approximately $350.7 million during the year ended December 27, 2007.

        As described in Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, during the year ended December 27, 2007, the Company sold its equity interest in an internet ticketing company, Fandango, Inc. ("Fandango"), for proceeds of $28.6 million. As a result of this transaction, the Company recognized a gain on the sale of approximately $28.6 million ($17.2 million after tax). In connection with the sale, the Company agreed to amend its existing contract with Fandango in exchange for an amendment fee totaling $5.5 million. This amount has been recorded as deferred revenue and will be amortized to revenue on a straight-line basis over the six year term of the amendment.

        For a summary of other industry trends as well as other risks and uncertainties relevant to the Company, see "Business—Industry Overview and Trends" and "Risk Factors."

Recent Developments

        As described in Note 14 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, on January 14, 2008, the Company entered into an agreement to acquire Consolidated Theatres, LLC ("Consolidated Theatres") for a total cash purchase price of approximately $210 million. The proposed acquisition will add a total of 28 theatres with 400 screens in Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia. Consummation of the acquisition is subject to customary closing conditions and regulatory approval and is expected to be completed by the end of Regal's second fiscal quarter of 2008.

Results of Operations

        The 2007 fiscal year was a success for both the industry and the Company. Based on our review of industry sources, national box office revenues for the time period that corresponds to Regal's 2007 fiscal year were estimated to have increased by approximately 4-5% in comparison to the 2006 fiscal year. The industry's success in 2007 was driven primarily by ticket price increases and also benefited from the success of top-tier films including Spider-Man 3, Transformers, Pirates of the Caribbean: At World's End, Shrek the Third, and Harry Potter & The Order of The Phoenix.

        Our total revenues for the year ended December 27, 2007 ("Fiscal 2007 Period") were $2,661.2 million and consisted of $1,804.5 million of admissions revenue, $735.0 million of concessions revenues and $121.7 million of other operating revenues, and increased 2.4% from total revenues of $2,598.1 million for the year ended December 28, 2006 ("Fiscal 2006 Period").

        Our Fiscal 2007 Period admissions revenues increased 4.5% over the Fiscal 2006 Period. Price increases identified during our ongoing periodic pricing reviews (which include analysis of various factors including general inflationary trends and local market conditions) and a favorable mix of film product exhibited during the Fiscal 2007 Period were the primary drivers of a 6.4% increase in our average ticket price and led to the increase in admissions revenue despite a 1.8% decline in attendance. We believe that the decline in attendance was primarily a result of a lack of breadth in the Fiscal 2007 Period film slate. Based on our review of certain industry sources, the increase in our admissions revenues was in line with the industry's results for the Fiscal 2007 Period as compared to the Fiscal 2006 Period.

        In addition, during the Fiscal 2007 Period, we experienced growth in average concessions revenues per patron and a decline in other operating revenues. The growth in average concessions revenues per patron was primarily attributable to price increases, concession-friendly films exhibited during the Fiscal 2007 Period, such as Spider-Man 3, Transformers, Pirates of the Caribbean: At World's End, Shrek the Third, Harry Potter & the Order of The Phoenix and Ratatouille and a favorable mix of concession products sold during the Fiscal 2007 Period. The decrease in other operating revenues in the Fiscal 2007 Period was primarily attributable to a modification of the payment arrangement with National CineMedia (effective upon consummation of the IPO of NCM, Inc. on February 13, 2007) described in further detail under Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

        Income from operations increased 4.4% to $322.2 million for the Fiscal 2007 Period compared to $308.5 million in the Fiscal 2006 Period. The net increase in income from operations during the Fiscal 2007 Period was primarily attributable to incremental admissions and concessions revenues described above, partially offset by lower other operating revenues and increases in various operating expense items described in further detail below. Net income increased to $363.0 million in the Fiscal 2007 Period compared to net income of $86.3 million in the Fiscal 2006 Period. Earnings per diluted share also increased to $2.28 for the Fiscal 2007 Period compared to $0.56 during the Fiscal 2006 Period. The increases in net income and earnings per diluted share were primarily due to the increase in operating income as described above, a $350.7 million gain ($209.0 million after related tax effects) resulting from transactions completed in connection with the IPO of NCM, Inc. (see Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion), a $28.6 million gain ($17.2 million after related tax effects) resulting from transactions completed in connection with the sale of our equity interest in Fandango (see Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion), the impact of earnings recognized from NCM, a reduction of net interest expense, and the impact of a $37.0 million loss ($22.2 million after related tax effects) on debt extinguishment recorded in the Fiscal 2006 Period in connection with conversions of a portion of the Company's Convertible Senior Notes.

        During the Fiscal 2007 Period, we continued to make progress with respect to the following strategic initiatives:

  •
  On February 13, 2007, NCM, Inc. completed an IPO of its common stock. In connection with the series of transactions completed in connection with the IPO, we received gross cash proceeds totaling $628.3 million and retained a 22.6% interest in NCM, Inc. After the payment of current taxes, net cash proceeds from these transactions totaled approximately $447.4 million. See Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional discussion of these transactions. The Company used a portion of the net cash proceeds to fund an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, or approximately $302.0 million in the aggregate. Stockholders of record at the close of business on March 28, 2007 were paid this $302.0 million dividend on April 13, 2007. We expect to use the remaining net cash proceeds along with additional cash on hand for the acquisition of Consolidated Theatres described in Note 14 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. We continue to believe that our investment in National CineMedia will provide incremental value for our stockholders.

  •
  We demonstrated our commitment to providing incremental value to our stockholders. Total cash dividends distributed to our stockholders during the Fiscal 2007 Period totaled approximately $485.1 million, including an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock.

  •
  We opened 13 new theatres with 185 screens, added 4 screens through expansion and closed 25 underperforming theatres with 204 screens, ending the Fiscal 2007 Period with 527 theaters and 6,388 screens.

  •
  Finally, we continued to embrace new technologies that enhance the movie-going experience and generate incremental revenue for the Company. During the Fiscal 2007 Period, we opened our first two test theatres fully outfitted with digital projection systems, increased our 3D screen count to 135 and increased our IMAX auditoriums to 18. We remain optimistic regarding the benefits of digital cinema primarily as it relates to future growth potential associated with 3D film product and other 3D content and are pleased to see continued support of 3D and IMAX film product by the major studios.

        We are optimistic regarding the breadth of the 2008 film slate and the timing of the release schedule and share the view of a number of film studio executives and analysts who believe the industry is poised to benefit from a year of solid box office performance. Evidenced by the film studios' continued efforts to promote and market upcoming film releases, 2008 appears to be another year of high-profile releases such as Chronicles of Narnia: Prince Caspian, Indiana Jones and the Kingdom of the Crystal Skull, Iron Man, Kung Fu Panda, The Incredible Hulk, WALL-E, Hancock, The Dark Knight, Madagascar: The Crate Escape, Quantum of Solace and Harry Potter and the Half-Blood Prince.

        We intend to grow our theatre circuit through selective expansion and through accretive acquisitions. With respect to capital expenditures, subject to the timing of certain construction projects, we expect capital expenditures to be in the range of $120 million to $140 million for fiscal 2008, consisting of new theatre development, expansion of existing theatre facilities, upgrades and replacements.

        Overall for the fiscal 2008 year, we expect to benefit from the impact of a 53-week fiscal year along with modest increases in ticket prices and average concessions per patron. In addition, we expect fiscal 2008 admission and concessions revenues to be supported by our continued focus on efficient theatre operations. We will continue to maintain a business strategy focused on the evaluation of accretive acquisition opportunities, selective upgrades and providing incremental returns to our stockholders. For an understanding of the significant factors that influenced our performance during the past three fiscal years, the preceding and following discussion should be read in conjunction with the consolidated financial statements and the notes thereto presented in this Form 10-K.

        The following table sets forth the percentage of total revenues represented by certain items included in our consolidated statements of income for the Fiscal 2007 Period, the Fiscal 2006 Period and the year ended December 29, 2005 ("Fiscal 2005 Period") (dollars and attendance in millions, except average ticket prices and average concession per patron):

	Fiscal 2007 Period		Fiscal 2006 Period		Fiscal 2005 Period
	$	% of Revenue	$	% of Revenue	$	% of Revenue
Revenues:
Admissions	$1,804.5	67.8%	$1,727.1	66.5%	$1,662.2	66.0%
Concessions	735.0	27.6	696.7	26.8	659.8	26.2
Other operating revenue	121.7	4.6	174.3	6.7	194.7	7.8

Total revenues	2,661.2	100.0	2,598.1	100.0	2,516.7	100.0
Operating expenses:
Film rental and advertising costs(1)	957.5	53.1	906.6	52.5	886.7	53.3
Cost of concessions(2)	103.8	14.1	104.8	15.0	96.4	14.6
Rent expense(3)	335.9	12.6	323.2	12.4	310.5	12.3
Other operating expenses(3)	692.3	26.0	669.5	25.8	668.8	26.6
General and administrative expenses(including share-based compensation of $5.8 million, $8.6 million and $5.7 million for the Fiscal 2007 Period, the Fiscal 2006 Period and the Fiscal 2005 Period, respectively)(3)	63.1	2.3	65.9	2.5	67.9	2.7
Depreciation and amortization(3)	183.4	6.9	197.1	7.6	199.3	7.9
Net (gain) loss on disposal and impairment of operating assets(3)	(0.9)	—	15.1	0.6	11.6	0.5
Equity in earnings of joint venture including former employee compensation(3)	3.9	0.1	7.4	0.3	5.9	0.2

Total operating expenses(3)	2,339.0	87.9	2,289.6	88.1	2,247.1	89.3

Income from operations(3)	322.2	12.1	308.5	11.9	269.6	10.7
Interest expense, net(3)	112.9	4.2	125.2	4.8	117.3	4.7
Earnings recognized from NCM(3)	(18.6)	0.7	—	—	—	—
Gain on NCM transaction(3)	(350.7)	13.2	—	—	—	—
Gain on sale of Fandango interest(3)	(28.6)	1.1	—	—	—	—
Loss on debt extinguishment(3)	—	—	39.2	1.5	—	—
Provision for income taxes(3)	242.9	9.1	57.7	2.2	60.7	2.4
Net income(3)	363.0	13.6	86.3	3.3	91.8	3.6
Attendance	242.9	*	247.4	*	244.3	*
Average ticket price(4)	$7.43	*	$6.98	*	$6.80	*
Average concession per patron(5)	$3.03	*	$2.82	*	$2.70	*

*
Not meaningful

(1)
Percentage of revenues calculated as a percentage of admissions revenues.

(2)
Percentage of revenues calculated as a percentage of concessions revenues.

(3)
Percentage of revenues calculated as a percentage of total revenues.

(4)
Calculated as admissions revenue/attendance.

(5)
Calculated as concessions revenue/attendance.

Fiscal 2007 Period Compared to Fiscal 2006 Period

  Admissions

        Total admissions revenues increased $77.4 million during the Fiscal 2007 Period, or 4.5%, to $1,804.5 million, from $1,727.1 million for the Fiscal 2006 Period. Price increases identified during our ongoing periodic pricing reviews (which include analysis of various factors including general inflationary trends and local market conditions) and a favorable mix of film product exhibited during the Fiscal 2007 Period were the primary drivers of a 6.4% increase in our average ticket price and led to the increase in admissions revenue despite a 1.8% decline in attendance. We believe that the decline in attendance was primarily a result of a lack of breadth in the Fiscal 2007 Period film slate. Based on our review of certain industry sources, the increase in our admissions revenues was in line with the industry's results for the Fiscal 2007 Period as compared to the Fiscal 2006 Period.

  Concessions

        During the Fiscal 2007 Period, total concessions revenues increased $38.3 million, or 5.5%, to $735.0 million, from $696.7 million for the Fiscal 2006 Period. The increase in concessions revenues in the Fiscal 2007 Period was due to a 7.4% increase in average concessions per patron, partially offset by the aforementioned Fiscal 2007 Period decrease in attendance. The growth in average concessions revenues per patron for the Fiscal 2007 Period was primarily attributable to price increases, concession-friendly films exhibited during the Fiscal 2007 Period, such as Spider-Man 3, Transformers, Pirates of the Caribbean: At World's End, Shrek the Third, Harry Potter & the Order of The Phoenix and Ratatouille and a favorable mix of concession products sold during the Fiscal 2007 Period.

  Other Operating Revenues

        Total other operating revenues decreased $52.6 million, or 30.2%, to $121.7 million for the Fiscal 2007 Period, from $174.3 million for the Fiscal 2006 Period. Included in other operating revenues are the theatre access fees paid by National CineMedia, net of payments for on-screen advertising time provided to our beverage concessionaire, marketing revenues from our vendor marketing programs and other theatre revenues, including revenue related to unredeemed gift certificates and discount tickets. The decrease in other operating revenues in the Fiscal 2007 Period was primarily attributable to a modification of the payment arrangement with National CineMedia (effective upon consummation of the IPO of NCM, Inc. on February 13, 2007) described in further detail under Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, partially offset by increases in marketing revenues from our vendor marketing programs and an increase in revenue related to unredeemed gift certificates and discount tickets.

  Film Rental and Advertising Costs

        Film rental and advertising costs as a percentage of admissions revenues increased to 53.1% during the Fiscal 2007 Period as compared to 52.5% in the Fiscal 2006 Period. The increase in film rental and advertising costs as a percentage of box office revenues during the Fiscal 2007 Period was primarily the result of a higher percentage of box office revenues generated by the top 10 films exhibited during the Fiscal 2007 Period.

  Cost of Concessions

        During the Fiscal 2007 Period, cost of concessions remained relatively consistent with that of the Fiscal 2006 Period. Cost of concessions as a percentage of concessions revenues decreased to 14.1% during the Fiscal 2007 Period as compared to 15.0% in the Fiscal 2006 Period. The decrease in the cost of concessions as a percentage of concessions revenues during the Fiscal 2007 Period was primarily related to increases in concession prices, coupled with the mix of concession products sold during such periods.

  Rent Expense

        Rent expense increased $12.7 million, or 3.9%, to $335.9 million in the Fiscal 2007 Period, from $323.2 million in the Fiscal 2006 Period. The increase in rent expense in the Fiscal 2007 Period was primarily attributable to general inflationary increases along with incremental rent from the inclusion of 189 new screens added since the end of the Fiscal 2006 Period and the 58 screens acquired from AMC during the third fiscal quarter of 2006, partially offset by the closure of 204 underperforming screens subsequent to the end of the Fiscal 2006 Period.

  Other Operating Expenses

        Other operating expenses increased approximately $22.8 million, or 3.4%, to $692.3 million in the Fiscal 2007 Period, from $669.5 million in the Fiscal 2006 Period. The increase in total other operating expenses during the Fiscal 2007 Period was primarily attributable to increases in variable costs and increased labor and non-rent occupancy costs, partially offset by a decrease in expenses of National CineMedia. Increases in labor costs were primarily the result of state minimum wage increases, coupled with normal inflationary increases.

  General and Administrative Expenses

        During the Fiscal 2007 Period, general and administrative expenses decreased $2.8 million, or 4.2%, to $63.1 million, from $65.9 million in the Fiscal 2006 Period. As a percentage of total revenues, general and administrative expenses decreased to 2.3% in the Fiscal 2007 Period from 2.5% in the Fiscal 2006 Period. The decrease in general and administrative expenses during the Fiscal 2007 Period as compared to the Fiscal 2006 Period was primarily attributable to a reduction of legal and professional fees during the Fiscal 2007 Period.

  Depreciation and Amortization

        Depreciation and amortization decreased $13.7 million, or 7.0%, to $183.4 million during the Fiscal 2007 Period, from $197.1 million in the Fiscal 2006 Period. The decrease in depreciation and amortization expense during the Fiscal 2007 Period was primarily related to our equipment utilized in NCM's digital content network.

  Income from Operations

        During the Fiscal 2007 Period, income from operations totaled approximately $322.2 million, which represents an increase of $13.7 million, or 4.4%, from $308.5 million in the Fiscal 2006 Period. The increase in income from operations during the Fiscal 2007 Period was primarily attributable to incremental admissions and concessions revenues described above, coupled with decreases in certain operating expense items such as depreciation and amortization, equity in earnings of joint venture including former employee compensation and loss on disposal and impairment of operating assets, partially offset by decreases in other operating revenues and increases in film and advertising costs, rent expense, and other operating expenses.

  Interest Expense, net

        Net interest expense decreased $12.3 million, or 9.8%, to $112.9 million in the Fiscal 2007 Period, from $125.2 million in the Fiscal 2006 Period. The decrease in net interest expense during the Fiscal 2007 Period as compared to the Fiscal 2006 Period was principally due to incremental interest income ($19.5 million and $4.8 million, respectively, for the Fiscal 2007 Period and the Fiscal 2006 Period) from a higher outstanding cash balance during the Fiscal 2007 Period resulting from transactions completed in connection with the IPO of NCM, Inc. (see Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion).

  Income Taxes

        The provision for income taxes of $242.9 million and $57.7 million for the Fiscal 2007 Period and the Fiscal 2006 Period, respectively, each reflect an effective tax rate of approximately 40.1%. The effective tax rates for the Fiscal 2007 Period and the Fiscal 2006 Period reflect the impact of certain non-deductible expenses.

  Earnings Recognized from NCM

        During the Fiscal 2007 Period, the Company received $18.6 million in cash distributions from National CineMedia. As a result, $18.6 million in equity earnings were recognized from NCM during the Fiscal 2007 Period. Such amount is presented as a component of "Earnings recognized from NCM" in the consolidated financial statements included in Part II, Item 8 of this Form 10-K. As a result of the IPO of NCM, Inc. described in Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, the Company will not recognize its share of any undistributed equity in the earnings of National CineMedia until National CineMedia's future net earnings equal or exceed the amount of the excess distribution received in connection with the IPO. Until such time, equity earnings will be recognized only to the extent that the Company receives cash distributions from National CineMedia.

        During the Fiscal 2006 Period and for the period from December 29, 2006 through February 12, 2007, the Company recorded a loss of $3.5 million and $2.0 million, respectively, representing its share of the net loss of National CineMedia. Such amounts are presented as a component of "Equity in earnings of joint venture including former employee compensation" in the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

  Net Income

        During the Fiscal 2007 Period, net income totaled $363.0 million, which represents an increase of $276.7 million, from $86.3 million in the Fiscal 2006 Period. The increase in net income for the Fiscal 2007 Period was primarily attributable to an increase in operating income as described above, a $350.7 million gain ($209.0 million after related tax effects) resulting from transactions completed in connection with the IPO of NCM, Inc. (see Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion), a $28.6 million gain ($17.2 million after related tax effects) resulting from transactions completed in connection with the sale of our equity interest in Fandango (see Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion), the impact of earnings recognized from NCM, a reduction of net interest expense, and the impact of a $37.0 million loss ($22.2 million after related tax effects) on debt extinguishment recorded in the Fiscal 2006 Period in connection with conversions of a portion of the Company's Convertible Senior Notes.

Fiscal 2006 Period Compared to Fiscal 2005 Period

  Admissions

        During the Fiscal 2006 Period, total admissions revenues increased $64.9 million, or 3.9%, to $1,727.1 million, from $1,662.2 million for the Fiscal 2005 Period. Our Fiscal 2006 Period box office results were favorably impacted by a 1.3% increase in attendance, coupled with a 2.6% increase in average ticket prices. The increase in the Fiscal 2006 Period attendance was primarily attributable to a strong box office led by the overall breadth of the Fiscal 2006 Period film slate. Our Fiscal 2006 Period attendance also benefited by the addition of approximately 109 new screens since the end of the Fiscal 2005 Period and the 58 screens acquired from AMC during the Fiscal 2006 Period, partially offset by the closure of approximately 227 underperforming screens subsequent to the end of the Fiscal 2005 period. In addition, the Fiscal 2006 Period attendance was favorably impacted by the 306 screens acquired from R/C Theatres and Eastern Federal Corporation during the Fiscal 2005 Period. Since the R/C Theatres and Eastern Federal Corporation acquisitions occurred during the Fiscal 2005 Period, the results of operations of such theatres were only partially included in the Fiscal 2005 Period results. See Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information regarding these acquisitions. The increase in the Fiscal 2006 Period average ticket price was primarily attributable to periodic pricing reviews conducted by the Company, which includes analysis of various factors, including general inflationary trends and local market conditions. Based on our review of certain industry sources, the increase in our admissions revenues was in line with the industry's results for the Fiscal 2006 Period as compared to the Fiscal 2005 Period.

  Concessions

        Total concessions revenues increased $36.9 million, or 5.6%, to $696.7 million for the Fiscal 2006 Period, from $659.8 million for the Fiscal 2005 Period. The increase in concessions revenues in the Fiscal 2006 Period compared to the Fiscal 2005 Period was due to a 4.4% increase in average concessions per patron, coupled with the aforementioned Fiscal 2006 Period increase in attendance. The increase in the Fiscal 2006 Period concessions revenue and average concessions per patron was primarily attributable to changes in our concessions product mix (including certain size changes) and increases in concession prices. In addition, the success of certain family-oriented and concession-friendly films such as Pirates of the Caribbean: Dead Man's Chest, X-Men 3 and Cars benefited concessions revenues for the Fiscal 2006 Period.

  Other Operating Revenues

        Total other operating revenues decreased $20.4 million, or 10.5%, to $174.3 million for the Fiscal 2006 Period, from $194.7 million for the Fiscal 2005 Period. Included in other operating revenues are on-screen advertising revenues, the activities of the National CineMedia joint venture subsequent to its formation on March 29, 2005, marketing revenues from our vendor marketing programs and other theatre revenues. The decrease in other operating revenues in the Fiscal 2006 Period was primarily attributable to the revenues generated from National CineMedia being less than generated in the Fiscal 2005 Period due to the payment arrangement described in further detail under Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. Such decreases were partially offset by increased revenues related to our vendor marketing programs and incremental other theatre revenues.

  Film Rental and Advertising Costs

        During the Fiscal 2006 Period, film rental and advertising costs as a percentage of admissions revenues decreased to 52.5% as compared to 53.3% in the Fiscal 2005 Period. The decreases in film rental and advertising costs as a percentage of box office revenues during the Fiscal 2006 Period was primarily the result of a higher percentage of box office revenues generated from lower grossing films, coupled with higher film rental costs associated with certain Fiscal 2005 Period films such as Star Wars: Episode III—Revenge of the Sith.

  Cost of Concessions

        Cost of concessions as a percentage of concessions revenues increased to 15.0% in the Fiscal 2006 Period as compared to 14.6% in the Fiscal 2005 Period. The increase in the cost of concessions as a percentage of concession revenues was primarily related to a greater percentage of lower margin concession items in the overall mix of concession product sold during the Fiscal 2006 Period as compared to the Fiscal 2005 Period.

  Rent Expense

        During the Fiscal 2006 Period, rent expense increased $12.7 million or 4.1% to $323.2 million in the Fiscal 2006 Period, from $310.5 million in the Fiscal 2005 Period. The increase in rent expense in the Fiscal 2006 Period was primarily attributable to general inflationary increases along with incremental rent from the inclusion of 109 new screens added since the end of the Fiscal 2005 Period coupled with incremental rent from the inclusion of a full twelve months of rent expense for the theatres purchased from R/C Theatres and Eastern Federal Corporation during the Fiscal 2005 Period, partially offset by the closure of approximately 227 screens subsequent to the end of the Fiscal 2005 Period.

  Other Operating Expenses

        Other operating expenses as a percentage of total revenues decreased to 25.8% in the Fiscal 2006 Period, from 26.6% in the Fiscal 2005 Period. The decrease in total other operating expenses as a percentage of total revenues in the Fiscal 2006 Period was primarily attributable to the decrease in expenses of National CineMedia, due to the arrangements described in further detail under Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, partially offset by an increase in certain non-rent occupancy costs and certain other variable operating costs related to the increase in attendance.

  General and Administrative Expenses

        General and administrative expenses decreased $2.0 million, or 2.9%, to $65.9 million during the Fiscal 2006 Period, from $67.9 million in the Fiscal 2005 Period. As a percentage of total revenues, general and administrative expenses decreased to 2.5% in the Fiscal 2006 Period, from 2.7% in the Fiscal 2005 Period. The decrease in general and administrative expenses during the Fiscal 2006 Period as compared to the Fiscal 2005 Period was primarily attributable to the continued reduction of Regal CineMedia general and administrative expenses resulting from the National CineMedia joint venture, partially offset by an increase in share-based compensation expense primarily resulting from the Company's adoption of Statement of Financial Accounting Standards No. 123 (revised), "Share-Based Payment," effective December 30, 2005 (see Note 9 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion).

  Depreciation and Amortization

        For the Fiscal 2006 Period, depreciation and amortization decreased $2.2 million, or 1.1%, to $197.1 million, from $199.3 million in the Fiscal 2005 Period. The decrease in depreciation and amortization expense during the Fiscal 2006 Period was primarily due to the closure of 227 screens subsequent to the end of the Fiscal 2005 Period, for which the depreciation and amortization exceeded the incremental depreciation and amortization costs associated with the inclusion of a full twelve months of results of operations for the theatres purchased from R/C Theatres and Eastern Federal Corporation during the Fiscal 2005 Period and the 109 new screens added after the end of the Fiscal 2005 Period.

  Income from Operations

        Income from operations totaled approximately $308.5 million for the Fiscal 2006 Period, which represents an increase of $38.9 million or 14.4%, from $269.6 million in the Fiscal 2005 Period. The net increase in income from operations during the Fiscal 2006 Period was primarily attributable to incremental admissions and concessions revenues described above, partially offset by decreases in other operating revenues and increases in certain operating expense items such as film and advertising, costs of concessions, rent, and impairment of operating assets.

  Interest Expense

        Net interest expense increased $7.9 million, or 6.7%, to $125.2 million in the Fiscal 2006 Period, from $117.3 million in the Fiscal 2005 Period. The increase in net interest expense during the Fiscal 2006 Period as compared to the Fiscal 2005 Period was principally due to incremental borrowings under our term facility coupled with a higher effective interest rate on the term facility during the Fiscal 2006 Period, partially offset by lower outstanding borrowings on our Convertible Senior Notes during the Fiscal 2006 Period due to conversions of a portion of such Convertible Senior Notes (see Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion).

  Income Taxes

        The provision for income taxes of $57.7 million and $60.7 million for the Fiscal 2006 Period and the Fiscal 2005 Period, respectively, reflect effective tax rates of approximately 40.1% and 39.8%, respectively. The effective tax rates for Fiscal 2005 Period and the Fiscal 2006 Period reflect the impact of certain non-deductible expenses.

  Net Income

        During the Fiscal 2006 Period, net income totaled $86.3 million, which represents a decrease of $5.5 million, from $91.8 million in the Fiscal 2005 Period. The decrease in net income for the Fiscal 2006 Period was primarily attributable to the approximate $37.0 million loss on debt extinguishment (including a related $1.2 million write-off of unamortized debt issue costs) recorded in the Fiscal 2006 Period in connection with conversions of a portion of the Company's Convertible Senior Notes (see Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion), decreases in other operating revenues and increases in certain expense items described in further detail above, partially offset by incremental admissions and concessions revenues due to the growth in attendance and increases in average ticket prices and average concessions per patron.

Cash Flows

        The following table summarizes certain cash flow data for the Fiscal 2007 Period, Fiscal 2006 and Fiscal 2005 Period:

	Fiscal 2007 Period	Fiscal 2006 Period	Fiscal 2005 Period
	(in millions)
Net cash provided by operating activities	$800.7	$304.4	$386.4
Net cash used in investing activities	(47.5)	(151.7)	(243.0)
Net cash used in financing activities	(480.2)	(186.8)	(191.0)

Net increase (decrease) in cash and cash equivalents	$273.0	$(34.1)	$(47.6)

  Fiscal 2007 Period Compared to Fiscal 2006 Period

        Net cash flows provided by operating activities increased by approximately $496.3 million to approximately $800.7 million for the Fiscal 2007 Period from approximately $304.4 million for the Fiscal 2006 Period. The increase in net cash flows generated from operating activities for the Fiscal 2007 Period was primarily attributable to the transactions completed in connection with the IPO of NCM, Inc. (see Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion). These transactions resulted in an increase in net cash provided by operating activities for the Fiscal 2007 Period of approximately $447.4 million (gross proceeds of $628.3 million offset by Federal and state tax payments of $180.9 million). The components of the $447.4 million increase in net cash provided by operating activities related to the transactions completed in connection with the NCM, Inc. IPO include an increase in net income of approximately $209.0 million, an increase in deferred revenue of approximately $281.0 million and an increase in other liabilities of $5.7 million offset by a non-cash gain of approximately $3.4 million and a deferred tax benefit of $44.9 million. In addition to the changes in cash flows related to the IPO of NCM, Inc., the increase in net income and the timing of other Fiscal 2007 vendor payments positively impacted cash flows from operating activities and resulted in a $496.3 million increase in net cash provided by operating activities for the Fiscal 2007 Period.

        Net cash flows used in investing activities totaled approximately $47.5 million for the Fiscal 2007 Period compared to cash flows used in investing activities of approximately $151.7 million for the Fiscal 2006 Period. Contributing to the decrease in cash flows used in investing activities was $28.6 million of proceeds received in connection with the sale of the Company's equity interest in Fandango during the Fiscal 2007 Period and incremental proceeds from the disposition of assets of approximately $33.5 million during the Fiscal 2007 Period as compared to the Fiscal 2006 Period. In addition, the Fiscal 2006 Period included cash used for acquisitions totaling approximately $34.1 million.

        Net cash flows used in financing activities were approximately $480.2 million for the Fiscal 2007 Period compared to cash flows used in financing activities of approximately $186.8 million for the Fiscal 2006 Period. The net increase in cash flows used in financing activities during the Fiscal 2007 Period was primarily attributable to $305.5 million of incremental dividends paid to shareholders (including an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, or approximately $302.0 million in the aggregate) during the Fiscal 2007 Period as compared to the Fiscal 2006 Period, coupled with a $140.4 million reduction in borrowings from the Regal Cinemas senior credit facility during the Fiscal 2007 Period, partially offset by less net cash used to settle conversions of the Company's Convertible Senior Notes and greater excess tax benefits from share-based payment arrangements during the Fiscal 2007 Period as compared to the Fiscal 2006 Period.

  Fiscal 2006 Period Compared to Fiscal 2005 Period

        Net cash flows generated from operating activities were approximately $304.4 million for the Fiscal 2006 Period, which represents a decrease of $82.0 million compared to $386.4 million in the Fiscal 2005 Period. Fiscal 2006 Period net cash flows generated from operating activities were impacted by several factors including an increase in total revenues due primarily to increases in attendance coupled with increases in average ticket prices and average concessions per patron, offset by increases in certain expense items. An approximate $40.9 million increase in adjustments (primarily losses on extinguishment of debt, equity in earnings of joint venture including former employee compensation, share-based compensation and a greater loss on disposal and impairment of operating assets) to reconcile net income to cash provided by operating activities, offset by a $5.5 million decrease in net income and a $117.4 million reduction of changes in operating assets and liabilities, contributed to the net decrease in net cash provided by operating activities. The net decrease in the changes in operating assets and liabilities and other working capital items was primarily related to the timing of income tax payments and to a lesser extent, the timing of certain vendor payments and a reclassification of excess tax benefits from share based payment arrangements to cash flows used in financing activities discussed further in Note 9 to the accompanying consolidated financial statements included in Part II, Item 8 of this Form 10-K.

        Net cash flows used in investing activities totaled approximately $151.7 million for the Fiscal 2006 Period compared to cash flows used in investing activities of approximately $243.0 million for the Fiscal 2005 Period. Contributing to the decrease in cash flows used in investing activities was the purchase of Eastern Federal Corporation Theatres and R/C Theatres during the Fiscal 2005 Period, a $19.8 million decrease in capital expenditures during the Fiscal 2006 Period, which was primarily attributable to the timing of capital projects during the Fiscal 2006 Period, partially offset by the acquisition of the AMC theatres described more fully in Note 3 to the accompanying consolidated financial statements included in Part II, Item 8 of this Form 10-K and by lower proceeds from the disposition of assets effected during the Fiscal 2006 Period as compared the Fiscal 2005 Period.

        Net cash flows used in financing activities were approximately $186.8 million for the Fiscal 2006 Period compared to cash flows used in financing activities of approximately $191.0 million for the Fiscal 2005 Period. The net decrease in cash flows used in financing activities during the Fiscal 2006 Period was primarily attributable to incremental borrowings under the Senior Credit Facility and the reclassification of excess tax benefits from share based payment arrangements from cash flows from operating activities discussed further in Note 9 to the accompanying consolidated financial statements included in Part II, Item 8 of this Form 10-K, partially offset by net cash used to settle conversions of approximately $116.3 million in principal amount of the Company's Convertible Senior Notes and the payment of debt acquisition costs.

Liquidity and Capital Resources

        On a consolidated basis, we expect our primary uses of cash to be for operating expenses, capital expenditures, general corporate purposes related to corporate operations, debt service, share repurchases and the Company's quarterly dividend payments. The principal sources of liquidity are cash generated from operations, cash on hand and borrowings under the fifth amended and restated credit facility (the "Amended Senior Credit Facility") with Credit Suisse, Cayman Island Branch (as successor to Credit Suisse First Boston) as Administrative Agent and other lenders party thereto, described below. Under the terms of the Amended Senior Credit Facility, Regal Cinemas is restricted as to how much it can advance or distribute to Regal, its indirect parent. Since Regal is a holding company with no significant assets other than the stock of subsidiaries, this restriction could impact Regal's ability to effect future debt or dividend payments, pay corporate expenses or redeem or convert for cash its Convertible Senior Notes.

        Our revenues are generally collected in cash through admissions and concessions revenues. Our operating expenses are primarily related to film and advertising costs, rent and occupancy, and payroll. Film costs are ordinarily paid to distributors within 30 days following receipt of admissions revenues and the cost of the Company's concessions are generally paid to vendors approximately 30 days from purchase. Our current liabilities generally include items that will become due within twelve months. In addition, from time to time, we use cash from operations and borrowings to fund dividends in excess of net income and cash flows from operating activities less cash flows from investing and financing activities. As a result, at any given time, our balance sheet may reflect a working capital deficit.

        We fund the cost of capital expenditures through internally generated cash flows, cash on hand, proceeds from disposition of assets and financing activities. Our capital requirements have historically arisen principally in connection with acquisitions of theatres, new theatre construction, adding new screens to existing theatres, upgrading the Company's theatre facilities (including digital 3D and IMAX screens) and replacing equipment. Should the conversion process to digital cinema rapidly accelerate and the major studios not cover the cost of the conversion as expected, we may have to incur additional capital expenditures associated with this potential change. We intend to continue to grow our theatre circuit through selective expansion and acquisition opportunities. The Company has a formal and intensive review procedure for the authorization of capital projects, with the most important financial measure of acceptability for a discretionary non-maintenance capital project being whether its projected discounted cash flow return on investment meets or exceeds the Company's internal rate of return targets. We currently expect capital expenditures for theatre development, replacement, expansion, upgrading and replacements to be in the range of approximately $120.0 million to $140.0 million in fiscal year 2008, exclusive of acquisitions. Such capital expenditures are expected to be partially funded through asset dispositions conducted during the normal course of our business. During the Fiscal 2007 Period, we invested approximately $114.4 million in capital expenditures.

        On February 13, 2007, NCM, Inc., a newly formed entity that serves as the sole manager of National CineMedia, completed an IPO of its common stock. NCM, Inc. sold 38.0 million shares of its common stock for $21 per share in the IPO, less underwriting discounts and expenses. NCM, Inc. used a portion of the net cash proceeds from the IPO to acquire newly issued common units from National CineMedia. In connection with the completion of the IPO, the joint venture partners, including RCI, amended and restated their ESA with National CineMedia, whereby in exchange for its pro rata share of the IPO proceeds (approximately $281.0 million), RCI agreed to a modification of National CineMedia's payment obligation under the ESA. The modification extended the term of the ESA to 30 years, provided National CineMedia with a five year right of first refusal beginning one year prior to the end of the term and changed the basis upon which RCI is paid by National CineMedia from a percentage of revenues associated with advertising contracts entered into by National CineMedia to a monthly theatre access fee. The theatre access fee is composed of a fixed $0.07 payment per patron which will increase by 8% every five years starting at the end of fiscal 2011 and a fixed $800 payment per digital screen each year, which will increase by 5% annually starting at the end of fiscal 2007. In addition, from time to time, common units of National CineMedia held by the joint venture partners will be adjusted through a formula primarily based on theatre attendance generated by each joint venture partner. On-screen advertising time provided to our beverage concessionaire is provided by National CineMedia under the terms of our agreement. In addition, we receive mandatory quarterly distributions of any excess cash from National CineMedia.

        In addition, National CineMedia paid the net cash proceeds to each of Regal, AMC and Cinemark in exchange for modifying payment obligations for access to their respective theatres, for which Regal received a payment of approximately $281.0 million, which represents the estimated fair value of the ESA modification payment. We estimated the fair value of the ESA modification based upon a valuation performed by the Company with the assistance of third party specialists. This amount has been recorded as deferred revenue and will be amortized to advertising revenue over the 30 year term of the agreement following the units of revenue method.

        At the closing of the IPO, the underwriters exercised their over-allotment option to purchase an additional 4.0 million shares of common stock of NCM, Inc. at the initial offering price of $21 per share, less underwriting discounts and commissions. In connection with this over-allotment option exercise, Regal, AMC and Cinemark each sold to NCM, Inc. common units of National CineMedia on a pro rata basis at the initial offering price of $21 per share, less underwriting discounts and expenses. Regal sold approximately 1.6 million common units to NCM, Inc. for proceeds of approximately $32.2 million. Upon completion of this sale of common units and as of December 27, 2007, Regal held approximately 21.2 million common units of National CineMedia. Such common units are immediately redeemable on a one-to-one basis for shares of NCM, Inc. Common Stock. As a result, we own, on a fully diluted basis, a 22.6% interest in NCM, Inc. as of December 27, 2007.

        Upon the closing of the IPO, National CineMedia entered into a $725.0 million term loan facility, the net cash proceeds of which were used to redeem preferred units issued to each of Regal, AMC and Cinemark on a pro rata basis pursuant to a recapitalization of National CineMedia prior to completion of the IPO. We received approximately $315.1 million as a result of the preferred unit redemption.

        After the payment of current taxes, net cash proceeds from these transactions totaled approximately $447.4 million. The Company used a portion of the net cash proceeds to fund an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, or approximately $302.0 million in the aggregate. Stockholders of record at the close of business on March 28, 2007 were paid this dividend on April 13, 2007. The Company expects to use the remaining net cash proceeds along with additional cash on hand for the acquisition of Consolidated Theatres described in Note 14 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

        As described in Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, in connection with the formation of National CineMedia, on May 11, 2005, RCI adopted and approved a Severance Plan for RCM employees who held an unvested option to purchase shares of Regal's Class A common stock or shares of Regal's restricted Class A common stock pursuant to the terms of the Regal Entertainment Group 2002 Stock Incentive Plan (the "Incentive Plan") immediately prior to such employee's termination of employment with RCM and commencement of employment with National CineMedia. During the Fiscal 2007 Period, the Company recorded total severance expense of approximately $1.9 million, including payments in lieu of dividends, related to the Severance Plan.

        During the fiscal year ended December 27, 2007, the Company sold its equity interest in Fandango for proceeds of $28.6 million. As a result of this transaction, the Company recognized a gain on the sale of approximately $28.6 million ($17.2 million after tax). In connection with the sale, the Company agreed to amend its existing contract with Fandango in exchange for an amendment fee totaling $5.5 million. This amount has been recorded as deferred revenue and will be amortized to revenue on a straight-line basis over the six year term of the amendment.

        Regal paid four quarterly cash dividends of $0.30 per share on each outstanding share of the Company's Class A and Class B common stock, (see Note 9 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K,) or approximately $183.1 million in the aggregate, during the Fiscal 2007 Period. In addition, on March 5, 2007, Regal declared an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, or approximately $302.0 million in the aggregate. Stockholders of record at the close of business on March 28, 2007 were paid this dividend on April 13, 2007. Further, on February 7, 2008, the Company declared a cash dividend of $0.30 per share on each share of the Company's Class A and Class B common stock, payable on March 20, 2008, to stockholders of record on March 10, 2008. These dividends have been or will be funded through cash flow from operations and available cash on hand. We, at the discretion of the board of directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors.

        As of December 27, 2007, the holders of our Convertible Senior Notes had the right, at their option, to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, at the then existing conversion price per share. The Convertible Senior Notes allow us to settle any conversion, and we have the ability and intent to settle any conversion, by remitting to the note holder the accreted value of the note in cash plus the conversion spread (the excess conversion value over the accreted value) in either cash, shares of our Class A common stock or a combination of stock and cash. As described further in Note 14 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, on February 7, 2008, Regal announced that it may acquire up to $50.0 million in principal amount of the Convertible Senior Notes from time to time prior to the May 15, 2008 maturity of the Convertible Senior Notes, either in open market or privately negotiated transactions or in any other manner deemed appropriate by the Company, including through conversion of the Convertible Senior Notes.

        On October 27, 2006, Regal Cinemas entered into the Amended Senior Credit Facility which consists of the Term Facility in an aggregate original principal amount of $1,700.0 million and the Revolving Facility in an aggregate principal amount of up to $100.0 million. The Revolving Facility has a separate sublimit of $10.0 million for short-term loans and a sublimit of $30.0 million for letters of credit. The Term Facility will mature on October 27, 2013 and the Revolving Facility will mature on October 27, 2011.

        The terms of the Amended Senior Credit Facility include an option for Regal Cinemas to request the establishment of an additional term loan (the "New Incremental Term Loan") in a principal amount of up to $200.0 million. The New Incremental Term Loan is only available if Regal is able to obtain the commitments of new or existing lenders that are willing to provide funding for such New Incremental Term Loan and Regal Cinemas is able to satisfy certain conditions set forth in the Amended Senior Credit Facility. Any such commitments that are obtained and the loans thereunder would be treated as a secured term loan under the Amended Senior Credit Facility without the need to obtain consent from any lender or any party to the Amended Senior Credit Facility. Proceeds of Regal Cinemas' borrowings under the New Incremental Term Loan are to be used solely to fund, or reimburse Regal Cinemas for funding, distributions to the Company for the purpose of redeeming, repurchasing, acquiring or otherwise settling the conversion of all or a portion of the Convertible Senior Notes. For a detailed summary of other material terms of the Amended Senior Credit Facility, please refer to the information provided under Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

        During the Fiscal 2004 Period and the Fiscal 2005 Period, Regal Cinemas entered into five distinct hedging relationships via five separate interest rate swap agreements with final maturity terms ranging from three to five years for the purpose of hedging an aggregate of approximately $1,100.0 million of its variable rate debt obligations. Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49%—4.337% and receives interest at a variable rate based on the 3-month LIBOR. On June 30, 2007, one of our interest rate swaps designated to hedge approximately $200.0 million of variable rate debt obligations matured. On August 9, 2007, Regal Cinemas entered into two additional hedging relationships via two distinct interest rate swap agreements with maturity terms of two years each and require Regal Cinemas to pay interest at a fixed rate of 4.944% and receive interest at a variable rate. These interest rate swaps were designated to hedge approximately $200.0 million of variable rate debt obligations. For a further description of the swap agreements, see Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, which is incorporated herein by reference.

        As of December 27, 2007, we had approximately $1,683.0 million aggregate principal amount outstanding under the Term Facility, $123.7 million aggregate principal amount outstanding under Convertible Senior Notes and $51.5 million aggregate principal amount outstanding under the Regal Cinemas 9 3/8% Senior Subordinated Notes. As of December 27, 2007, we had approximately $0.8 million outstanding in letters of credit, leaving approximately $99.2 million available for drawing under the Revolving Facility.

EBITDA

        EBITDA was approximately $902.2 million, or 33.9% of total revenues for the Fiscal 2007 Period, $466.3 million, or 17.9% of total revenues, for the Fiscal 2006 Period and $469.1 million, or 18.6% of total revenues, for the Fiscal 2005 Period.

        The increase in EBITDA for the Fiscal 2007 Period was primarily attributable to an increase in operating income described above, an approximate $350.7 million gain recorded in the Fiscal 2007 Period resulting from transactions completed in connection with the IPO of NCM, Inc. (see Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion), the $28.6 million gain received in connection with the sale of the Company's equity interest in Fandango during the Fiscal 2007 Period and the impact of a $37.0 million loss on debt extinguishment recorded in the Fiscal 2006 Period in connection with conversions of a portion of the Company's Convertible Senior Notes. The Company uses EBITDA as a supplemental liquidity measure because we find it useful to understand and evaluate our capacity, excluding the impact of interest, taxes, and non-cash depreciation and amortization charges, for servicing our debt, paying dividends and otherwise meeting our cash needs, prior to our consideration of the impacts of other potential sources and uses of cash, such as working capital items. We believe that EBITDA is useful to investors for these purposes as well. EBITDA should not be considered an alternative to, or more meaningful than, net cash provided by operating activities, as determined in accordance with accounting principles generally accepted in the United States of America (GAAP), since it omits the impact of interest, taxes and changes in working capital that use or provide cash (such as receivables, payables and inventories) as well as the sources or uses of cash associated with changes in other balance sheet items (such as long-term loss accruals and deferred items). Because EBITDA excludes depreciation and amortization, EBITDA does not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, EBITDA, because it also does not reflect the impact of debt service, income taxes, cash dividends, capital expenditures and other cash commitments from time to time as described in more detail elsewhere in this annual report on Form 10-K, does not represent how much discretionary cash we have available for other purposes. Nonetheless, EBITDA is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that these measures are critical to the capital markets' analysis of our ability to service debt, fund capital expenditures, pay dividends and otherwise meet cash needs, respectively. We also evaluate EBITDA because it is clear that movements in these non-GAAP measures impact our ability to attract financing and pay dividends. EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies. A reconciliation of EBITDA to net cash provided by operating activities is calculated as follows (in millions):

	Fiscal 2007 Period	Fiscal 2006 Period	Fiscal 2005 Period
EBITDA	$902.2	$466.3	$469.1
Interest expense, net	(112.9)	(125.2)	(117.3)
Provision for income taxes	(242.9)	(57.7)	(60.7)
Deferred income taxes	(4.4)	(19.8)	(15.5)
Gain on sale of Fandango interest	(28.6)	—	—
Changes in operating assets and liabilities	271.8	(40.6)	75.9
Loss on debt extinguishment	—	39.2	—
Other items, net	15.5	42.2	34.9

Net cash provided by operating activities	$800.7	$304.4	$386.4

Contractual Cash Obligations and Commitments

        The Company has assumed long-term contractual obligations and commitments in the normal course of business, primarily debt obligations and non-cancelable operating leases. Other than operating leases which are detailed below, the Company does not utilize variable interest entities or any other form of off-balance sheet financing. As of December 27, 2007, the Company's estimated contractual cash obligations and commercial commitments over the next several periods are as follows (in millions):

	Payments Due By Period
	Total	Current	13-36 months	37-60 months	After 60 months
Contractual Cash Obligations:
Debt obligations(1)	$1,859.1	$140.8	$34.4	$85.8	$1,598.1
Future interest on debt obligations(2)	630.0	134.3	190.8	212.8	92.1
Capital lease obligations, including interest(3)	31.1	3.5	7.0	7.0	13.6
Lease financing arrangements, including interest(3)	154.1	13.5	27.4	27.6	85.6
Bankruptcy claims and liabilities(4)	0.6	0.6	—	—	—
Operating leases(5)	3,585.1	315.3	624.4	597.6	2,047.8
FIN 48 liabilities (6)	0.9	0.5	0.4	—	—
Other long term liabilities	3.8	0.8	1.9	0.6	0.5

Total	$6,264.7	$609.3	$886.3	$931.4	$3,837.7

	Amount of Commitment Expiration per Period
	Total Amounts Available	Current	13-36 months	37-60 months	After 60 months
Other Commercial Commitments(7)	$300.0	$—	$—	$100.0	$200.0

(1)
These amounts are included on our consolidated balance sheet as of December 27, 2007. Our Amended Senior Credit Facility provides for mandatory prepayments under certain scenarios. See Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information about our long-term debt obligations and related matters.

(2)
Future interest payments on the Company's unhedged debt obligations (consisting of approximately $583.0 million of variable interest rate borrowings under the Term Facility, $123.7 million outstanding under the Convertible Senior Notes, approximately $51.5 million due under the Senior

  Subordinated Notes and approximately $0.9 million of other debt obligations) are based on the stated fixed rate or in the case of the $583.0 million of variable interest rate borrowings under the Term Facility, the current interest rate as of December 27, 2007 (6.70%). Future interest payments on the Company's hedged indebtedness as of December 27, 2007 (the remaining $1,100.0 million of borrowings under the Term Facility) are based on (1) the applicable margin (as defined in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K) as of December 27, 2007 (1.50%) and (2) the expected fixed interest payments under the Company's interest rate swap agreements, which are described in further detail under Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

(3)
The present value of these obligations, excluding interest, is included on our consolidated balance sheet as of December 27, 2007. Future interest payments are calculated based on interest rates implicit in the underlying leases, which have a weighted average interest rate of 11.17%, maturing in various installments through 2021. Refer to Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information about our capital lease obligations and lease financing arrangements.

(4)
These amounts are included on our consolidated balance sheet as of December 27, 2007. Refer to Note 8 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information about our bankruptcy related matters.

(5)
We enter into operating leases in the normal course of business. Such lease agreements provide us with the option to renew the leases at defined or then fair value rental rates for various periods. Our future operating lease obligations would change if we exercised these renewal options or if we enter into additional operating lease agreements. Our operating lease obligations are further described in Note 6 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

(6)
These amounts are included on our consolidated balance sheet as of December 27, 2007 and represent liabilities associated with unrecognized tax benefits. The table does not include approximately $25.8 million of recorded liabilities associated with unrecognized tax benefits for which we do not believe that the amount and timing of the payments are reasonably estimable.

(7)
Under the terms of New Incremental Term Loan, Regal Cinemas may request the establishment of an additional term loan in a principal amount of up to $200 million. The New Incremental Term Loan is only available if Regal is able to obtain the commitments of new or existing lenders that are willing to provide funding for such New Incremental Term Loan and the satisfaction of certain conditions set forth in the Amended Senior Credit Facility. In addition, as of December 27, 2007, Regal Cinemas had approximately $99.2 million available for drawing under the $100.0 million Revolving Facility. Regal Cinemas also maintains a sublimit within the Revolving Facility of $10.0 million for short-term loans and $30.0 million for letters of credit.

        We believe that the amount of cash and cash equivalents on hand, cash flow expected from operations and availability under our Revolving Facility will be adequate for the Company to execute its business strategy and meet anticipated requirements for lease obligations, capital expenditures, working capital and debt service for the next 12 months.

Ratings

        The Company is rated by nationally recognized rating agencies. The significance of individual ratings varies from agency to agency. However, companies assigned ratings at the top end of the range have, in the opinion of certain rating agencies, the strongest capacity for repayment of debt or payment of claims, while companies at the bottom end of the range have the weakest capability. Ratings are always subject to change and there can be no assurance that the Company's current ratings will continue for any given period of time. A downgrade of the Company's debt ratings, depending on the extent, could increase the cost to borrow funds. Below are our latest ratings per category, which were current as of December 27, 2007.

Category	Moody's	Standard and Poor's
Regal 3 3/4% Convertible Senior Notes	B2	BB-
Regal Cinemas Senior Credit Facility	Ba2	BB-

Debt Obligations

        On October 27, 2006, Regal Cinemas entered into its Amended Senior Credit Facility which consisted of the Term Facility in an aggregate principal amount of $1,700.0 million, a Revolving Facility in an aggregate principal amount of up to $100.0 million and a New Incremental Term Loan whereby Regal Cinemas may request additional commitments from the lenders to allow the Company to borrow up to $200.0 million in additional funds for certain limited purposes. For a detailed summary of the material terms of our Amended Senior Credit Facility, please refer to the information provided under Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

        For information regarding our other material debt instruments, including our Convertible Senior Notes and Regal Cinemas' Senior Subordinated Notes, please see the information under Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

Interest Rate Swaps

        On July 13, 2004, Regal Cinemas entered into four hedging relationships via four distinct interest rate swap agreements with final maturity terms ranging from three to five years each. On September 8, 2005, Regal Cinemas entered into an additional hedging relationship via a distinct interest rate swap agreement with a maturity term of four years. These interest rate swaps were designated to hedge approximately $1,100.0 million of its variable rate debt obligations. On June 30, 2007, one of our interest rate swaps designated to hedge approximately $200.0 million of variable rate debt obligations matured. On August 9, 2007, Regal Cinemas entered into two additional hedging relationships via two distinct interest rate swap agreements with maturity terms of two years each. These interest rate swaps were designated to hedge approximately $200.0 million of variable rate debt obligations.

        Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49% to 4.994% and will receive interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate-swaps for the following three-month period. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. No premium or discount was incurred upon the Company entering into the interest rate swaps, because the pay and receive rates on the interest rate swaps represented prevailing rates for each counterparty at the time the interest rate swaps were entered into. The interest rate swaps qualify for cash flow hedge accounting treatment in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and as such, the Company has effectively hedged its exposure to variability in the future cash flows attributable to the 3-month LIBOR on approximately $1,100.0 million of debt. The change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the designated hedging instruments (the six interest rate swaps) will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company's interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates.

        As of December 27, 2007, the aggregate fair value of the interest rate swaps was determined to be approximately ($2.5 million), which has been recorded as a component of "Other Non-Current Liabilities" with a corresponding amount of ($1.6 million), net of tax, recorded to "Accumulated Other Comprehensive Loss." The interest rate swaps exhibited no ineffectiveness for the years ended December 27, 2007, December 28, 2006 and December 29, 2005.

Sale-Leaseback Transactions

        For information regarding our various sale and leaseback transactions, refer to Note 6 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

Critical Accounting Estimates

        Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent assets and liabilities as of the date of the balance sheet as well as the reported amounts of revenues and expenses during the reporting period. We routinely make estimates and judgments about the carrying value of our assets and liabilities that are not readily apparent from other sources. We evaluate and modify on an ongoing basis such estimates and assumptions, which include those related to film costs, property and equipment, goodwill, income taxes and purchase accounting as well as others discussed in Note 2 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities. Actual results, under conditions and circumstances different from those assumed, may differ materially from estimates. The impact and any associated risks related to estimates, assumptions, and accounting policies are discussed within "Management's Discussion and Analysis of Financial Condition and Results of Operations", as well as in the notes to the consolidated financial statements, if applicable, where such estimates, assumptions, and accounting policies affect our reported and expected results. Management has discussed the development and selection of its critical accounting estimates with the audit committee of our Board of Directors and the audit committee has reviewed our related disclosures herein.

        We believe the following accounting policies are critical to our business operations and the understanding of our results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements:

  •
  We have applied the principles of purchase accounting when recording theatre acquisitions. Under purchase accounting principles, we are required to estimate the fair value of all assets and liabilities, including: (i) the acquired tangible and intangible assets, including property and equipment, (ii) the liabilities assumed at the date of acquisition, and (iii) the related deferred tax assets and liabilities. Because the estimates we make in purchase accounting can materially impact our future results of operations, for significant acquisitions, we have obtained assistance from third party valuation specialists in order to make these valuation estimates, which are made based on information available to us at the acquisition date. The estimation of the fair value of the assets and liabilities involves a number of judgments and estimates that could differ materially from the actual amounts. Historically, the estimates made have not experienced significant changes and, as a result, we have not disclosed such changes.

  •
  SFAS 142, "Goodwill and Other Intangible Assets" specifies that goodwill and indefinite-lived intangible assets will be subject to an annual impairment assessment. Based on our annual impairment assessment conducted during fiscal 2007, fiscal 2006 and fiscal 2005, we were not required to record a charge for goodwill impairment. In assessing the recoverability of the goodwill, we must make various assumptions regarding estimated future cash flows and other factors in determining the fair values of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets in future periods.

  •
  We estimate our film cost expense and related film cost payable based on management's best estimate of the expected box office revenue of each film over the length of its run in our theatres and the ultimate settlement of such film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement. The ultimate revenues of a film can be estimated reasonably accurately within a few weeks after the film is released based on the film's initial box office performance, which is determined by a film's initial box office receipts. As a result, there are typically insignificant variances between our estimates of film cost expense and the final film cost payable, because we make such estimates based on each film's box office receipts through the end of the reporting period. For the fiscal years ended December 27, 2007, December 28, 2006 and December 29, 2005, there were no significant changes in our film cost estimation and settlement procedures.

  •
  We depreciate and amortize the components of our property and equipment relating to both owned and leased theatres on a straight-line basis over the shorter of the lease term or the estimated useful lives of the assets. Each owned theatre consists of a building structure, structural improvements, seating and concession and film display equipment. While we have assigned an estimated useful life of less than 30 years to certain acquired facilities, we estimate that our newly constructed buildings generally have an average economic useful life to us of 30 years. Certain of our buildings have been in existence for more than forty years. With respect to equipment (e.g., concession stand, point-of-sale equipment, etc.), a substantial portion is depreciated over seven years or less, which has been our historical replacement period. Seats and projection equipment generally have a longer useful economic life, and their depreciable lives (12-15 years) are based on our experience and replacement practices. The estimates of the assets' useful lives require our judgment and our knowledge of the assets being depreciated and amortized. Further, we review the economic useful lives of such assets annually and make adjustments thereto as necessary. Actual economic lives may differ materially from these estimates.

    The majority of our properties were appraised as part of the bankruptcy process described in Note 1 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. Such appraisals supported the estimated lives being used for depreciation and amortization purposes. Furthermore, our analysis of our historical capital replacement program is consistent with our depreciation policies. Finally, we review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Such analysis generally evaluates assets for impairment on an individual theatre basis. When the estimated future undiscounted cash flows of the operations to which the assets relate do not exceed the carrying value of the assets, such assets are written down to fair value. Our experience indicates that theatre properties become impaired primarily due to market or competitive factors rather than physical (wear and tear) or functional (inadequacy or obsolescence) factors. In this regard, we do not believe the frequency or volume of facilities impaired due to these market factors are significant enough to impact the useful lives used for depreciation periods.

    For the fiscal years ended December 27, 2007, December 28, 2006 and December 29, 2005, no significant changes have been made to the depreciation and amortization rates applied to operating assets, the underlying assumptions related to estimates of depreciation and amortization, or the methodology applied. For the fiscal year ended December 27, 2007, consolidated depreciation and amortization expense was $183.4 million, representing 6.9% of consolidated total revenues. If the estimated lives of all assets being depreciated were increased by one year, the consolidated depreciation and amortization expense would have decreased by approximately $12.2 million or 6.6%. If the estimated lives of all assets being depreciated were decreased by one year, the consolidated depreciation and amortization expense would have increased by approximately $14.0 million or 7.7%.

  •
  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance if it is deemed more likely than not that our deferred income tax assets will not be realized. We reassess the need for such valuation allowance on an ongoing basis. An increase in the valuation allowance generally results in an increase in the provision for income taxes recorded in such period. With the exception of valuation allowances recorded relative to pre-acquisition periods, decreases in the valuation allowance generally result in a decrease in the provision for income taxes. Should we ultimately realize a benefit from tax assets in excess of the amount recorded that relates to pre-acquisition periods, goodwill would be reduced to the extent of such excess or recorded goodwill, as appropriate.

    Additionally, income tax rules and regulations are subject to interpretation, require judgment by us and may be challenged by the tax authorities. As described further in Note 7 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, effective December 29, 2006, the Company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48). Although we believe that our tax return positions are fully supportable, in accordance with FIN 48, we recognize a tax benefit only for tax positions that we determine will more likely than not be sustained based on the technical merits of the tax position. With respect to such tax positions for which recognition of a benefit is appropriate, the benefit is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions are evaluated on an ongoing basis as part of our process for determining our provision for income taxes. Among other items deemed relevant by us, the evaluations are based on new legislation, other new technical guidance, judicial proceedings, and our specific circumstances, including the progress of tax audits. With the exception of tax benefits realized relative to changes in pre-acquisition uncertain tax positions, any change in the determination of the amount of tax benefit recognized relative to an uncertain tax position impacts the provision for income taxes in the period that such determination is made.

    For the fiscal year ended December 27, 2007, our provision for income taxes was $242.9 million. Changes in management's estimates and assumptions regarding the probability that certain tax return positions will be sustained, the enacted tax rate applied to deferred tax assets and liabilities, the ability to realize the value of deferred tax assets, or the timing of the reversal of tax basis differences could impact the provision for income taxes and change the effective tax rate. A one percentage point change in the effective tax rate from 40.1% to 41.1% would have increased the current year income tax provision by approximately $6.1 million.

Quarterly Results

        The Company's consolidated financial statements for the year ended December 27, 2007 include the results of operations of the four theatres acquired from AMC on September 15, 2006 from December 29, 2006. The acquisition of the four theatres from AMC are described in Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. The Company's consolidated financial statements for the year ended December 28, 2006 include the results of operations of the four theatres acquired on September 15, 2006 from AMC for the period subsequent to the date of acquisition. The comparability of our results between quarters is impacted by the inclusion from such dates of the results of operations of the four theatres from AMC and to a lesser extent, seasonality.

        The following tables set forth selected unaudited quarterly results for the eight quarters ended December 27, 2007. The quarterly financial data as of each period presented below have been derived from Regal's unaudited condensed consolidated financial statements for those periods. Results for these periods are not necessarily indicative of results for the full year. The quarterly financial data should be read in conjunction with the consolidated financial statements of Regal and notes thereto included elsewhere in this Form 10-K.

	Dec. 27, 2007	Sept. 27, 2007	June 28, 2007		March 29, 2007	Dec. 28, 2006	Sept. 28, 2006	June 29, 2006	March 30, 2006
	In millions (except per share data)
Total revenues	$599.9	$752.9	$683.4		$625.0	$652.7	$675.7	$684.6	$585.1
Income from operations	56.8	117.4	83.0		65.0	85.3	83.5	89.0	50.7
Net income	23.2	58.0	52.7		229.1	29.2	29.3	16.6	11.2
Diluted earnings per share	0.15	0.36	0.33		1.46	0.19	0.19	0.11	0.07
Dividends per common share	$0.30	$0.30	$2.30	(1)	$0.30	$0.30	$0.30	$0.30	$0.30

(1)
Includes the April 13, 2007 payment of the $2.00 extraordinary cash dividend paid on each share of Class A and Class B Common stock. See Note 1 to the accompanying consolidated financial Statements included in Item 8 of this Form 10-K for further discussion.

Inflation

        The Company does not believe that inflation has had a material impact on its financial position or results of operations.

Seasonality

        The Company's revenues are usually seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, studios release the most marketable motion pictures during the summer and the holiday seasons. The unexpected emergence of a "hit" film during other periods can alter the traditional pattern. The timing of movie releases can have a significant effect on the Company's results of operations, and the results of one quarter are not necessarily indicative of the results for the next or any other quarter. The seasonality of motion picture exhibition, however, has become less pronounced as studios are releasing motion pictures somewhat more evenly throughout the year.

Recent Accounting Pronouncements

        For a discussion of the recent accounting pronouncements relevant to our operations, please refer to the information provided under Note 2 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, which information is incorporated herein by reference.

Off-Balance Sheet Arrangements

        Other than the operating leases detailed above under "Contractual Cash Obligations and Commitments," the Company has no other off-balance sheet arrangements.

FORWARD-LOOKING STATEMENTS

        Some of the information in Form 10-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this Form 10-K, including, without limitation, certain statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations" may constitute forward-looking statements. In some cases you can identify these forward-looking statements by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully discussed under "Risk Factors" below.

RISK FACTORS

        Investing in our securities involves a significant degree of risk. In addition to the other information contained in this annual report, you should consider the following factors before investing in our securities.

  Our substantial lease and debt obligations could impair our financial condition.

        We have substantial lease and debt obligations. For fiscal 2007, our total rent expense and net interest expense were approximately $335.9 million and $112.9 million, respectively. As of December 27, 2007, we had total debt obligations of $1,965.5 million. As of December 27, 2007, we had total contractual cash obligations of approximately $6,264.7 million. For a detailed discussion of our contractual cash obligations and other commercial commitments over the next several years, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Cash Obligations and Commitments" provided in Part II, Item 7 of this Form 10-K below.

        If we are unable to meet our lease and debt service obligations, we could be forced to restructure or refinance our obligations and seek additional equity financing or sell assets. We may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, inability to meet our lease and debt service obligations could cause us to default on those obligations. Many of our lease agreements and the agreements governing the terms of our debt obligations contain restrictive covenants that limit our ability to take specific actions or require us not to allow specific events to occur and prescribe minimum financial maintenance requirements that we must meet. If we violate those restrictive covenants or fail to meet the minimum financial requirements contained in a lease or debt instrument, we would be in default under that instrument, which could, in turn, result in defaults under other leases and debt instruments. Any such defaults could materially impair our financial condition and liquidity.

  Our theatres operate in a competitive environment.

        The motion picture exhibition industry is fragmented and highly competitive with no significant barriers to entry. Theatres operated by national and regional circuits and by small independent exhibitors compete with our theatres, particularly with respect to film licensing, attracting patrons and developing new theatre sites. Moviegoers are generally not brand conscious and usually choose a theatre based on its location, the films showing there and its amenities.

        Over the past decade, motion picture exhibitors have been upgrading their asset bases to an attractive megaplex format which features stadium seating, improved projection quality and superior sound systems. Generally, stadium seating found in modern megaplex theatres is preferred by patrons over slope-floored multiplex theatres, which were the predominant theatre-type built prior to 1996. Although, as of December 27, 2007, approximately 76% of our screens were located in theatres featuring stadium seating, we still serve many markets with sloped-floored multiplex theatres. These theatres may be more vulnerable to competition than our modern megaplex theatres, and should other theatre operators choose to build and operate modern megaplex theatres in these markets, the performance of our theatres in these markets may be significantly and negatively impacted. In addition, should other theatre operators return to the aggressive building strategies undertaken in the late 1990's, our attendance, revenue and income from operations per screen could decline substantially.

  We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We license first-run motion pictures, the success of which have increasingly depended on the marketing efforts of the major studios. Poor performance of, or any disruption in the production of (including by reason of a strike) these motion pictures, or a reduction in the marketing efforts of the major studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by studios may adversely affect the demographic base of moviegoers.

  Development of digital technology may increase our capital expenses.

        The industry is in the process of converting film-based media to electronic based media. There are a variety of constituencies associated with this anticipated change, which may significantly impact industry participants, including content providers, distributors, equipment providers and exhibitors. Should the conversion process rapidly accelerate and the major studios not cover the cost of the conversion as expected, we may have to use cash flow from operations, cash on hand or raise additional capital to finance the conversion costs associated with this potential change. The additional capital necessary may not, however, be available to us on attractive terms, if at all. Furthermore, it is impossible to accurately predict how the roles and allocation of costs (including operating costs) between various industry participants will change if the industry changes from physical media to electronic media.

  An increase in the use of alternative film delivery methods may drive down movie theatre attendance and reduce ticket prices.

        We also compete with other movie delivery vehicles, including cable television, downloads via the Internet, in-home video and DVD, satellite and pay-per-view services. Traditionally, when motion picture distributors licensed their products to the domestic exhibition industry, they refrained from licensing their motion pictures to these other delivery vehicles during the theatrical release window. We believe that a material contraction of the current theatrical release window could significantly dilute the consumer appeal of the in-theatre motion picture offering, which could have a material adverse effect on our business and results of operations. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, concerts, live theatre and restaurants.

  We depend on our relationships with film distributors.

        The film distribution business is highly concentrated, with ten major film distributors accounting for 95% of our admissions revenues during fiscal 2007. Our business depends on maintaining good relations with these distributors. In addition, we are dependent on our ability to negotiate commercially favorable licensing terms for first-run films. A deterioration in our relationship with any of the ten major film distributors could affect our ability to negotiate film licenses on favorable terms or our ability to obtain commercially successful films and, therefore, could hurt our business and results of operations.

  No assurance of a supply of motion pictures.

        The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases effectively require major motion picture distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

  We may not benefit from our acquisition strategy.

        We may have difficulty identifying suitable acquisition candidates. Even if we do identify such candidates, we anticipate significant competition from other motion picture exhibitors and financial buyers when trying to acquire these candidates, and there can be no assurances that we will be able to acquire such candidates at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. As a result of this competition for limited assets, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition. If we cannot identify or successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations and the market price of our securities could be adversely affected.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. There can be no assurance, however, that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. If we cannot generate sufficient cash flow to service debt incurred to finance an acquisition, our results of operations and profitability would be adversely affected. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that any acquired theatres or theatre circuit operators do not perform as expected.

  Our investment in and revenues from National CineMedia may be negatively impacted by the competitive environment in which National CineMedia operates.

        We own approximately 22.6% of National CineMedia. In addition, we receive theatre access fees and mandatory distributions of excess cash from National CineMedia. National CineMedia's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that National CineMedia's in-theatre advertising format will be able to generate expected sales of advertising. Should National CineMedia fail to maintain the level of profitability it hopes to achieve, its results of operations may be adversely affected and our investment in and revenues from National CineMedia may be adversely impacted.

  We depend on our senior management.

        Our success depends upon the retention of our senior management, including Michael Campbell, our Chairman and Chief Executive Officer. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key-man life insurance for any of our employees. The loss of any member of senior management could adversely affect our ability to effectively pursue our business strategy.

  The interests of our controlling stockholder may conflict with your interests.

        Anschutz Company owns all of our outstanding Class B common stock. Our Class A common stock has one vote per share while our Class B common stock has ten votes per share on all matters to be voted on by stockholders. As a result, as of December 27, 2007, Anschutz Company controlled approximately 78% of the voting power of all of our outstanding common stock. For as long as Anschutz Company continues to own shares of common stock representing more than 50% of the voting power of our common stock, it will be able to elect all of the members of our board of directors and determine the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock. Anschutz Company will also have the power to prevent or cause a change in control, and could take other actions that might be desirable to Anschutz Company but not to other stockholders. In addition, Anschutz Company and its affiliates have controlling interests in companies in related and unrelated industries, including interests in the sports, motion picture production and music entertainment industries. In the future, it may combine our company with one or more of its other holdings.

  A prolonged economic downturn could materially affect our business by reducing consumer spending on movie attendance.

        We depend on consumers voluntarily spending discretionary funds on leisure activities. Motion picture theatre attendance may be affected by prolonged negative trends in the general economy that adversely affect consumer spending, including such trends resulting from terrorist attacks on, or wars or threatened wars involving, the United States. Any reduction in consumer confidence or disposable income in general may affect the demand for motion pictures or severely impact the motion picture production industry, which, in turn, could adversely affect our operations.

  Substantial sales of our Class A common stock could cause the market price for our Class A common stock to decline.

        We cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline.

        As of February 20, 2008, we had outstanding 23,708,639 shares of Class B common stock that may convert into Class A common stock on a one-for-one basis, all of which shares of common stock constitute "restricted securities" under the Securities Act. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144 under the Securities Act, all of these restricted securities are currently freely tradable.

        Anschutz Company is able to sell their shares pursuant to the registration rights that we have granted. We cannot predict whether substantial amounts of our Class A common stock will be sold in the open market in anticipation of, or following, any divestiture by Anschutz Company or our directors or executive officers of their shares of our common stock.

  Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

        Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders.

  Our issuance of shares of preferred stock could delay or prevent a change of control of our company.

        Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

  Our issuance of preferred stock could dilute the voting power of the common stockholders.

        The issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.

  Our issuance of preferred stock could adversely affect the market value of our common stock.

        The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

  We are a holding company dependent on our subsidiaries for our ability to service our debt and pay our dividends.

        Regal is a holding company with no operations of our own. Consequently, our ability to service our and our subsidiaries' debt and pay dividends on our common stock is dependent upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any distribution of earnings to us from our subsidiaries, or advances or other distributions of funds by these subsidiaries to us, all of which are subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the 3 3/4% Convertible Senior Notes due May 15, 2008 (the "Convertible Senior Notes") and our common stock to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

  Hedging transactions and other transactions.

        We have entered into convertible note hedge and warrant transactions with respect to our common stock, the exposure for which was held by Credit Suisse International ("Credit Suisse") at the time the Convertible Senior Notes were issued. The convertible note hedge and warrant transactions are expected to reduce the potential dilution from conversion of the Convertible Senior Notes. In connection with these hedging arrangements, Credit Suisse has taken positions in our Class A common stock in secondary market transactions and/or entered into various derivative transactions after the pricing of the Convertible Senior Notes. Such hedging arrangements could increase the price of our Class A common stock. Credit Suisse may modify its hedge positions from time to time prior to the May 15, 2008 maturity of the Convertible Senior Notes by purchasing and selling shares of our Class A common stock, other securities of Regal or other instruments we may wish to use in connection with such hedging. We cannot assure you that such activity will not affect the market price of our Class A common stock. For further description of the convertible note hedge and warrant transactions, see Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The Company's market risk is confined to interest rate exposure of its and its wholly owned subsidiaries' debt obligations that bear interest based on floating rates. The Senior Credit Facility provided for and the Amended Senior Credit Facility provides variable rate interest that could be adversely affected by an increase in interest rates. Borrowings under the prior term facility bore and the Term Facility bear interest, at Regal Cinemas' option, at either an adjusted Eurodollar rate (as defined in the Amended Senior Credit Facility) or the base rate plus, in each case, an applicable margin.

        During the years ended December 29, 2005 and December 30, 2004, Regal Cinemas entered into five distinct hedging relationships via five separate interest rate swap agreements with final maturity terms ranging from three to five years for the purpose of hedging an aggregate of approximately $1,100.0 million of its variable rate debt obligations. Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49%—4.337% and receives interest at a variable rate based on the 3-month LIBOR. On June 30, 2007, one of our interest rate swaps designated to hedge approximately $200.0 million of variable rate debt obligations matured. On August 9, 2007, Regal Cinemas entered into two additional hedging relationships via two distinct interest rate swap agreements with maturity terms of two years each and require Regal Cinemas to pay interest at a fixed rate of 4.944% and receive interest at a variable rate. These interest rate swaps were designated to hedge approximately $200.0 million of variable rate debt obligations. For a further description of the swap agreements, see Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, which is incorporated herein by reference.

        As of December 27, 2007 and December 28, 2006, borrowings of $1,683.0 million and $1,700.0 million, respectively, were outstanding under the Term Facility and the prior term facility, respectively, at an effective interest rate of 6.09% (as of December 27, 2007) and 6.23% (as of December 28, 2006), after the impact of the interest rate swaps is taken into account. A hypothetical change of 10% in the Company's effective interest rate under the Term Facility as of December 27, 2007, would increase or decrease interest expense by $2.6 million for the fiscal year ended December 27, 2007.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors
Regal Entertainment Group:

        Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended.

        Management, including our principal executive officer and principal financial officer, conducted an evaluation of the effectiveness of such controls as of December 27, 2007. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, our management believes that the Company's internal control over financial reporting is effective as of December 27, 2007.

        KPMG LLP, independent registered public accounting firm of the Company's consolidated financial statements, has issued an audit report on management's assertion with respect to the effectiveness of the Company's internal control over financial reporting as of December 27, 2007, as stated in their report which is included herein.

/s/ MICHAEL L. CAMPBELL Michael L. Campbell Chief Executive Officer (Principal Executive Officer)	/s/ AMY E. MILES Amy E. Miles Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Regal Entertainment Group:

We have audited the accompanying consolidated balance sheets of Regal Entertainment Group as of December 27, 2007 and December 28, 2006, and the related consolidated statements of income, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 27, 2007. We also have audited Regal Entertainment Group's internal control over financial reporting as of December 27, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Regal Entertainment Group's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Regal Entertainment Group as of December 27, 2007 and December 28, 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 27, 2007, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Regal Entertainment Group maintained, in all material respects, effective internal control over financial reporting as of December 27, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Notes 2 and 9 to the consolidated financial statements, effective December 30, 2005, the Company adopted Statement of Financial Accounting Standards No. 123(revised), Share-Based Payment. As discussed in Note 7 to the consolidated financial statements, effective December 29, 2006, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

/s/ KPMG LLP

Nashville, TN
February 25, 2008

REGAL ENTERTAINMENT GROUP

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 27, 2007	December 28, 2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$435.2	$162.2
Trade and other receivables, net	73.5	59.8
Inventories	8.1	8.0
Prepaid expenses and other current assets	7.1	1.8
Assets held for sale	1.6	8.6
Deferred income tax asset	—	0.6

TOTAL CURRENT ASSETS	525.5	241.0
PROPERTY AND EQUIPMENT:
Land	121.8	133.2
Buildings and leasehold improvements	1,701.6	1,667.3
Equipment	886.5	852.6
Construction in progress	24.2	31.7

Total property and equipment	2,734.1	2,684.8
Accumulated depreciation and amortization	(912.5)	(763.0)

TOTAL PROPERTY AND EQUIPMENT, NET	1,821.6	1,921.8
GOODWILL	181.7	214.9
DEFERRED INCOME TAX ASSET	64.0	21.4
OTHER NON-CURRENT ASSETS	42.1	69.7

TOTAL ASSETS	$2,634.9	$2,468.8

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Current portion of debt obligations	$146.5	$146.2
Accounts payable	183.0	168.1
Accrued expenses	54.7	61.1
Income taxes payable	—	52.3
Deferred revenue	113.9	99.4
Interest payable	28.9	29.2
Deferred income tax liability	0.5	—

TOTAL CURRENT LIABILITIES	527.5	556.3
LONG-TERM DEBT	1,718.2	1,735.3
LEASE FINANCING ARRANGEMENTS	81.8	85.8
CAPITAL LEASE OBLIGATIONS	19.0	20.6
NON-CURRENT DEFERRED REVENUE	279.8	—
OTHER NON-CURRENT LIABILITIES	127.4	91.1

TOTAL LIABILITIES	2,753.7	2,489.1
MINORITY INTEREST	0.5	1.9
STOCKHOLDERS' DEFICIT:
Class A common stock, $0.001 par value; 500,000,000 shares authorized, 129,518,587 and 126,448,479 shares issued and outstanding at December 27, 2007 and December 28, 2006, respectively	0.1	0.1
Class B common stock, $0.001 par value; 200,000,000 shares authorized, 23,708,639 and 23,908,639 shares issued and outstanding at December 27, 2007 and December 28, 2006, respectively	—	—
Preferred stock, $0.001 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital (deficit)	(160.4)	(66.1)
Retained earnings	42.6	30.2
Accumulated other comprehensive income (loss), net	(1.6)	13.6

TOTAL STOCKHOLDERS' DEFICIT	(119.3)	(22.2)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,634.9	$2,468.8

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)

	Year Ended December 27, 2007	Year Ended December 28, 2006	Year Ended December 29, 2005
REVENUES:
Admissions	$1,804.5	$1,727.1	$1,662.2
Concessions	735.0	696.7	659.8
Other operating revenue	121.7	174.3	194.7

TOTAL REVENUES	2,661.2	2,598.1	2,516.7
OPERATING EXPENSES:
Film rental and advertising costs	957.5	906.6	886.7
Cost of concessions	103.8	104.8	96.4
Rent expense	335.9	323.2	310.5
Other operating expenses	692.3	669.5	668.8
General and administrative expenses (including share-based compensation of $5.8, $8.6 and $5.7 for the years ended December 27, 2007, December 28, 2006 and December 29, 2005, respectively)	63.1	65.9	67.9
Depreciation and amortization	183.4	197.1	199.3
Net (gain) loss on disposal and impairment of operating assets	(0.9)	15.1	11.6
Equity in earnings of joint venture including former employee compensation	3.9	7.4	5.9

TOTAL OPERATING EXPENSES	2,339.0	2,289.6	2,247.1

INCOME FROM OPERATIONS	322.2	308.5	269.6
OTHER EXPENSE (INCOME):
Interest expense, net	112.9	125.2	117.3
Gain on NCM transaction (Note 4)	(350.7)	—	—
Gain on sale of Fandango interest	(28.6)	—	—
Earnings recognized from NCM	(18.6)	—	—
Loss on extinguishment of debt	—	39.2	—
Minority interest in earnings of consolidated subsidiaries and other	1.3	0.1	(0.2)

TOTAL OTHER (INCOME) EXPENSE, NET	(283.7)	164.5	117.1

INCOME BEFORE INCOME TAXES	605.9	144.0	152.5
PROVISION FOR INCOME TAXES	242.9	57.7	60.7

NET INCOME	$363.0	$86.3	$91.8

EARNINGS PER SHARE:
Basic	$2.39	$0.58	$0.63
Diluted	$2.28	$0.56	$0.59
AVERAGE SHARES OUTSTANDING (in thousands)
Basic	151,876	149,019	146,275
Diluted	159,474	155,124	154,330

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND

COMPREHENSIVE INCOME (LOSS)

(in millions, except per share data)

	Class A Common Stock		Class B Common Stock
					Additional Paid-In Capital (Deficit)		Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)
						Retained Earnings
	Shares	Amount	Shares	Amount					Total
Balances, December 30, 2004	57.2	$—	87.6	$0.1	$59.1	$23.2	$(8.4)	$(5.0)	$69.0
Comprehensive Income:
Change in fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	—	17.1	17.1
Net income	—	—	—	—	—	91.8	—	—	91.8

Total comprehensive income	—	—	—	—	—	—	—	—	108.9
Conversion of Class B shares into Class A shares	3.6	—	(3.6)	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	—	—	5.7	—	5.7
Exercise of stock options	2.9	—	—	—	18.4	—	—	—	18.4
Tax benefit from exercise of stock options and other	—	—	—	—	13.8	—	—	—	13.8
Forfeiture of stock options	—	—	—	—	(1.3)	—	1.3	—	—
Issuance of restricted stock	0.2	—	—	—	4.6	—	(4.6)	—	—
Forfeiture of restricted stock	—	—	—	—	(1.6)	—	1.6	—	—
Purchase of treasury shares	(0.5)	—	—	—	(10.0)	—	—	—	(10.0)
Cash dividends declared, $0.30 per share	—	—	—	—	(105.5)	(70.4)	—	—	(175.9)

Balances, December 29, 2005	63.4	—	84.0	0.1	(22.5)	44.6	(4.4)	12.1	29.9

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) AND

COMPREHENSIVE INCOME (LOSS) (Continued)

(in millions, except per share data)

	Class A Common Stock		Class B Common Stock
					Additional Paid-In Capital (Deficit)			Accumulated Other Comprehensive Income (Loss)
						Retained Earnings	Deferred Stock Compensation
	Shares	Amount	Shares	Amount					Total
Comprehensive Income:
Change in fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	—	1.5	1.5
Net income	—	—	—	—	—	86.3	—	—	86.3

Total comprehensive income	—	—	—	—	—	—	—	—	87.8
Conversion of Class B shares into Class A shares	60.0	0.1	(60.0)	(0.1)	—	—	—	—	—
Adoption of SFAS No. 123-R	—	—	—	—	(4.4)	—	4.4	—	—
Share-based compensation expense	—	—	—	—	8.6	—	—	—	8.6
Exercise of stock options	2.8	—	—	—	16.1	—	—	—	16.1
Tax benefit from exercise of stock options and other	—	—	—	—	14.1	—	—	—	14.1
Issuance of restricted stock	0.2	—	—	—	—	—	—	—	—
Impact attributable to convertible note hedge and warrant	—	—	—	—	0.9	—	—	—	0.9
Cash dividends declared, $0.30 per share	—	—	—	—	(78.9)	(100.7)	—	—	(179.6)

Balances, December 28, 2006	126.4	0.1	24.0	—	(66.1)	30.2	—	13.6	(22.2)
Comprehensive Income:
Change in fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	—	(15.2)	(15.2)
Net income	—	—	—	—	—	363.0	—	—	363.0

Total comprehensive income	—	—	—	—	—	—	—	—	347.8
Conversion of Class B shares into Class A shares	0.2	—	(0.2)	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	5.6	—	—	—	5.6
Exercise of stock options	2.7	—	—	—	15.6	—	—	—	15.6
Tax benefit from exercise of stock options and other	—	—	—	—	15.3	—	—	—	15.3
Issuance of restricted stock	0.2	—	—	—	—	—	—	—	—
Impact attributable to convertible note hedge and warrant	—	—	—	—	—	—	—	—	—
Extraordinary cash dividend declared, $2.00 per share	—	—	—	—	(89.4)	(212.6)	—	—	(302.0)
Adoption of FIN 48	—	—	—	—	—	3.7	—	—	3.7
Cash dividends declared, $0.30 per share	—	—	—	—	(41.4)	(141.7)	—	—	(183.1)

Balances, December 27, 2007	129.5	$0.1	23.8	$—	$(160.4)	$42.6	$—	$(1.6)	(119.3)

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 27, 2007	Year Ended December 28, 2006	Year Ended December 29, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$363.0	$86.3	$91.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	183.4	197.1	199.3
Share-based compensation expense	5.8	8.6	5.7
Minority interest in earnings of consolidated subsidiaries and other	1.3	0.1	(0.2)
Deferred income tax benefit	(4.4)	(19.8)	(15.5)
Net (gain) loss on disposal and impairment of operating assets	(0.9)	15.1	11.6
Equity in earnings of joint venture including former employee compensation	3.9	7.4	5.9
Gain on sale of Fandango interest	(28.6)	—	—
Non-cash gain on NCM transaction	(3.4)	—	—
Loss on extinguishment of debt	—	39.2	—
Non-cash rent expense	8.8	11.0	11.9
Changes in operating assets and liabilities (excluding effects of acquisition):
Trade and other receivables	9.2	(3.5)	(3.2)
Inventories	—	(0.2)	(0.1)
Prepaid expenses and other current assets	0.8	5.6	10.7
Accounts payable	15.0	(13.2)	(1.3)
Income taxes payable	(44.4)	(26.5)	48.9
Deferred revenue	294.3	—	—
Accrued expenses and other liabilities	(3.1)	(2.8)	20.9

NET CASH PROVIDED BY OPERATING ACTIVITIES	800.7	304.4	386.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(114.4)	(124.7)	(144.5)
Proceeds from disposition of assets	40.6	7.1	57.7
Proceeds from sale of Fandango interest	28.6	—	—
Purchase of partnership interests, net of cash acquired	(1.1)	—	—
Dividends received from partnership	0.3	—	—
Investment in DCIP	(1.5)	—	—
Cash used for acquisitions, net of cash acquired	—	(34.1)	(156.8)
Decrease in restricted cash	—	—	0.6

NET CASH USED IN INVESTING ACTIVITIES	(47.5)	(151.7)	(243.0)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash used to pay dividends	(485.1)	(179.6)	(175.9)
Proceeds from stock option exercises	15.6	16.1	18.4
Net payments on long term obligations	(22.5)	(20.6)	(22.8)
Cash used to settle conversions of convertible notes	(0.1)	(152.1)	—
Excess tax benefits from share-based payment arrangements	14.6	13.0	—
Payment of debt acquisition costs and other	(2.3)	(21.9)	(0.6)
Payment of bankruptcy claims and liabilities	(0.4)	—	(0.1)
Proceeds from Regal Cinemas Senior Credit Facility	—	140.4	—
Net proceeds attributable to convertible note hedge and warrant	—	17.9	—
Cash used to purchase treasury shares	—	—	(10.0)

NET CASH USED IN FINANCING ACTIVITIES	(480.2)	(186.8)	(191.0)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	273.0	(34.1)	(47.6)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	162.2	196.3	243.9

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$435.2	$162.2	$196.3

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds received	$271.2	$94.0	$28.6

Cash paid for interest	$127.7	$123.1	$112.7

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 27, 2007

1. THE COMPANY AND BASIS OF PRESENTATION

        Regal Entertainment Group (the "Company," "Regal," "we" or "us") is the parent company of Regal Entertainment Holdings, Inc. ("REH"), which is the parent company of Regal Cinemas Corporation ("Regal Cinemas") and its subsidiaries. Regal Cinemas' subsidiaries include Regal Cinemas, Inc. ("RCI") and its subsidiaries, which include Edwards Theatres, Inc. ("Edwards"), Regal CineMedia Corporation ("Regal CineMedia" or "RCM"), Hoyts Cinemas Corporation ("Hoyts") and United Artists Theatre Company ("United Artists"). The terms Regal or the Company, REH, Regal Cinemas, RCI, Edwards, Regal CineMedia, Hoyts and United Artists shall be deemed to include the respective subsidiaries of such entities when used in discussions included herein regarding the current operations or assets of such entities.

        Regal operates the largest theatre circuit in the United States, consisting of 6,388 screens in 527 theatres in 39 states and the District of Columbia as of December 27, 2007. The Company formally operates on a 52-week fiscal year with each quarter generally consisting of 13 weeks, unless otherwise noted. The Company's fiscal year ends on the first Thursday after December 25, which in certain years results in a 53-week fiscal year.

        During 2000 and 2001, United Artists and a majority of its subsidiaries at that time (the "United Artists Bankrupt Entities"), Edwards Theatre Circuit Affiliated Group and its subsidiaries at that time (the "Edwards Bankrupt Entities"), and Regal Cinemas, Inc. and its subsidiaries at that time (the "Regal Cinemas, Inc. Bankrupt Entities") filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Courts identified below, as well as joint plans of reorganization. The joint plans of reorganization, as amended, for the United Artists Bankrupt Entities and the Edwards Bankrupt Entities were approved by the United States Bankruptcy Courts for the District of Delaware and the Central District of California, respectively. Such joint plans of reorganization became effective on March 2, 2001 ("UA Effective Date") for the United Artists Bankrupt Entities and September 29, 2001 ("Edwards Effective Date") for the Edwards Bankrupt Entities. Edwards was formed in connection with the reorganization of the Edwards Bankrupt Entities to, among other things, effect the substantive consolidation of the Edwards Bankrupt Entities through their merger into Edwards. As a result of the merger transaction, Edwards succeeded to all of the assets and liabilities of the Edwards Bankrupt Entities. The United States Bankruptcy Court for the Middle District of Tennessee approved the Regal Cinemas, Inc. Bankrupt Entities' joint plan of reorganization on December 7, 2001, and it became effective on January 29, 2002. The Anschutz Corporation and its subsidiaries ("Anschutz") acquired controlling equity interests in United Artists, Edwards and Regal Cinemas, Inc. upon each of the entities' emergence from bankruptcy reorganization. Also on that date, Anschutz and the other stockholders of Regal Cinemas, Inc. exchanged their equity interests in Regal Cinemas, Inc. for equity interests in Regal Cinemas and as a result, Regal Cinemas, Inc. became a wholly owned subsidiary of Regal Cinemas. Regal Cinemas was formed for the primary purpose of acquiring and holding the shares of common stock of Regal Cinemas, Inc. In May 2002, the Company sold 18.0 million shares of its Class A common stock in an initial public offering at a price of $19.00 per share, receiving aggregate net offering proceeds, net of underwriting discounts, commissions and other offering expenses, of $314.8 million.

        In March 2005, Regal and AMC Entertainment Inc. ("AMC") announced the combination of the operations of RCM and AMC's subsidiary, National Cinema Network, Inc. ("NCN"), into a new joint venture company known as National CineMedia, LLC ("National CineMedia"). In July 2005,

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

1. THE COMPANY AND BASIS OF PRESENTATION (Continued)

Cinemark, Inc. ("Cinemark"), through a wholly owned subsidiary, acquired a 20.7% interest in National CineMedia. On February 13, 2007, National CineMedia, Inc. ("NCM, Inc."), a newly formed entity that serves as the sole manager of National CineMedia, completed an initial public offering, or IPO, of its common stock. In connection with the IPO of NCM, Inc., RCM, through its wholly owned subsidiary Regal CineMedia Holdings, LLC ("RCH"), AMC and Cinemark amended and restated the operating agreement of National CineMedia and other ancillary agreements. In connection with the series of transactions completed in connection with the IPO, Regal received gross cash proceeds totaling approximately $628.3 million and retained a 22.6% interest in NCM, Inc.. After the payment of current taxes, net cash proceeds from these transactions totaled approximately $447.4 million. The Company used a portion of the net cash proceeds to fund an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, including outstanding restricted stock, or approximately $302.0 million in the aggregate. Stockholders of record at the close of business on March 28, 2007 were paid this $302.0 million dividend on April 13, 2007. As discussed further in Note 4—"Investment in National CineMedia, LLC," as a result of the transactions completed in connection with the IPO, the Company recognized a gain of approximately $350.7 million during the year ended December 27, 2007.

        On February 12, 2007, we, along with AMC and Cinemark, formed a joint venture company known as Digital Cinema Implementation Partners, LLC, a Delaware limited liability company ("DCIP"), to explore the possibility of implementing digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. The Company's cash investment in DCIP totaled approximately $1.5 million as of December 27, 2007. We account for our investment in DCIP following the equity method of accounting. For the year ended December 27, 2007, the Company recorded a loss of $1.2 million representing its share of the net loss of DCIP. Such loss is presented as a component of "Minority interest in earnings of consolidated subsidiaries and other."

        During the year ended December 27, 2007, the Company sold its equity interest in Fandango, Inc. ("Fandango") for proceeds of $28.6 million. As a result of this transaction, the Company recognized a gain on the sale of approximately $28.6 million ($17.2 million after tax). Additional consideration of approximately $5.0 million has been placed into escrow for general contingencies. No asset or gain will be recorded until final settlement. Also, in connection with the sale, the Company agreed to amend its existing contract with Fandango in exchange for an amendment fee totaling $5.5 million. This amount has been recorded as deferred revenue and will be amortized to revenue on a straight-line basis over the six year term of the amendment.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

        The consolidated financial statements include the accounts of Regal and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Revenue Recognition

        Revenues are generated principally through admissions and concessions sales with proceeds received in cash or via credit card at the point of sale. Other operating revenues consist primarily of product advertising (including vendor marketing programs) and other ancillary revenues which are recognized as income in the period earned. The Company recognizes payments received attributable to the marketing and advertising services provided by the Company under certain vendor programs as revenue in the period in which the related impressions are delivered. Such impressions are measured by the concession product sales volume, which is a mutually agreed upon proxy of attendance and reflects the Company's marketing and advertising services delivered to its vendors. Proceeds received from advance ticket sales and gift certificates are recorded as deferred revenue. The Company recognizes revenue associated with gift certificates and advanced ticket sales at such time as the items are redeemed, or redemption becomes unlikely. The determination of the likelihood of redemption is based on an analysis of the Company's historical redemption trends.

  Cash Equivalents

        The Company considers all unrestricted highly liquid debt instruments and investments purchased with an original maturity of three months or less to be cash equivalents. At December 27, 2007, the Company held substantially all of its cash in temporary cash investments in the form of certificates of deposit and variable rate investment accounts with major financial institutions.

  Inventories

        Inventories consist of concession products and theatre supplies. The Company states inventories on the basis of first-in, first-out (FIFO) cost, which is not in excess of net realizable value.

  Property and Equipment

        The Company states property and equipment at cost. Major renewals and improvements are capitalized, while maintenance and repairs which do not improve or extend the lives of the respective assets, are expensed currently. Gains and losses from disposition of property and equipment are included in income and expense when realized.

        The Company capitalizes the cost of computer equipment, system hardware and purchased software ready for service. During the years ended December 27, 2007 and December 28, 2006, the Company capitalized approximately $10.0 million and $13.0 million of such costs, which were associated primarily with (i) new point-of-sale devices at the Company's box offices and concession stands, (ii) new ticketing kiosks, and (iii) computer hardware and software purchased for the Company's theater locations and corporate office. The Company also capitalizes certain direct external costs associated with software we develop for internal use after the preliminary software project stage is completed and Company management has authorized further funding for a software project and it is deemed probable of completion. We capitalize these external software development costs only until the point at which the project is substantially complete and the software is ready for its intended purpose.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Buildings	20-30 years
Equipment	3-20 years
Leasehold improvements	Lesser of term of lease or asset life
Computer equipment and software	3-5 years

        As of December 27, 2007 and December 28, 2006, included in property and equipment is $105.2 of assets accounted for under capital leases and lease financing arrangements, net of accumulated depreciation of $36.8 million and $32.0 million, respectively. The Company records amortization using the straight-line method over the shorter of the lease terms or the estimated useful lives noted above.

  Impairment of Long-Lived Assets

        The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. The Company generally evaluates assets for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the assets, the Company recognizes an impairment charge in the amount by which the carrying value of the assets exceeds their fair market value. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets of which the Company expects to dispose. This analysis resulted in the recording of impairment charges of $6.8 million, $13.6 million and $13.7 million for the years ended December 27, 2007, December 28, 2006 and December 29, 2005.

  Leases

        The majority of the Company's operations are conducted in premises occupied under non-cancelable lease agreements with initial base terms ranging generally from 15 to 20 years. The Company, at its option, can renew a substantial portion of the leases at defined or then fair rental rates for various periods. Certain leases for Company theatres provide for contingent rentals based on the revenue results of the underlying theatre and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions. There are no conditions imposed upon us by our lease agreements or by parties other than the lessor that legally obligate the Company to incur costs to retire assets as a result of a decision to vacate our leased properties. None of our lease agreements require us to return the leased property to the lessor in its original condition (allowing for normal wear and tear) or to remove leasehold improvements at our cost.

        The Company accounts for leased properties under the provisions of Statement of Financial Accounting Standards No. 13, Accounting for Leases ("SFAS No. 13") and other authoritative accounting literature. SFAS No. 13 requires that the Company evaluate each lease for classification as either a capital lease or an operating lease. The Company performs this evaluation at the inception of the lease and when a modification is made to a lease. As to those arrangements that are classified as

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

capital leases, the Company records property under capital leases and a capital lease obligation in an amount equal to the lesser of the present value of the minimum lease payments to be made over the life of the lease at the beginning of the lease term, or the fair value of the leased property. The property under capital lease is amortized on a straight-line basis as a charge to expense over the lease term, as defined, or the economic life of the leased property, whichever is less. During the lease term, as defined, each minimum lease payment is allocated between a reduction of the lease obligation and interest expense so as to produce a constant periodic rate of interest on the remaining balance of the lease obligation. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements because our leases: (i) provide for either (a) renewal rents based on market rates or (b) renewal rents that equal or exceed the initial rents, and (ii) do not impose economic penalties upon our determination whether or not to exercise the renewal option. As a result, there are not sufficient economic incentives at the inception of our leases, in our view, to consider that our lease renewal options are reasonably assured of being exercised and therefore, we generally consider the initial base term as the lease term under SFAS No. 13.

        The Company records rent expense for its operating leases with contractual rent increases in accordance with Financial Accounting Standards Board ("FASB") Technical Bulletin 85-3, "Accounting for Operating Leases with Scheduled Rent Increases," on a straight-line basis from the "lease commencement date" as specified in the lease agreement until the end of the base lease term.

        For leases in which the Company is involved with construction of the theatre, the Company accounts for the lease during the construction period under the provisions of Emerging Issues Task Force ("EITF") 97-10, "The Effect of Lessee Involvement in Asset Construction." The landlord is typically responsible for constructing a theatre using guidelines and specifications agreed to by the Company and assumes substantially all of the risk of construction. In accordance with EITF 97-10, if the Company concludes that it has substantially all of the construction period risks, it records a construction asset and related liability for the amount of total project costs incurred during the construction period. Once construction is completed, the Company considers the requirements under SFAS No. 98, "Accounting for Leases: Sale-Leaseback Transactions Involving Real Estate: Sales-Type Leases of Real Estate; Definition of the Lease Term; and Initial Direct Costs of Direct Financing Leases" ("SFAS No. 98"), for sale-leaseback treatment, and if the arrangement does not meet such requirements, it records the project's construction costs funded by the landlord as a financing obligation. The obligation is amortized over the financing term based on the payments designated in the contract.

        In accordance with FASB Staff Position 13-1, Accounting for Rental Costs Incurred during a Construction Period ("FSP 13-1"), we expense rental costs incurred during construction periods for operating leases as such costs are incurred. For rental costs incurred during construction periods for both operating and capital leases, the "lease commencement date" is the date at which we gain access to the leased asset. Historically, and for the fiscal years ended December 27, 2007, December 28, 2006 and December 29, 2005, these rental costs have not been significant to our consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Goodwill

        The changes in the carrying amount of goodwill for the years ended December 27, 2007 and December 28, 2006 are as follows (in millions):

	Year ended December 27, 2007	Year ended December 28, 2006
Balance at beginning of year	$214.9	$223.8
Adoption of FIN 48	(1.6)	—
Adjustments related to certain pre-acquisition deferred tax assets	(31.0)	(9.2)
Other	(0.6)	0.3

Balance at end of year	$181.7	$214.9

        Under SFAS No. 142, "Goodwill and Other Intangible Assets," the Company has identified its reporting units to be the designated market areas in which the Company conducts its theatre operations. The fair value of the Company's identified reporting units were estimated using the expected present value of associated future cash flows and market values of the underlying theatres within each reporting unit. The Company's annual goodwill impairment assessments for the years ended December 27, 2007 and December 28, 2006 indicated that the fair value of its reporting units exceeded their carrying value and therefore, goodwill was not deemed to be impaired.

  Debt Acquisition Costs

        Other non-current assets include debt acquisition costs, which are deferred and amortized over the terms of the related agreements using a method that approximates the effective interest method. Debt acquisition costs as of December 27, 2007 and December 28, 2006 were $52.1 million and $49.7 million, respectively, net of accumulated amortization of $19.4 million and $13.1 million, respectively.

  Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance if it is deemed more likely than not that its deferred income tax assets will not be realized. The Company expects that certain deferred income tax assets are not more likely than not to be recovered and therefore, has established a valuation allowance. The Company reassesses its need for the valuation allowance for its deferred income taxes on an ongoing basis. Should the Company realize certain tax assets with a valuation allowance that relate to pre-acquisition periods, goodwill would be reduced.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Additionally, income tax rules and regulations are subject to interpretation, require judgment by the Company and may be challenged by the taxation authorities. As described further in Note 7—"Income Taxes," effective December 29, 2006, the Company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). In accordance with FIN 48, the Company recognizes a tax benefit only for tax positions that are determined to be more likely than not sustainable based on the technical merits of the tax position. With respect to such tax positions for which recognition of a benefit is appropriate, the benefit is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions are evaluated on an ongoing basis as part of the Company's process for determining the provision for income taxes.

  Interest Rate Swaps

        Regal Cinemas has entered into hedging relationships via interest rate swap agreements to hedge against interest rate exposure of its variable rate debt obligations. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. The interest rate swaps qualify for cash flow hedge accounting treatment in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and as such, the change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the interest rate swaps will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company's interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates.

  Deferred Revenue

        Deferred revenue relates primarily to vendor programs, gift certificates, advance ticket sales, the amount we received related to the sale of our equity interest in Fandango (see Note 1—"The Company and Basis of Presentation") and the amount we received for agreeing to the existing exhibitor service agreement ("ESA") modification described in Note 4—"Investment in National CineMedia, LLC". Deferred revenue related to vendor programs, gift certificates and advance ticket sales are recognized as revenue as described above in this Note 2 under "Revenue Recognition." As described in Note 1—"The Company and Basis of Presentation," deferred revenue related to the sale of our equity interest in Fandango will be amortized to revenue on a straight-line basis over the six year term of the agreement. The amount we received for agreeing to the ESA modification will be amortized to advertising revenue over the 30 year term of the agreement following the units of revenue method as described in Note 4—"Investment in National CineMedia, LLC."

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Deferred Rent

        The Company recognizes rent on a straight-line basis after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term. The deferred rent liability is included in other non-current liabilities.

  Film Costs

        The Company estimates its film cost expense and related film cost payable based on management's best estimate of the ultimate settlement of the film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement.

  Loyalty Program

        Members of the Regal Crown Club earn credits for each dollar spent at one of our theatres and earn concession or ticket awards based on the number of credits accumulated. The Company's accounting policy for the loyalty program is based on the guidance provided for Issue 1 in EITF Issue No. 00-22. Because we believe that the value of the awards granted to our Regal Crown Club members is insignificant in relation to the value of the transactions necessary to earn the award, the Company records the estimated incremental cost of providing awards under our Regal Crown Club loyalty program at the time the awards are earned. Historically, and for the fiscal years ended December 27, 2007, December 28, 2006 and December 29, 2005, the costs of these awards have not been significant to our consolidated financial statements.

  Advertising and Start-Up Costs

        The Company expenses advertising costs as incurred. Start-up costs associated with a new theatre are also expensed as incurred.

  Stock-Based Compensation

        As described in Note 9—"Capital Stock And Share-Based Compensation," effective December 30, 2005, we adopted Statement of Financial Accounting Standards No. 123 (revised), "Share-Based Payment" ("SFAS 123R") utilizing the modified prospective approach. Under SFAS 123R, share- based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite service period. Prior to the adoption of SFAS 123R, we accounted for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") (the intrinsic value method), and accordingly, recognized no compensation expense for stock option grants when the exercise price equaled the fair value of common stock on the date of grant.

        In connection with the adoption of SFAS 123R, the Company also elected to adopt the alternative transition method provided in FASB Staff Position No. 123(R)-3, "Transition Election Related to

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting for Tax Effects of Share-Based Payment Awards" for calculating the tax effects of share-based compensation pursuant to SFAS 123R. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool ("APIC pool") related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies which could be recognized subsequent to the adoption of SFAS 123R.

  Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, those related to film costs, property and equipment, goodwill, income taxes and purchase accounting. Actual results could differ from those estimates.

  Segments

        As of December 27, 2007, December 28, 2006, and December 29, 2005, the Company managed its business under one reportable segment: theatre exhibition operations.

  Comprehensive Income

        Total comprehensive income for the years ended December 27, 2007, December 28, 2006 and December 29, 2005 was $347.8 million, $87.8 million and $108.9 million, respectively. Total comprehensive income consists of net income and other comprehensive income (loss), net of tax, related to the change in the aggregate unrealized gain (loss) on the Company's interest rate swap arrangements during each of the years ended December 27, 2007, December 28, 2006 and December 29, 2005. The Company's interest rate swap arrangements are further described in Note 5—"Debt Obligations."

  Reclassifications

        Certain reclassifications have been made to the 2005 and 2006 consolidated financial statements to conform to the 2007 presentation.

  Recent Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). Among other requirements, SFAS 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS 157 is effective beginning the first fiscal year that begins after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on the Company's consolidated financial position, cash flows and results of operations.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 permits entities to choose to measure certain

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

financial instruments and other eligible items at fair value when the items are not otherwise currently required to be measured at fair value. Under SFAS 159, the decision to measure items at fair value is made at specified election dates on an irrevocable instrument-by-instrument basis. Entities electing the fair value option would be required to recognize changes in fair value in earnings and to expense upfront cost and fees associated with the item for which the fair value option is elected. Entities electing the fair value option are required to distinguish, on the face of the statement of financial position, the fair value of assets and liabilities for which the fair value option has been elected and similar assets and liabilities measured using another measurement attribute. If elected, SFAS 159 will be effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted if all of the requirements of SFAS 157 are adopted. The adoption of SFAS 159 is not expected to have a material impact on the Company's consolidated financial position, cash flows and results of operations.

        In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" ("SFAS 141(R)"). SFAS 141(R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). SFAS 141(R) expands the definition of transactions and events that qualify as business combinations; requires that the acquired assets and liabilities, including contingencies, be recorded at the fair value determined on the acquisition date and changes thereafter reflected in revenue, not goodwill; changes the recognition timing for restructuring costs; and requires acquisition costs to be expensed as incurred. Adoption of SFAS 141(R) is required for combinations after December 15, 2008. Early adoption and retroactive application of SFAS 141(R) to fiscal years preceding the effective date are not permitted. The Company is evaluating the adoption of SFAS 141(R) and its impact on the Company's consolidated financial position, cash flows and results of operations.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interest in Consolidated Financial Statements" ("SFAS 160"). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains it controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is evaluating the adoption of SFAS 160 and its impact on the Company's consolidated financial position, cash flows and results of operations.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

3. ACQUISITIONS

  Acquisition of four AMC Entertainment Inc. Theatres

        On September 15, 2006, the Company acquired four theatres with a total of 58 screens from AMC. The Company purchased two of these AMC theatres representing 26 screens for approximately $34.1 million in cash, subject to post-closing adjustments, and acquired the other two AMC theatres representing 32 screens in exchange for two Regal theatres consisting of 32 screens. As of the acquisition date, the exchanged Regal theatres had a net book value of approximately $5.4 million. The Company accounted for the exchange of theatre assets as a non-monetary transaction in accordance with FAS 153, "Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29" and as such, allocated the net book value of the Regal theatres to the exchanged AMC theatres. Total cash paid of approximately $34.1 million was directly allocated to the other two AMC theatres using the purchase method of accounting. Accordingly, the total cash purchase price was allocated to the assets acquired and liabilities assumed for both of the respective theatre locations based on management's judgment of the estimated fair values at the date of acquisition. The results of operations of the four acquired theatres have been included in the Company's consolidated financial statements for periods subsequent to the acquisition date.

        The following is a summary of the final allocation of the aggregate cash purchase price to the estimated fair values of the assets acquired and liabilities assumed at the respective dates of acquisition (in millions):

Property and equipment, net	$36.4
Current liabilities	(2.3)

Total purchase price	$34.1

  Acquisition of R/C Theatres and Eastern Federal Corporation Theatres

        On April 28, 2005, the Company acquired seven theatres comprising 76 screens in Maryland, Florida, Pennsylvania and Virginia from R/C Theatres. On July 21, 2005, the Company acquired 21 theatres and 230 screens in Florida, North Carolina and South Carolina from Eastern Federal Corporation. The total aggregate cash purchase price for the combined acquisitions was approximately $156.7 million, including $125.2 million for the Eastern Federal Corporation acquisition. The transactions have been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed for each of the respective theatre locations based on their estimated fair values at the dates of acquisition, with the remaining balance allocated to goodwill. The allocation of the purchase price is based on management's judgment after evaluating several factors, including an independent third party appraisal of certain Eastern Federal Corporation fee properties. The results of operations of the acquired theatre operations have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

3. ACQUISITIONS (Continued)

        The following is a summary of the final allocation of the aggregate cash purchase price to the estimated fair values of the assets acquired and liabilities assumed at the respective dates of acquisition (in millions):

Current assets	$0.2
Property and equipment, net	157.8
Goodwill	2.9
Current liabilities	(4.2)

Total purchase price	$156.7

4. INVESTMENT IN NATIONAL CINEMEDIA, LLC

  Formation of National CineMedia, LLC

        In March 2005, Regal and AMC announced the combination of the operations of RCM and AMC's subsidiary, NCN, into a new joint venture company known as National CineMedia. In July 2005, Cinemark, through a wholly owned subsidiary, acquired a 20.7% interest in National CineMedia. National CineMedia focuses on the expansion of in-theatre advertising and the creation of complementary business lines that leverage the existing operating personnel, asset and customer bases of its theatrical exhibition partners, which includes us, AMC and Cinemark. National CineMedia is, subject to limited exceptions, the exclusive provider of advertising and event services to Regal, AMC and Cinemark.

        As part of the joint venture transaction, in March 2005, RCM and NCN entered into a Contribution and Unit Holders Agreement with National CineMedia pursuant to which, among other things, RCM and NCN agreed to contribute assets to National CineMedia and National CineMedia agreed to assume specified liabilities of RCM and NCN in consideration for the issuance of equity units by National CineMedia to RCM's wholly-owned subsidiary, RCH and NCN, respectively. The assets contributed to National CineMedia by RCM included fixed assets and agreements as well as approximately $1.3 million in cash. The Company accounts for its investment in National CineMedia using the equity method of accounting and did not recognize any gain or loss resulting from the initial formation of National CineMedia due to the Company's continued involvement in the operations of National CineMedia.

        Pursuant to the other documents entered into in connection with the joint venture transaction, AMC and Regal, through their subsidiaries, retained all advertising contracts signed on or before the close of business on March 31, 2005, and Cinemark retained all advertising contracts signed on or before the close of business on July 15, 2005, subject to an administrative fee (32% during fiscal 2006 through the date of the IPO of NCM, Inc.) payable to National CineMedia to service such contracts. For the period from December 29, 2006 through February 12, 2007 and the year ended December 28, 2006, administrative fees paid to National CineMedia with respect to these contracts totaled less than $0.1 million (on less than $0.1 million of revenue) and $4.8 million (on $15.0 million of revenue), respectively. Revenues and expenses attributable to these advertising contracts were recorded as a component of other operating revenues and other operating expenses in the Company's financial statements. For contracts signed by National CineMedia after the close of business on March 31, 2005

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

4. INVESTMENT IN NATIONAL CINEMEDIA, LLC (Continued)

through February 12, 2007, AMC and Regal, and with respect to advertising contracts signed after the close of business on July 15, 2005, Cinemark, through their respective subsidiaries, received revenue from National CineMedia with respect to advertising and event services at their respective theatres through an agreed upon formula as well as equity in income/loss of National CineMedia. Such formula was based on the weighted average number of screens owned by and the number of theatre patrons of the applicable exhibitor's theatres for any measurement period. During the period from December 29, 2006 through February 12, 2007, the Company recorded $6.2 million of advertising revenues and $0.4 million of other revenues derived from these contracts, which are presented as a component of other operating revenues in the Company's financial statements. During the year ended December 28, 2006, the Company recorded $58.5 million of advertising revenues and $3.1 million of other revenues derived from these contracts. For the period from December 29, 2006 through February 12, 2007 and the year ended December 28, 2006, the Company recorded a loss of $2.0 million and $3.5 million, respectively, representing its share of the net loss of National CineMedia. As of December 28, 2006, RCH owned 45.4% of the Class A Units of National CineMedia, AMC, as successor in interest to NCN, owned 26.3% of the Class A Units of National CineMedia and Cinemark owned 28.3% of the Class A Units of National CineMedia. See "Initial Public Offering of National CineMedia, Inc. and Other Developments" below for a discussion of related amounts for the period from February 13, 2007 through December 27, 2007.

        In connection with the formation of National CineMedia, on May 11, 2005, RCI adopted and approved the RCI Severance Plan For Equity Compensation (the "Severance Plan"). Participation in the Severance Plan is limited to employees of RCM who held an unvested option to purchase shares of Regal's Class A common stock or unvested shares of Regal's restricted Class A common stock pursuant to the terms of the Company's 2002 Incentive Plan (the "Incentive Plan") immediately prior to such employee's termination of employment with RCM and commencement of employment with National CineMedia. Each employee's termination of employment with RCM was effective as of the close of business on May 24, 2005 and commencement of employment with National CineMedia was effective as of May 25, 2005. Under the terms of and subject to the conditions of the Severance Plan, each eligible employee who participates in the Severance Plan is, at the times set forth in the Severance Plan, entitled to cash payments based on the value of Regal's Class A common stock on May 24, 2005 as calculated pursuant to the terms of the Severance Plan. As the Severance Plan provides for payments over future periods that are contingent upon continued employment with National CineMedia, the cost of the Severance Plan will be recorded as an expense over the remaining required service periods. During the years ended December 27, 2007, December 28, 2006 and December 29, 2005, the Company recorded total severance expense of approximately $1.9 million, $3.9 million and $7.4 million, respectively, including payments in lieu of dividends, related to the Severance Plan.

  Initial Public Offering of National CineMedia, Inc.

        On February 13, 2007, NCM, Inc., a newly formed entity that serves as the sole manager of National CineMedia, completed an IPO of its common stock. NCM, Inc. sold 38.0 million shares of its common stock for $21 per share in the IPO, less underwriting discounts and expenses. NCM, Inc. used a portion of the net cash proceeds from the IPO to acquire newly issued common units from National CineMedia. As a result of the NCM, Inc.'s acquisition of common units in National CineMedia, the Company recognized a change in interest gain of approximately $182.7 million along with a corresponding increase in the Company's equity investment in National CineMedia.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

4. INVESTMENT IN NATIONAL CINEMEDIA, LLC (Continued)

        In connection with the completion of the IPO, the joint venture partners, including RCI, amended and restated their ESA with National CineMedia, whereby in exchange for its pro rata share of the IPO proceeds (approximately $281.0 million), RCI agreed to a modification of National CineMedia's payment obligation under the ESA. The modification extended the term of the ESA to 30 years, provided National CineMedia with a five year right of first refusal beginning one year prior to the end of the term and changed the basis upon which RCI is paid by National CineMedia from a percentage of revenues associated with advertising contracts entered into by National CineMedia to a monthly theatre access fee. The theatre access fee is composed of a fixed $0.07 payment per patron which will increase by 8% every five years starting at the end of fiscal 2011 and a fixed $800 payment per digital screen each year, which will increase by 5% annually starting at the end of fiscal 2007. In addition, from time to time, common units of National CineMedia held by the joint venture partners will be adjusted through a formula primarily based on theatre attendance generated by each joint venture partner. On-screen advertising time provided to our beverage concessionaire is provided by National CineMedia under the terms of our agreement. In addition, we receive mandatory quarterly distributions of any excess cash from National CineMedia.

        The amount we received for agreeing to the ESA modification was approximately $281.0 million, which represents the estimated fair value of the ESA modification payment. We estimated the fair value of the ESA payment based upon a valuation performed by the Company with the assistance of third party specialists. This amount has been recorded as deferred revenue and will be amortized to advertising revenue over the 30 year term of the agreement following the units of revenue method. Under the units of revenue method, amortization for a period is calculated by computing a ratio of the proceeds received from the ESA modification payment to the total expected decrease in revenues due to entry into the new ESA over the 30 year term of the agreement and then applying that ratio to the current period's expected decrease in revenues due to entry into the new ESA. During the period from February 13, 2007 through December 27, 2007, the Company recognized $2.1 million of advertising revenue utilizing the units of revenue amortization method.

        At the closing of the IPO, the underwriters exercised their over-allotment option to purchase an additional 4.0 million shares of common stock of NCM, Inc. at the initial offering price of $21 per share, less underwriting discounts and commissions. In connection with this over-allotment option exercise, Regal, AMC and Cinemark each sold to NCM, Inc. common units of National CineMedia on a pro rata basis at the initial offering price of $21 per share, less underwriting discounts and expenses. Regal sold approximately 1.6 million common units to NCM, Inc. for proceeds of approximately $32.2 million and recognized a gain on the sale of such units of approximately $19.3 million. Upon completion of this sale of common units and as of December 27, 2007, Regal held approximately 21.2 million common units of National CineMedia. Such common units are immediately redeemable on a one-to-one basis for shares of NCM, Inc. common stock. As a result, we own, on a fully diluted basis, a 22.6% interest in NCM, Inc.

        Upon the closing of the IPO, National CineMedia entered into a $725.0 million term loan facility, the net cash proceeds of which were used to redeem preferred units issued to each of Regal, AMC and Cinemark on a pro rata basis pursuant to a recapitalization of National CineMedia prior to completion of the IPO. We received approximately $315.1 million as a result of the preferred unit redemption. The Company recognized such cash distributions from National CineMedia by (1) reducing its equity

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

4. INVESTMENT IN NATIONAL CINEMEDIA, LLC (Continued)

investment in National CineMedia from approximately $166.4 million to zero and (2) recording distributions in excess of the investment balance in National CineMedia of approximately $148.7 million as a gain. Because the investment (and net advances) in National CineMedia has been reduced to zero, we will not provide for any additional losses as we have not guaranteed obligations of National CineMedia and we are not otherwise committed to provide further financial support for National CineMedia. In addition, during future periods, the Company will not recognize its share of any undistributed equity in the earnings of National CineMedia until National CineMedia's future net earnings equal or exceed the amount of the above excess distribution. Until such time, equity earnings will be recognized only to the extent that the Company receives cash distributions from National CineMedia. During the year ended December 27, 2007, the Company received $18.6 million in cash distributions from National CineMedia. As a result, $18.6 million in equity earnings were recognized during the year ended December 27, 2007.

        After the payment of current taxes, net cash proceeds from these transactions totaled approximately $447.4 million. The Company used a portion of the net cash proceeds to fund an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, or approximately $302.0 million in the aggregate. Stockholders of record at the close of business on March 28, 2007 were paid this dividend on April 13, 2007.

        We account for our investment in National CineMedia following the equity method of accounting. The changes in the carrying amount of our investment in National CineMedia for the year ended December 27, 2007 are as follows (in millions):

Investment in National CineMedia
Balance as of December 28, 2006	$(1.5)
Equity in loss of National CineMedia (December 29, 2006 through February 12, 2007)	(2.0)
Gain on change in interest	182.7
Net book value of units sold in over-allotment	(12.8)
Redemption of preferred units	(166.4)
Earnings recognized from National CineMedia	18.6
Distributions from National CineMedia	(18.6)

Balance as of December 27, 2007	$—

        As a result of the ESA amendment and related modification payment, for the period from February 13, 2007 through December 27, 2007, theatre access fees and other revenues received from National CineMedia, net of payments for on-screen advertising time provided to our beverage concessionaire, totaled approximately $7.3 million. This amount is presented as a component of other operating revenues in the Company's financial statements. As of December 27, 2007, approximately $2.0 million and $2.2 million due from/to National CineMedia were included in "Trade and other receivables, net" and "Accounts payable," respectively. As of December 28, 2006, approximately $25.4 million and $0.7 million due from/to National CineMedia were included in "Trade and other receivables, net" and "Accounts payable," respectively.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

5. DEBT OBLIGATIONS

        Debt obligations at December 27, 2007 and December 28, 2006 consist of the following (in millions):

	December 27, 2007	December 28, 2006
Regal 3 3/4% Convertible Senior Notes	$123.7	$123.7
Regal Cinemas Senior Credit Facility	1,683.0	1,700.0
Regal Cinemas 9 3/8% Senior Subordinated Notes	51.5	51.5
Lease financing arrangements, weighted average interest rate of 11.17%, maturing in various installments through January 2021	85.8	89.4
Capital lease obligations, 8.5% to 10.3%, maturing in various installments through December 2017	20.6	22.4
Other	0.9	0.9

Total debt obligations	1,965.5	1,987.9
Less current portion	(146.5)	(146.2)

Total debt obligations, net of current maturities	$1,819.0	$1,841.7

        Regal 3 3/4% Convertible Senior Notes—On May 28, 2003, Regal issued $240.0 million aggregate principal amount of 3 3/4% Convertible Senior Notes due May 15, 2008 (the "Convertible Senior Notes"). Interest on the Convertible Senior Notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2003. The Convertible Senior Notes are senior unsecured obligations of Regal and rank on parity with all of our existing and future senior unsecured indebtedness and prior to all of our subordinated indebtedness. The Convertible Senior Notes are effectively subordinated to all of our future secured indebtedness to the extent of the assets securing that indebtedness and to any indebtedness and other liabilities of our subsidiaries. None of our subsidiaries have guaranteed any of our obligations with respect to the Convertible Senior Notes. Our note holders have the option to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock at any time prior to maturity, subject to certain limitations, unless previously purchased by us at the note holder's option upon a change in control, at the then existing conversion price per share.

        On December 27, 2007, at the then current conversion price of $12.6494 per share (which conversion price has been and may be further adjusted pursuant to the antidilution provisions of the Convertible Senior Notes in connection with the payment by Regal of dividends on its common stock), each $1,000 of aggregate principal amount of Convertible Senior Notes is convertible into approximately 79.0551 shares of our Class A common stock. Upon conversion, we may elect to deliver cash in lieu of shares of Class A common stock or a combination of cash and shares of Class A common stock. As explained below, with respect to the par amount of the conversion obligation, we intend to deliver cash to note holders upon conversion. The conversion price and the number of shares delivered on conversion are subject to adjustment upon certain events.

        In connection with the issuance of the Convertible Senior Notes, we used approximately $18.8 million of the net proceeds of the offering to enter into convertible note hedge and warrant

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

5. DEBT OBLIGATIONS (Continued)

transactions with respect to our Class A common stock to reduce the potential dilution from conversion of the Convertible Senior Notes. Under the terms of the convertible note hedge arrangement (the "Convertible Note Hedge") with Credit Suisse International ("Credit Suisse"), we paid $36.2 million for a forward purchase option contract under which we are entitled to purchase from Credit Suisse a fixed number of shares of our Class A common stock (at December 27, 2007, at a price per share of $12.6494). In the event of the conversion of the Convertible Senior Notes, this forward purchase option contract allows us to purchase, at a fixed price equal to the implicit conversion price of shares issued under the Convertible Senior Notes, a number of shares equal to the shares that we issue to a note holder upon conversion. Settlement terms of this forward purchase option allow the Company to elect cash or share settlement based on the settlement option it chooses in settling the conversion feature of the Convertible Senior Notes. We accounted for the Convertible Note Hedge pursuant to the guidance in EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock." Accordingly, the $36.2 million purchase price of the forward stock purchase option contract was recorded as an increase to consolidated stockholders' deficit.

        We also sold to Credit Suisse a warrant (the "Warrant") to purchase shares of our Class A common stock. The Warrant is currently exercisable for approximately 9.8 million shares of our Class A common stock at a December 27, 2007 exercise price of $14.5954 per share (which exercise price has been and may be further adjusted pursuant to the antidilution provisions of the Warrant in connection with the payment by Regal of dividends on its common stock). We received $17.4 million in cash from Credit Suisse in return for the sale of this forward share purchase option contract. Credit Suisse cannot exercise the Warrant unless and until a conversion event occurs. We have the option of settling the Warrant in cash or shares of our Class A common stock. We accounted for the sale of the Warrant as the sale of a permanent equity instrument pursuant to the guidance in EITF 00-19. Accordingly, the $17.4 million sales price of the forward stock purchase option contract was recorded as a debit to consolidated stockholders' deficit.

        The Convertible Note Hedge and the Warrant allow us to acquire sufficient Class A common shares from Credit Suisse to meet our obligation to deliver Class A common shares upon conversion by the note holder, unless the Class A common share price exceeds $14.5494 (as of December 27, 2007). When the fair value of our Class A common shares exceeds such price, the equity contracts no longer have an offsetting economic impact, and accordingly will no longer be effective as a hedge of the dilutive impact of possible conversion.

        The Convertible Senior Notes allow us to settle any conversion, and we intend to settle any conversion, by remitting to the note holder the accreted value of the note in cash plus the conversion spread (the excess conversion value over the accreted value) in either cash, shares of our Class A common stock or a combination of stock and cash. The accounting for convertible debt with such settlement features is addressed in the consensus reached by the EITF with respect to the accounting for Instrument C as set forth in EITF 90-19, "Convertible Bonds with Issuer Option to Settle for Cash Upon Conversion." It is our intent to settle the Convertible Senior Notes' conversion obligations consistent with Instrument C. Because the accreted value of the Convertible Senior Notes will be settled in cash upon the conversion, only the conversion spread (the excess conversion value over the accreted value), which may be settled in stock, will result in potential dilution in our earnings-per-share computations.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

5. DEBT OBLIGATIONS (Continued)

        As of December 27, 2007, our note holders had the right, at their option, to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, at the current conversion price of $12.6494. This conversion option, coupled with the Company's stated policy to settle any conversion by remitting to the note holder the accreted value of the note in cash, resulted in the classification of the $123.7 million principal amount of the Convertible Senior Notes as a current liability on the accompanying consolidated balance sheet as of December 27, 2007.

        During the year ended December 28, 2006, holders of $116.3 million in principal amount of Convertible Senior Notes exercised their conversion rights. The Company elected to settle these conversions entirely in cash for approximately $152.1 million. As a result of these conversions, the Company recorded a $37.0 million loss on debt extinguishment (including a related $1.2 million write-off of unamortized debt issue costs) during the year ended December 28, 2006. In connection with these conversions, the Company received net proceeds of approximately $17.9 million from Credit Suisse attributable to the Convertible Note Hedge and the Warrant. Such proceeds were recorded as an increase to additional paid-in capital.

        As described further in Note 14—"Subsequent Events," on February 7, 2008, Regal announced that it may acquire up to $50.0 million in principal amount of the Convertible Senior Notes from time to time prior to maturity of the Convertible Senior Notes, either in open market or privately negotiated transactions or in any other manner deemed appropriate by the Company, including through conversion of the Convertible Senior Notes.

        Regal Cinemas 9 3/8% Senior Subordinated Notes—On January 29, 2002, Regal Cinemas issued $200.0 million aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2012 (the "Senior Subordinated Notes"). Interest on the Senior Subordinated Notes is payable semi-annually on February 1 and August 1 of each year, and the Senior Subordinated Notes mature on February 1, 2012. The Senior Subordinated Notes are guaranteed by most of Regal Cinemas' existing subsidiaries and are unsecured, ranking behind Regal Cinemas' obligations under its Senior Credit Facility and any future senior indebtedness.

        On April 17, 2002, Regal Cinemas sold an additional $150.0 million principal amount of the Senior Subordinated Notes, which were issued under the indenture pursuant to which Regal Cinemas sold its Senior Subordinated Notes in January 2002.

        Regal Cinemas has the option to redeem the Senior Subordinated Notes, in whole or in part, at any time on or after February 1, 2007 at redemption prices declining from 104.688% of their principal amount on February 1, 2007 to 100% of their principal amount on or after February 1, 2010, plus accrued interest.

        On April 15, 2004, Regal and its subsidiary, Regal Cinemas Bond Corporation ("RCBC"), commenced a cash tender offer and consent solicitation for the $350.0 million aggregate principal amount of the Regal Cinemas 93/8% Senior Subordinated Notes due 2012. On April 27, 2004, the Company completed its consent solicitation with respect to the Senior Subordinated Notes amending the indenture governing the Senior Subordinated Notes to eliminate substantially all of the restrictive covenants and certain default provisions. Consideration for each $1,000 principal amount of Senior Subordinated Notes tendered was $1,169.05, plus a consent payment of $20.00 per $1,000 principal

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

5. DEBT OBLIGATIONS (Continued)

amount of Senior Subordinated Notes for those holders who properly tendered their Senior Subordinated Notes with a consent on or before April 27, 2004. Such consideration was determined as of April 28, 2004 by reference to a fixed spread above the yield to maturity of the 2.25% U.S. Treasury Note due February 15, 2007. The tender offer was completed on May 12, 2004 and approximately $298.1 million aggregate principal amount of the Senior Subordinated Notes were purchased. Total additional consideration paid for the tender offer and consent solicitation was approximately $56.3 million. The tender offer and consent solicitation were financed with a portion of the proceeds from the Senior Credit Facility described below. Approximately $918.3 million of the proceeds from the Senior Credit Facility, together with a portion of Regal Cinemas' available cash, was distributed by Regal Cinemas to Regal, which used approximately $718.3 million of the proceeds to pay an extraordinary dividend of $5.00 per share to its holders of Class A and Class B common stock on June 2, 2004. The remaining balance was retained for the acquisitions of seven theatres acquired during the quarter ended July 1, 2004, 28 theatres acquired from Signature Theatres on September 30, 2004 and for general corporate purposes. Upon consummation of the refinancing of Regal Cinemas' senior indebtedness, Regal recognized a loss on debt extinguishment of approximately $76.1 million. On July 15, 2004, the Company purchased an additional $361,000 principal amount of the Senior Subordinated Notes from a third party.

        Regal Cinemas Fifth Amended and Restated Credit Agreement—On October 27, 2006, Regal Cinemas entered into a fifth amended and restated credit agreement (the "Amended Senior Credit Facility") with Credit Suisse, Cayman Islands Branch (as successor to Credit Suisse First Boston), as Administrative Agent and the other lenders party thereto, which consists of a term loan facility (the "Term Facility") in an aggregate original principal amount of $1,700.0 million and a revolving credit facility (the "Revolving Facility") in an aggregate principal amount of up to $100.0 million. The Revolving Facility has a separate sublimit of $10.0 million for short-term loans and a sublimit of $30.0 million for letters of credit. The principal balance of the Term Facility in the Amended Senior Credit Facility was higher than the term loan balance in the prior credit facility, and such higher principal balance resulted in net proceeds of $21.2 million from the Amended Senior Credit Facility which were set aside for general corporate purposes. Upon the execution of the Amended Senior Credit Facility, Regal recognized a loss on debt extinguishment of approximately $2.3 million, including $0.8 million of third party costs. In addition, approximately $19.2 million of new debt acquisition costs were recorded in connection with consummation of the Amended Senior Credit Facility.

        The Term Facility will mature on October 27, 2013 and the Revolving Facility will mature on October 27, 2011. Interest is payable (a) in the case of base rate loans, quarterly in arrears, and (b) in the case of Eurodollar rate loans, at the end of each interest period, but in no event less often than every 3 months. The Term Facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility during the first six years thereof, with the balance payable in two equal installments, the first on June 30, 2013 and the second on October 27, 2013.

        The obligations of Regal Cinemas are secured by, among other things, a lien on substantially all of its tangible and intangible personal property (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, deposit and securities accounts, and intellectual property) and certain real property. The obligations under the Amended Senior Credit

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

5. DEBT OBLIGATIONS (Continued)

Facility are also guaranteed by certain subsidiaries of Regal Cinemas and secured by a lien on all or substantially all of such subsidiaries' personal property and certain real property. The obligations are further guaranteed by Regal Entertainment Holdings, Inc., on a limited recourse basis, with such guaranty being secured by a lien on the capital stock of Regal Cinemas.

        Borrowings under the Amended Senior Credit Facility bear interest, at Regal Cinemas' option, at either a base rate or an Adjusted Eurodollar Rate (as defined in the Amended Senior Credit Facility) plus, in each case, an applicable margin. The base rate is the higher of Prime Rate, as determined by Credit Suisse, and the Federal Funds Effective Rate plus 0.5%. Regal Cinemas may elect interest periods of 1, 2, 3, 6 or (if available to all lenders) 12 months for the Adjusted Eurodollar Rate. The applicable margin is determined according to the consolidated leverage ratio of Regal Cinemas and its subsidiaries. Calculation of interest is on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of base rate loans based on the Prime Rate) and interest is payable at the end of each interest period (or quarterly in the case of base rate loans based on the Prime Rate) and, in any event, at least every 3 months. As of December 27, 2007 and December 28, 2006, borrowings of $1,683.0 million and $1,700.0 million, respectively, were outstanding under the Term Facility at an effective interest rate of 6.09% (as of December 27, 2007) and 6.23% (as of December 28, 2006), after the impact of the interest rate swaps is taken into account.

        Regal Cinemas may prepay borrowings under the Amended Senior Credit Facility, in whole or in part, in minimum amounts and subject to other conditions set forth in the Amended Senior Credit Facility. Regal Cinemas is required to make mandatory prepayments with:

  •
  50% of excess cash flow in any fiscal year (as reduced by voluntary repayments of the Term Facility), with elimination based upon achievement and maintenance of a leverage ratio of less than 3.75:1.00;

  •
  100% of the net cash proceeds of all asset sales or other dispositions of property by Regal Cinemas and its subsidiaries, subject to certain exceptions (including reinvestment rights);

  •
  100% of the net cash proceeds of issuances of funded debt of Regal Cinemas and its subsidiaries, subject to exceptions; and

  •
  50% of the net cash proceeds of issuances of equity securities by Regal Cinemas, including the net cash proceeds of capital contributions to Regal Cinemas, with elimination based upon achievement and maintenance of a leverage ratio of less than 3.50:1.00.

        The above-described mandatory prepayments are required to be applied pro rata to the remaining amortization payments under the Term Facility. When there are no longer outstanding loans under the Term Facility, mandatory prepayments are to be applied to prepay outstanding loans under the Revolving Facility with no corresponding permanent reduction of commitments under the Revolving Facility.

        The Amended Senior Credit Facility includes several financial covenants including:

  •
  maximum ratios of (i) the sum of funded debt (net of unencumbered cash) plus the product of eight (8) times lease expense to (ii) consolidated EBITDAR (as defined in the Amended Senior Credit Facility) (initially set at 6.00:1.00 and declining in subsequent periods);

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

5. DEBT OBLIGATIONS (Continued)

  •
  maximum ratios of funded debt (net of unencumbered cash) to consolidated EBITDA, (initially equal to 4.00:1.00 and declining in subsequent periods);

  •
  minimum ratio of (i) consolidated EBITDAR to (ii) the sum of interest expense plus lease expense of 1.50 to 1.0 throughout the term of the Amended Senior Credit Facility; and

  •
  maximum capital expenditures not to exceed 35% of consolidated EBITDA for the prior fiscal year plus a one-year carryforward for unused amounts from the prior fiscal year.

        The Amended Senior Credit Facility contains customary affirmative covenants including, among other things, maintenance of corporate existence and rights; performance of obligations; delivery of financial statements and other financial information; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties; maintenance of insurance; maintenance of a rating of Regal Cinemas and of the Amended Senior Credit Facility by each of Standard & Poor's Ratings Services and Moody's Investors Service, Inc; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

        The Amended Senior Credit Facility also contains customary negative covenants (subject to exceptions, limitations and baskets) which limit the ability of Regal Cinemas and its subsidiaries to, among other things, incur indebtedness, grant liens, make investments or acquisitions, engage in affiliate transactions, or pay dividends. These limitations may restrict the ability of Regal Cinemas to fund the operations of the Company or any subsidiary of the Company that is not designated as a restricted subsidiary of Regal Cinemas under the Amended Senior Credit Facility.

        The Amended Senior Credit Facility specifies customary events of default including, among other things, nonpayment of principal, interest or other amounts; breach of certain covenants; breach of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount of $25.0 million or more; bankruptcy; judgments involving liability of $25.0 million or more; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control. Upon the occurrence of an event of default, all obligations under the Amended Senior Credit Facility may be accelerated.

        Under the Amended Senior Credit Facility, Regal Cinemas also established an additional term loan facility ("New Incremental Term Facility") which amends and restates the existing term loan facility. Under the terms of the New Incremental Term Facility, Regal Cinemas may borrow up to $200.0 million in additional funds that would be treated as a term loan under the Amended Senior Credit Facility without the need to obtain consent from any lender or any party to the Amended Senior Credit Facility. Borrowing under the New Incremental Term Facility is subject to the satisfaction of certain conditions set forth in the facility, including, but not limited to, obtaining commitments from one or more lenders to fund such additional amounts. At Regal Cinemas' option, borrowings under the New Incremental Term Facility bear interest at an Adjusted Eurodollar Rate or a base rate plus, in either case, an applicable margin that is established at the time commitments for the New Incremental Term Facility are obtained. Proceeds of Regal Cinemas' borrowings under the New Incremental Term Facility are to be used solely to fund, or reimburse Regal Cinemas for funding, distributions to the Company for the purpose of redeeming, repurchasing, acquiring or otherwise settling the conversion of all or a portion of the Convertible Senior Notes.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

5. DEBT OBLIGATIONS (Continued)

        Interest Rate Swaps—On July 13, 2004, Regal Cinemas entered into four hedging relationships via four distinct interest rate swap agreements with final maturity terms ranging from three to five years each. On September 8, 2005, Regal Cinemas entered into an additional hedging relationship via a distinct interest rate swap agreement with a maturity term of four years. These interest rate swaps were designated to hedge approximately $1,100.0 million of its variable rate debt obligations. On June 30, 2007, one of our interest rate swaps designated to hedge approximately $200.0 million of variable rate debt obligations matured. On August 9, 2007, Regal Cinemas entered into two additional hedging relationships via two distinct interest rate swap agreements with maturity terms of two years each. These interest rate swaps were designated to hedge approximately $200.0 million of variable rate debt obligations.

        Under the terms of the interest rate swap agreements, Regal Cinemas pays interest at various fixed rates ranging from 3.49% to 4.994% and will receive interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate-swaps for the following three-month period. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. No premium or discount was incurred upon the Company entering into the interest rate swaps, because the pay and receive rates on the interest rate swaps represented prevailing rates for each counterparty at the time the interest rate swaps were entered into. The interest rate swaps qualify for cash flow hedge accounting treatment in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and as such, the Company has effectively hedged its exposure to variability in the future cash flows attributable to the 3-month LIBOR on approximately $1,100.0 million of debt. The change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the designated hedging instruments (the six interest rate swaps) will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. The fair value of the Company's interest rate swaps is based on dealer quotes, and represents an estimate of the amounts Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates.

        As of December 27, 2007, the aggregate fair value of the interest rate swaps was determined to be approximately ($2.5 million), which has been recorded as a component of "Other Non-Current Liabilities" with a corresponding amount of ($1.6 million), net of tax, recorded to "Accumulated Other Comprehensive Loss." The interest rate swaps exhibited no ineffectiveness for the years ended December 27, 2007, December 28, 2006 and December 29, 2005.

        Lease Financing Arrangements—These obligations primarily represent capitalized lease obligations resulting from the requirements of EITF 97-10 and SFAS No. 98.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

5. DEBT OBLIGATIONS (Continued)

        Maturities of Debt Obligations—The Company's long-term debt and future minimum lease payments for its capital lease obligations and lease financing arrangements are scheduled to mature as follows:

	Long-Term Debt and Other	Capital Leases	Lease Financing Arrangements	Total
	(in millions)
2008	$140.8	$3.5	$13.5	$157.8
2009	17.2	3.5	13.6	34.3
2010	17.2	3.5	13.8	34.5
2011	17.2	3.5	13.8	34.5
2012	68.6	3.5	13.8	85.9
Thereafter	1,598.1	13.6	85.6	1,697.3

	1,859.1	31.1	154.1	2,044.3
Less: interest on capital leases and lease financing arrangements		(10.5)	(68.3)	(78.8)

Totals	$1,859.1	$20.6	$85.8	$1,965.5

6. LEASES

        The Company accounts for a majority of its leases as operating leases. Minimum rentals payable under all non-cancelable operating leases with terms in excess of one year as of December 27, 2007, are summarized for the following fiscal years (in millions):

2008	$315.3
2009	314.0
2010	310.4
2011	304.2
2012	293.4
Thereafter	2,047.8

        Rent expense under such operating leases amounted to $335.9 million, $323.2 million and $310.5 million for the years ended December 27, 2007, December 28, 2006 and December 29, 2005, respectively. Contingent rent expense was $19.6 million, $18.4 million and $15.6 million for the years ended December 27, 2007, December 28, 2006 and December 29, 2005, respectively.

  Sale-Leaseback Transactions

        The Company has historically entered into sale and leaseback transactions whereby owned properties were sold and leased back under operating leases. The minimum rentals for these operating leases are included in the table above.

        In December 1995, UATC entered into a sale and leaseback transaction whereby 31 owned properties were sold to and leased back from an unaffiliated third party. In conjunction with the transaction, the buyer of the properties issued publicly traded pass-through certificates. In connection with this sale and leaseback transaction, UATC entered into a Participation Agreement that requires

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

6. LEASES (Continued)

UATC to comply with various covenants, including limitations on indebtedness, restricted payments, transactions with affiliates, guarantees, issuance of preferred stock of subsidiaries and subsidiary distributions, transfer of assets and payment of dividends. As of December 27, 2007, 12 theaters were subject to the sale leaseback transaction and approximately $46.9 million in principal amount of pass-through certificates were outstanding.

7. INCOME TAXES

        The components of the provision for income taxes for income from operations are as follows (in millions):

	Year ended December 27, 2007	Year ended December 28, 2006	Year ended December 29, 2005
Federal:
Current	$199.2	$63.9	$62.3
Deferred	(4.8)	(15.6)	(11.9)

Total Federal	194.4	48.3	50.4
State:
Current	48.1	13.6	13.9
Deferred	0.4	(4.2)	(3.6)

Total State	48.5	9.4	10.3

Total income tax provision	$242.9	$57.7	$60.7

        During the years ended December 27, 2007, December 28, 2006, and December 29, 2005, a current tax benefit of $15.3 million, $14.1 million and $13.8 million, respectively, was allocated directly to stockholders' equity for the exercise of stock options and dividends paid on restricted stock.

        A reconciliation of the provision for income taxes as reported and the amount computed by multiplying the income before taxes and extraordinary item by the U.S. federal statutory rate of 35% was as follows (in millions):

	Year ended December 27, 2007	Year ended December 28, 2006	Year ended December 29, 2005
Provision calculated at federal statutory income tax rate	$212.1	$50.4	$53.4
State and local income taxes, net of federal benefit	27.6	6.1	6.7
Other	3.2	1.2	0.6

Total income tax provision	$242.9	$57.7	$60.7

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

7. INCOME TAXES (Continued)

        Significant components of the Company's net deferred tax asset consisted of the following at (in millions):

	December 27, 2007	December 28, 2006
Deferred tax assets:
Net operating loss carryforward	$54.9	$63.4
Excess of tax basis over book basis of intangible assets	—	22.4
Deferred revenue	112.1	—
Deferred rent	37.3	33.7
Interest rate swaps	5.0	—
Other	13.7	7.5
Accrued expenses	0.5	0.8

Total deferred tax assets	223.5	127.8
Valuation allowance	(10.5)	(36.6)

Total deferred tax assets, net of valuation allowance	213.0	91.2
Deferred tax liabilities:
Excess of book basis over tax basis of fixed assets	(78.0)	(67.9)
Excess of book basis over tax basis of intangible assets	(3.5)	—
Excess of book basis over tax basis of NCM joint venture and other	(66.2)	(0.2)
Interest rate swaps	—	(0.9)
Other	(1.8)	(0.2)

Total deferred tax liabilities	(149.5)	(69.2)

Net deferred tax asset	$63.5	$22.0

        At December 27, 2007, the Company had net operating loss carryforwards for federal income tax purposes of approximately $128.2 million with expiration commencing in 2012. The Company's net operating loss carryforwards were generated by the entities of United Artists, Edwards and Hoyts. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize the net operating losses acquired from United Artists, Edwards and Hoyts may be impaired as a result of the "ownership change" limitations.

        In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company has recorded a valuation allowance against deferred tax assets at December 27, 2007 and December 28, 2006 totaling $10.5 million and $36.6 million, respectively, as management believes it is more likely than not that

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

7. INCOME TAXES (Continued)

certain deferred tax assets will not be realized in future tax periods. Approximately $8.0 million and $33.7 million of the valuation allowance relates to pre-acquisition deferred tax assets of Edwards and United Artists as of December 27, 2007 and December 28, 2006, respectively. Accordingly, future reductions in the valuation allowance associated with a change in management's determination of the Company's ability to realize these deferred tax assets will reduce recorded goodwill related to such acquisitions. During the year ended December 27, 2007, the valuation allowance was reduced by $25.5 million as a result of management's determination that certain net operating losses would more likely than not be realized. Additionally, the valuation allowance was reduced by $1.0 million as a result of a reduction in the deferred tax asset against which such valuation allowance was recorded. Lastly, during fiscal 2007 the valuation allowance was increased by $0.4 million related to management's determination that it was more likely than not that certain state net operating losses would not be realized.

        Effective December 29, 2006, the Company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"). Relative to the implementation of FIN 48, the Company recognized a $12.4 million reduction of its recorded liabilities with a corresponding $7.1 million decrease to non-current deferred tax assets, a $1.6 million decrease to goodwill and a $3.7 million increase in retained earnings. A reconciliation of the change in the amount of unrecognized tax benefits during the year ended December 27, 2007 was as follows (in millions):

Balance at December 29, 2006	$32.5
Additions based on tax positions related to the current year	7.6
Expired tax attributes	(1.3)
Lapse of statute of limitations	(0.9)

Balance at December 27, 2007	$37.9

        Exclusive of interest and penalties, it is reasonably possible that gross unrecognized tax benefits associated with state tax positions will decrease between $2.5 million and $4.0 million within the next twelve months due the expiration of the statute of limitations and settlement of tax disputes with taxing authorities. Additionally, the Company has determined that it is reasonably possible that between $0.5 million and $1.0 million of such reduction will be the result of payments made in settlement of state tax disputes.

        The total net unrecognized tax benefits that would affect the effective tax rate if recognized were $5.7 million as of December 27, 2007. Additionally, as of December 27, 2007, approximately $1.6 million of the total net unrecognized tax benefit would result in an increase to the valuation allowance if recognized. The remaining net unrecognized tax benefits as of such dates would impact goodwill if recognized.

        The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense. As of December 27, 2007, the Company has accrued gross interest and penalties of approximately $3.8 million. The total amount of interest and penalties recognized in the statement of income for the period ended December 27, 2007 is $0.6 million.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

7. INCOME TAXES (Continued)

        The Company and its subsidiaries collectively file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. In June 2005, the Company was notified that the Internal Revenue Service ("IRS") would examine its 2002 and 2003 federal income tax returns. During October 2005, the IRS completed its examination of the Company's federal tax returns for such years and the Company and the IRS agreed to certain adjustments to the Company's 2002 and 2003 federal tax returns. Such adjustments did not have a material impact on the Company's provision for income taxes. The Company is no longer subject to U.S. federal examinations by tax authorities for years before 2004, and with limited exceptions, is no longer subject to state income tax examinations before 2003. However, the taxing authorities still have the ability to review the propriety of tax attributes created in closed tax years if such tax attributes are utilized in an open tax year.

8. LITIGATION AND CONTINGENCIES

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants and additional capital expenditures to remedy such non-compliance.

        In prior years, private litigants and the Department of Justice (the "DOJ") had filed claims against us or our subsidiaries alleging that a number of our theatres with stadium seating violated the ADA because these theatres allegedly failed to provide wheelchair-bound patrons with lines of sight comparable to those available to other members of the general public and denied persons in wheelchairs access to the stadium portion of the theatres. On June 8, 2005, Regal reached an agreement with the DOJ resolving and dismissing the private litigants' claims and all claims made by the United States under the ADA. From time to time, we receive claims that the stadium seating offered by our theatres allegedly violates the ADA. In these instances, we seek to resolve or dismiss these claims based on the terms of the DOJ settlement or under applicable ADA standards.

        In addition, we, from time to time, receive letters from the attorneys general of states in which we operate theatres regarding investigation into the accessibility of our theatres to persons with visual or hearing impairments. We believe we provide the members of the visually and hearing impaired communities with reasonable access to the movie-going experience.

        We believe that we are in substantial compliance with all current applicable regulations relating to accommodations for the disabled. We intend to comply with future regulations in this regard, and except as set forth above, we do not currently anticipate that compliance will require us to expend substantial funds. Our theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation requirements. We believe that we are in substantial compliance with all of such laws.

        On or about January 3, 2007, suit was initiated against the Company in Federal Court, Central District of California, styled, Bateman, individually and on behalf of all others similarly situated, v. Regal Cinemas, Inc. and United Artists Theatre Circuit, Inc., et al., alleging violations of the Fair and Accurate Transaction Act, for allegedly printing expiration dates and credit card numbers on customer receipts.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

8. LITIGATION AND CONTINGENCIES (Continued)

The plaintiff seeks to represent a class of individuals allegedly harmed by this alleged practice. The complaint seeks actual damages and/or statutory damages of at least one hundred dollars or up to one thousand dollars per violation, and attorney fees and costs. We believe we are in substantial compliance with all applicable federal and state laws governing these trade practices.

        RCI is a defendant in a few remaining claims arising from its decision to file voluntary petitions for bankruptcy relief. We and our various subsidiary corporations are also presently involved in various legal proceedings arising in the ordinary course of our business operations, including personal injury claims, employment and contractual matters and other disputes. We believe we have adequately provided for the settlement of such matters. Management believes any additional liability with respect to these claims and disputes will not be material in the aggregate to our consolidated financial position, results of operations or cash flows.

        The Company has employment contracts with three of its current executive officers, Messrs. Campbell and Dunn, and Ms. Miles. Under each of these three agreements, the Company shall indemnify each such executive against all liabilities with respect to such executives' service as an officer, and as a director, to the extent applicable. In addition, under the employment contracts with its three current executives, each executive is entitled to severance payments in connection with the termination by the Company of the executive without cause, the termination by the executive for good reason, or the termination of the executive, under circumstances, in connection with a change in control of Regal.

        Specifically, under the employment agreements, if we terminate any of our covered executives without cause, he or she is entitled to severance payments equal to two times his or her base annual salary and health and life insurance benefits for 24 months from the date of the termination of his or her employment. Under those circumstances, he or she is also entitled to receive, pro-rated to the date of termination, any bonus he or she would have received for that year. If any of these executives terminates his or her employment for good reason, he or she is entitled to receive, in addition to the amounts payable if we were to have terminated his employment without cause, one times such employee's target cash bonus.

        Pursuant to our employment agreements with Messrs. Campbell and Dunn and Ms. Miles, if we terminate any of these executives' employment, or if any of these executives resign for good reason, within three months prior to, or one year after, a change of control of the Company, which we refer to as a change in control, he or she is entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, that he or she would have received in respect of the fiscal year in which the termination occurs; and (ii) in the case of Mr. Campbell, two and one-half times his annual base salary plus two times his target bonus, and health and life insurance benefits for 30 months and in the case of Mr. Dunn or Ms. Miles, two times the executive's annual salary plus one and one-half times the executive's target bonus, and health and life insurance benefits for 30 months.

        Pursuant to such employment agreements, the maximum amount of payments and benefits payable to Messrs. Campbell and Dunn and Ms. Miles if such executives were terminated as of December 27, 2007 would be $7.3 million.

9. CAPITAL STOCK AND SHARED-BASED COMPENSATION

        As of December 27, 2007, the Company's authorized capital stock consisted of:

  •
  500,000,000 shares of Class A common stock, par value $0.001 per share;

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

9. CAPITAL STOCK AND SHARED-BASED COMPENSATION (Continued)

  •
  200,000,000 shares of Class B common stock, par value $0.001 per share; and

  •
  50,000,000 shares of preferred stock, par value $0.001 per share.

        Of the authorized shares of Class A common stock, 18.0 million shares were sold in connection with the Company's initial public offering in May 2002. The Company's Class A common stock is listed on the New York Stock Exchange under the trading symbol "RGC." As of December 27, 2007, 129,518,587 shares of Class A common stock were outstanding. Of the authorized shares of Class B common stock, 23,708,639 shares were outstanding as of December 27, 2007, all of which are held by Anschutz. Each share of Class B common stock converts into one share of Class A common stock at the option of the holder or upon certain transfers of a holder's Class B common stock. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Of the authorized shares of the preferred stock, no shares were issued and outstanding as of December 27, 2007. The Class A common stock is entitled to one vote for each outstanding share of Class A common stock on every matter properly submitted to the stockholders for a vote. Except as required by law, the Class A and Class B common stock vote together as a single class on all matters submitted to the stockholders. The material terms and provisions of the Company's certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described below.

  Common Stock

        The Class A common stock and the Class B common stock are identical in all respects, except with respect to voting and except that each share of Class B common stock will convert into one share of Class A common stock at the option of the holder or upon a transfer of the holder's Class B common stock, other than to certain transferees. Each holder of Class A common stock will be entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of Class B common stock will be entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Except as required by law, the Class A common stock and the Class B common stock will vote together on all matters. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all the Company's remaining assets available for distribution to the stockholders in the event of the Company's liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of the Company's capital stock. The outstanding shares of common stock are, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

9. CAPITAL STOCK AND SHARED-BASED COMPENSATION (Continued)

  Preferred Stock

        The Company's certificate of incorporation allows the Company to issue, without stockholder approval, preferred stock having rights senior to those of the common stock. The Company's board of directors is authorized, without further stockholder approval, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock. As of December 27, 2007, no shares of preferred stock are outstanding.

  Share Repurchase Program

        During 2004, the Company's board of directors authorized a share repurchase program, which provided for the authorization to repurchase up to $50.0 million of the Company's outstanding Class A common stock within a twelve month period. During the quarter ended June 30, 2005, the Company repurchased 520,386 shares of its outstanding Class A common stock at an aggregate cost of approximately $10.0 million. The Company's board of directors extended the share repurchase program during the year ended December 27, 2007 for an additional twelve month period. Accordingly, the Company can repurchase up to an additional $40.0 million under the share repurchase program through September 2008. The Company made no repurchases of its outstanding Class A common stock during the years ended December 27, 2007 and December 28, 2006. Repurchases can be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such a manner deemed appropriate by the Company. Treasury shares are retired upon repurchase. At retirement, the Company records treasury stock purchases at cost with any excess of cost over par value recorded as a reduction of additional paid-in capital.

  Warrants

        Other than disclosed in Note 5—"Debt Obligations" and Note 12—"Earnings per Share," no warrants to acquire the Company's Class A or Class B common stock were outstanding as of December 27, 2007.

  Dividends

        Regal paid four quarterly cash dividends of $0.30 per share on each outstanding share of the Company's Class A and Class B common stock, or approximately $183.1 million in the aggregate, during the Fiscal 2007 Period. In addition, on March 5, 2007, Regal declared an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, or approximately $302.0 million in the aggregate. Stockholders of record at the close of business on March 28, 2007 were paid this dividend on April 13, 2007. Regal paid four quarterly cash dividends of $0.30 per share on each outstanding share of the Company's Class A and Class B common stock, or approximately $179.6 million in the aggregate, during the year ended December 28, 2006. In addition, Regal paid four quarterly cash dividends of $0.30 per share, on each outstanding share of its Class A

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

9. CAPITAL STOCK AND SHARED-BASED COMPENSATION (Continued)

and Class B common stock, or approximately $175.9 million in the aggregate during the year ended December 29, 2005.

  Share-Based Compensation

        In 2002, the Company established the Incentive Plan for a total of 11,194,354 authorized shares, which provides for the granting of incentive stock options and non-qualified stock options to officers, employees and consultants of the Company. As described below under "Restricted Stock" and "Performance Share Units" the Incentive Plan also provides for grants of restricted stock and performance shares that are subject to restrictions and risks of forfeiture.

        In conjunction with the exchange transaction on April 12, 2002, the holders of outstanding options of United Artists and Regal Cinemas received under the Incentive Plan replacement options to purchase 8,832,147 shares of Regal Class A common stock at prices ranging from $4.44 to $12.87 per share. As a result, stock option information presented herein prior to the exchange of options has been retroactively restated to reflect the effects of the exchange transaction.

        In connection with the July 1, 2003, June 2, 2004 and April 13, 2007 extraordinary cash dividends and pursuant to the antidilution adjustment terms of the Incentive Plan, the exercise price and the number of shares of Class A common stock subject to options held by the Company's option holders were adjusted to prevent dilution and restore their economic position to that existing immediately before the extraordinary dividends. The antidilution adjustments made with respect to such options resulted in a decrease in the range of exercise prices, from $2.4407 to $16.1768 per share, an increase in the aggregate number of shares issuable upon exercise of such options by 5,185,100, and an increase in the total number of authorized shares under the Incentive Plan to 18,269,213 (after giving effect to the May 11, 2005 amendment to the Incentive Plan, which increased the total number of shares of Class A common stock authorized for issuance under the Incentive Plan by 1,889,759 shares). As of December 27, 2007 and after giving effect to the antidilution adjustments and the May 11, 2005 amendment to the Incentive Plan, options to purchase a total of 655,965 shares of Class A common stock were outstanding under the Incentive Plan, and 3,065,754 shares remain available for future issuance under the Incentive Plan. Stock option information presented herein has been adjusted to give effect to the extraordinary dividends. There were no accounting consequences for changes made to reduce the exercise prices and increase the number of shares underlying options as a result of the extraordinary cash dividends because (1) the aggregate intrinsic value of the awards immediately after the extraordinary dividends was not greater than the aggregate intrinsic value of the awards immediately before the extraordinary dividends and (2) the ratio of the exercise price per share to the market value per share was not reduced.

        Effective December 30, 2005, the Company adopted SFAS 123R utilizing the modified prospective approach. Prior to the adoption of SFAS 123R, we accounted for stock option grants in accordance with APB 25 (the intrinsic value method), and accordingly, recognized no compensation expense for those stock options having an exercise price equal to the market value of the Company's Class A common stock on the date of the grant.

        Under the modified prospective approach, SFAS 123R applies to awards that were outstanding on December 30, 2005 and to new awards and the modification, repurchase or cancellation of awards after December 30, 2005. Under the modified prospective approach, compensation cost recognized in the first quarter of fiscal 2006 includes share-based compensation cost for all share-based payments granted

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

9. CAPITAL STOCK AND SHARED-BASED COMPENSATION (Continued)

prior to, but not yet vested as of December 30, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and recognized as expense over the remaining requisite service period. Share-based compensation cost for all share-based payments granted subsequent to December 30, 2005 are based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R and recognized as expense over the employee's requisite service period. Prior periods were not restated to reflect the impact of adopting the new standard.

        On November 10, 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3, "Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards." The Company has elected to adopt the alternative transition method provided in this FASB Staff Position for calculating the tax effects of share-based compensation pursuant to SFAS 123R. The alternative transition method includes a simplified method to establish the beginning balance of the APIC pool related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of SFAS 123R.

Stock Options

        Stock options granted in connection with the exchange transaction are generally exercisable in installments of 20% per year from the original grant date of the exchanged options and expire no later than 10 years from the date of grant. Stock option grants issued subsequent to the exchange transaction have been established at prices not less than the fair market value as of the date of grant and are exercisable in installments of 20% per year and expire no later than 10 years from the date of grant.

        We use the Black-Scholes option pricing model to estimate the fair value of our stock option awards based on factors at the date of grant. Stock compensation expense for each of the years ended December 27, 2007, December 28, 2006 and December 29, 2005 was based on the following assumptions at the dates the stock options were granted:

Expected volatility	38.0%-39.0%
Expected life of options (in years)	7.5
Risk-free interest rate	3.0%-4.9%
Dividend yield	3.0%-4.5%

        Expected volatility is based on historical volatility of the Company's common stock price. The expected term of options granted is derived using the midpoint of the average vesting period and contractual life of the stock options. The risk-free interest rate assumption is based upon observed interest rates appropriate for the terms of the Company's employee stock options. The Company does not target a specific dividend yield for its dividend payments but is required to assume a dividend yield as an input to the Black-Scholes model. The dividend yield assumption is based on the Company's history and expectation of future dividend payouts and may be subject to substantial change in the future. There were no stock options granted during the years ended December 27, 2007, December 28, 2006 and December 29, 2005.

        As share-based compensation expense recognized in the consolidated statement of income for the years ended December 27, 2007 and December 28, 2006 is based on awards ultimately expected to vest, it should be reduced for estimated forfeitures. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

9. CAPITAL STOCK AND SHARED-BASED COMPENSATION (Continued)

estimates. In the Company's pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

        During the years ended December 27, 2007, December 28, 2006 and December 29, 2005, the Company recognized approximately $1.3 million, $6.5 million and $5.0 million, respectively, of share-based compensation expense related to stock options. Such expense is presented as a component of general and administrative expenses. At December 27, 2007, there was $0.5 million of unrecognized compensation cost related to share-based payments which is expected to be recognized over a weighted-average period of 0.24 years.

        We receive a tax deduction for certain stock option exercises during the period the options are exercised, generally for the excess of the price at which the stock is sold over the exercise price of the options. Prior to adoption of SFAS 123R, we reported all tax benefits resulting from the exercise of stock options as operating cash flows in our consolidated statements of cash flows. In accordance with SFAS 123R, we are required to report excess tax benefits from the award of equity instruments as financing cash flows. Excess tax benefits are recorded when a deduction reported for tax return purposes for an award of equity instruments exceeds the cumulative compensation cost for the instruments recognized for financial reporting purposes. For the year ended December 27, 2007, our consolidated statement of cash flows reflects $14.6 million of excess tax benefits as financing cash flows. Net cash proceeds from the exercise of stock options were $15.6 million for the year ended December 27, 2007. The actual income tax benefit realized from stock option exercises was $15.3 million for the same period.

        The following table represents stock option activity for the year ended December 27, 2007:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Contract Life
Outstanding options at beginning of period	3,095,601	$7.03	5.48Yrs
Granted	—	—
Exercised	(2,706,120)	5.77
Forfeited	(2,729)	17.38
Antidilution adjustments made to outstanding options in connection with the extraordinary dividend declared during the quarter ended March 29, 2007	269,213	6.36

Outstanding options at end of period	655,965	$9.30	4.78Yrs
Exercisable options at end of period	557,673	$8.37	4.56Yrs

        The aggregate intrinsic value of options outstanding at December 27, 2007 was $6.0 million, and the aggregate intrinsic value of options exercisable was $5.6 million. Total intrinsic value of options exercised was $43.9 million, $40.2 million and $39.5 million, for the years ended December 27, 2007, December 28, 2006 and December 29, 2005, respectively. As of December 27, 2007, the Company had 98,292 nonvested stock options outstanding with a weighted average grant date fair value of $4.37. As of December 28, 2006, the Company had 2,382,552 nonvested stock options outstanding with a weighted average grant date fair value of $2.96.

        Prior to adopting the provisions of SFAS 123R, the Company recorded estimated compensation expense for employee stock options based upon their intrinsic value on the date of grant pursuant to

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

9. CAPITAL STOCK AND SHARED-BASED COMPENSATION (Continued)

APB 25 and provided the required pro forma disclosures of SFAS 123. For purposes of pro forma disclosures under SFAS 123 for the year ended December 29, 2005, the estimated fair value of the share-based awards was assumed to be amortized to expense over their vesting periods. The pro forma effects of recognizing estimated compensation expense under the fair value method on net income and earnings per common share were as follows (in millions, except per share data):

Year Ended December 29, 2005
Net income:
As reported	$91.8
Add: Share-based employee compensation reported in net income, net of taxes	3.1
Deduct: Share-based employee compensation under the fair value method for all awards, net of taxes	(3.7)

Pro forma	$91.2

Basic earnings per share:
As reported	$0.63
Add: Share-based employee compensation reported in net income, net of taxes	0.02
Deduct: Share-based employee compensation under the fair value method for all awards, net of taxes	(0.03)

Pro forma	$0.62

Diluted earnings per share:
As reported	$0.59
Add: Share-based employee compensation reported in net income, net of taxes	0.02
Deduct: Share-based employee compensation under the fair value method for all awards, net of taxes	(0.02)

Pro forma	$0.59

Restricted Stock

        The Company maintains the Incentive Plan which provides for restricted stock awards to officers, directors and key employees. Under the Incentive Plan, shares of Class A common stock of the Company may be granted at nominal cost to officers, directors and key employees, subject to a continued employment restriction. The restriction is fulfilled upon continued employment for a specified number of years (typically one to four years after the award date) and as such restrictions lapse, the award immediately vests. In addition, we will receive a tax deduction when restricted stock vests. The Incentive Plan participants are entitled to cash dividends and to vote their respective shares, although the sale and transfer of such shares is prohibited during the restricted period. The shares are also subject to the terms and conditions of the Incentive Plan. On February 11, 2005, 229,990 shares were granted under the Incentive Plan at nominal cost to officers and key employees. The closing price of our Class A common stock on the date of grant was $19.90 per share. On March 7, 2006, 169,689

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

9. CAPITAL STOCK AND SHARED-BASED COMPENSATION (Continued)

shares were granted under the Incentive Plan at nominal cost to officers, directors and key employees. The closing price of our Class A common stock on the date of grant was $18.67 per share. On April 25, 2006, June 6, 2006 and September 18, 2006, a total of 15,973 shares were granted in the aggregate under the Incentive Plan at nominal cost to a key employee and certain newly-elected directors. The closing price of our Class A common stock was $20.51 per share on April 25, 2006, $19.28 per share on June 6, 2006 and $19.52 per share on September 18, 2006. On January 10, 2007, 164,647 shares were granted under the Incentive Plan at nominal cost to officers, key employees and certain directors. The closing price of our Class A common stock on the date of grant was $22.25 per share. On August 8, 2007 and September 5, 2007, a total of 7,846 shares were granted in the aggregate under the Incentive Plan at nominal cost to certain newly-elected directors. The closing price of our Class A common stock was $20.98 per share on August 8, 2007 and $22.40 per share on September 5, 2007.

        During the fiscal years ended December 27, 2007, December 28, 2006 and December 29, 2005, the Company recognized approximately $2.9 million, $1.6 million and $0.7 million of share-based compensation expense related to these restricted share grants. Such expense is presented as a component of general and administrative expenses. The compensation expense for these awards was determined based on the market price of our stock at the date of grant applied to the total numbers of shares that were anticipated to fully vest. As of December 27, 2007, we have unrecognized compensation expense of $5.2 million associated with these awards. Upon adoption of SFAS 123R, the cumulative effect of a change in accounting principle as a result of our change in policy from recognizing forfeitures as they occur to one where we recognize expense based on our expectation of the amount of awards that will vest over the requisite service period for our restricted stock awards was not material. During the year ended December 27, 2007, the Company paid four cash dividends of $0.30 on each share of outstanding restricted stock totaling approximately $0.6 million. In addition, on March 5, 2007, Regal declared an extraordinary cash dividend of $2.00 per share on each outstanding restricted share. Restricted stockholders of record at the close of business on March 28, 2007 were paid this dividend on April 13, 2007. The restricted stock dividend was recorded as a $1.0 million increase to stockholders' deficit upon declaration.

        The following table represents the restricted stock activity for the years ended December 27, 2007, December 28, 2006 and December 29, 2005:

	Year Ended December 27, 2007	Year Ended December 28, 2006	Year Ended December 29, 2005
Outstanding at beginning of period:	322,692	151,760	—
Granted during the period ended	172,493	185,662	229,990
Vested during the period ended	(26,832)	—	—
Forfeited during the period ended	(8,505)	(14,730)	(78,230)

Outstanding at end of period	459,848	322,692	151,760

  Performance Share Units

        The Incentive Plan also provides for grants in the form of performance share units to officers, directors and key employees. Performance share agreements are entered into between the Company and each grantee of performance share units (each a "Performance Agreement"). Pursuant to the

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

9. CAPITAL STOCK AND SHARED-BASED COMPENSATION (Continued)

terms and conditions of the Performance Agreement, grantees will be issued shares of restricted common stock of the Company in an amount determined by the attainment of Company performance criteria set forth in the Performance Agreement. The performance criteria are tied to the average annual total shareholder returns (stock price appreciation plus dividend yield) attained ("TSRA") by the Company for each full twelve month period ending on the yearly anniversary of the grant date through the applicable calculation date (subject to the provisions contained in the Performance Agreement relating to the grantee's death, disability, retirement, termination with or without cause or the occurrence of a change of control). The shares of restricted common stock received upon attainment of the performance criteria will be subject to further vesting over a period of time, provided the grantee remains a service provider to the Company during such period. Pursuant to the Performance Agreement, on the calculation date, the grantee will be entitled to receive a payment in an amount equal to the dividends paid by the Company with respect to a share of its Class A common stock from the grant date through the calculation date, multiplied by the number of shares of restricted common stock, if any, the grantee receives pursuant to the Performance Agreement.

        On June 1, 2006, 402,150 performance shares were granted under our Incentive Plan at nominal cost to officers and key employees. The closing price of our Class A common stock on the date of grant was $19.40 per share. On January 10, 2007, 188,789 performance shares were granted under our Incentive Plan at nominal cost to officers and key employees. The closing price of our Class A common stock on the date of grant was $22.25 per share. Each performance share represents the right to receive from 0% to 175% of the target numbers of shares of restricted common stock. The number of shares of restricted common stock earned will be determined by comparing the actual TSRA on Regal's Class A common stock on the third anniversary of the grant date to the target TSRA set forth in the Performance Agreement. A target number of shares of restricted common stock to be earned by each eligible grantee has been established with respect to the performance share grants and is primarily based on the grantee's employee classification and base compensation, referred to as "target long-term incentive" ("Target LTI") below. In addition, these awards are subject to an additional one-year vesting requirement. The Company has developed a performance range around the target TSRA and the number of shares of restricted stock that will be issued will be based on actual TSRA, according to the following schedule:

Average Annual Shareholder Return	Target Shares of Restricted Stock
12.5% TSRA < 15.0%	50% of Target LTI
15.0% TSRA < 17.5%	100% of Target LTI
17.5% TSRA < 20.0%	125% of Target LTI
20.0% TSRA < 25.0%	150% of Target LTI
25.0% TSRA	175% of Target LTI

        Since the performance shares contain a market condition which should be reflected in the grant date fair value of an award in accordance with the provisions of SFAS 123R, the performance shares were measured on the date of grant using a Monte Carlo simulation model. The Monte Carlo simulation model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award grant and calculates the fair market value for the performance shares granted. As of the respective grant dates, the aggregate fair value of the performance share awards was

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

9. CAPITAL STOCK AND SHARED-BASED COMPENSATION (Continued)

determined to be $5.2 million, which includes related dividends on shares ultimately earned and paid on the third anniversary of the respective grant dates. The fair value of the performance share awards will be amortized as compensation expense over the expected terms of the awards, which range from 3 to 4 years. During the years ended December 27, 2007 and December 28, 2006, the Company recognized approximately $1.6 million and $0.5 million, respectively, of share-based compensation expense related to these performance shares. Such expense is presented as a component of general and administrative expenses. As of December 27, 2007, there was $3.2 million of unrecognized compensation cost related to the performance shares. The key assumptions used for valuing performance share awards follow:

As of December 27, 2007
Measurement dates	6/1/2006 and 1/10/2007
Measurement dates closing stock price	$19.40—$22.25
Expected volatility	18.3%—18.8%
Risk-free interest rate	4.72%—5.02%
Expected dividend yield	5.39%—6.2%

        Expected volatility is based on historical volatility of the Company's dividend adjusted common stock price measured daily over a three year period ending on the respective grant dates. The risk-free interest rate is set equal to the yield on three-year (constant maturity) U.S. Government bonds as of June 1, 2006 and January 10, 2007. The expected dividend yield assumption is based on the Company's history and expectation of future dividend payouts. The dividend yield is included in the calculation of returns for measurement against the performance goals defined above.

        The following tables summarize information about the Company's performance shares activity:

	Year Ended December 27, 2007	Year Ended December 28, 2006
Number of performance shares:
Outstanding at beginning of year	383,310	—
Granted (based on target TSRA)	188,789	402,150
Forfeited	(4,467)	(18,840)

Outstanding as of December 27, 2007	567,632	383,310

        The above table does not reflect the maximum or minimum number of shares of restricted stock contingently issuable. An additional 425,724 shares of restricted stock could be issued providing the maximum TSRA is met.

10. RELATED PARTY TRANSACTIONS

        During the fiscal year ended December 29, 2005, Regal Cinemas incurred approximately $3.8 million of expenses payable to an Anschutz affiliate, Qwest Communications and its subsidiaries, for telecommunication services. In addition, during the fiscal year ended December 29, 2005 Regal Cinemas incurred approximately $0.1 million of expenses payable to an Anschutz affiliate for the reimbursement of travel expenses, primarily the use of an airplane. Lastly, Regal Cinemas incurred

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

10. RELATED PARTY TRANSACTIONS (Continued)

approximately $0.1 million of expenses payable to Anschutz affiliates for certain advertising, marketing and business services during the fiscal year ended December 29, 2005.

        During the fiscal year ended December 29, 2005, an Anschutz affiliate paid Regal Cinemas approximately $0.1 million for the reimbursement of purchased equipment at cost. As of December 29, 2005, Regal Cinemas was due less than $0.1 million from an Anschutz affiliate for rent and other expenses related to a theatre facility. In addition, as of December 29, 2005, Regal is due less than $0.1 million for travel costs incurred on behalf of an Anschutz affiliate.

        During the fiscal year ended December 28, 2006, in connection with an agreement with an Anschutz affiliate, Regal received various forms of advertising in exchange for on-screen advertising provided in certain of its theatres. The value of such advertising was less than $0.2 million.

        During the fiscal year ended December 28, 2006, Regal Cinemas, incurred approximately $3.9 million of expenses payable to an Anschutz affiliate, Qwest Communications and its subsidiaries, for telecommunication services. In addition, Regal Cinemas incurred approximately $0.2 million of expenses payable to Anschutz affiliates for certain advertising services during the fiscal year ended December 28, 2006. During the fiscal year ended December 28, 2006, Regal Cinemas received from an Anschutz affiliate approximately $0.1 million for rent and other expenses related to a theatre facility and reimbursement of travel costs incurred on behalf of an Anschutz affiliate.

        In October 2006, as required by our stockholders agreement, we filed a registration statement with the Securities and Exchange Commission relating to the secondary offering of shares of our Class A common stock by OCM Principal Opportunities Fund II, L.P. ("OCM"). One of our directors, Mr. Kaplan, is a principal of OCM's general partner. In connection with this offering, we agreed to bear all registration fees and expenses, other than underwriting discounts or commissions. Such fees and expenses were approximately $0.3 million.

        During the fiscal year ended December 27, 2007, Regal Cinemas, incurred approximately $4.1 million of expenses payable to an Anschutz affiliate, Qwest Communications and its subsidiaries, for telecommunication services. In addition, Regal Cinemas incurred approximately $0.3 million of expenses payable to Anschutz affiliates for certain advertising services during the fiscal year ended December 27, 2007. During the fiscal year ended December 27, 2007, Regal Cinemas received less than $0.1 million, from an Anschutz affiliate for rent and other expenses related to a theatre facility.

        During the fiscal year ended December 27, 2007, in connection with an agreement with an Anschutz affiliate, Regal received various forms of advertising in exchange for on-screen advertising provided in certain of its theatres. The value of such advertising was approximately $0.1 million.

        Regal has held ongoing discussions with an Anschutz affiliate regarding a new theatre development located in Los Angeles, California. As of December 27, 2007, Regal contemplates entering into a management agreement with the Anschutz affiliate to manage the theatre site on their behalf. The ultimate financial terms of the management agreement will be approved by the board of directors. As of December 27, 2007, Regal has incurred approximately $0.6 million of out of pocket costs (primarily for legal fees and architectural plans) in connection with the project. During the fiscal year ended December 27, 2007, the Anschutz affiliate reimbursed Regal for such fees and acquired the architectural plans at cost, for an aggregate total of $0.6 million.

        During 2005 and 2006, National CineMedia entered into various lease assignment and sublease arrangements with RCM pursuant to which National CineMedia leases its regional offices in Eden

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

10. RELATED PARTY TRANSACTIONS (Continued)

Prairie, Minnesota, Chicago, Illinois and New York, New York. The amounts paid by National CineMedia under these arrangements totaled approximately $0.8 million for the fiscal year ended December 27, 2007. Related party amounts for these arrangements for the fiscal years ended December 28, 2006 and December 29, 2005 were comparable to the 2007 amounts.

11. EMPLOYEE BENEFIT PLAN

        The Company sponsors an employee benefit plan, the Regal Entertainment Group 401(k) Profit Sharing Plan (the "Plan") under section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The Plan provides that participants may contribute up to 50% of their compensation, subject to Internal Revenue Service limitations. The Plan currently matches an amount equal to 100% of the first 3% of the participant's contributions and 50% of the next 2% of the participant's contributions. Employee contributions are invested in various investment funds based upon elections made by the employee. The Company made matching contributions of approximately $2.4 million, $1.3 million and $1.3 million to the Plan in fiscal 2007, 2006 and 2005, respectively.

12. EARNINGS PER SHARE

        Basic earnings per share is computed on the basis of the weighted average number of the common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the effect of potentially dilutive common stock options, the Convertible Note Hedge and Warrant and restricted stock using the treasury stock method. The components of basic and diluted earnings per share are as follows (in millions, except share and per share data):

	Year ended December 27, 2007	Year ended December 28, 2006	Year ended December 29, 2005
Net income	$363.0	$86.3	$91.8
Weighted average shares outstanding (in thousands):
Basic:	151,876	149,019	146,275
Add common stock equivalents	7,598	6,105	8,055

Diluted:	159,474	155,124	154,330
Earnings per share
Basic:	$2.39	$0.58	$0.63
Diluted:	$2.28	$0.56	$0.59

        Common stock equivalents consist principally of stock options, restricted stock and the impact of the Warrant described below. There were no antidilutive common stock equivalents outstanding as of December 27, 2007, December 28, 2006 and December 29, 2005.

        The Convertible Senior Notes discussed in Note 5—"Debt Obligations" allow us to settle any conversion, and we intend to settle any conversion, by remitting to the note holder the accreted value of the note in cash, while settling the conversion spread in either cash, shares of our Class A common stock or a combination of stock and cash. The accounting for convertible debt with such settlement features is addressed in the consensus reached by the EITF with respect to the accounting for

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

12. EARNINGS PER SHARE (Continued)

Instrument C as set forth in EITF 90-19, "Convertible Bonds with Issuer Option to Settle for Cash Upon Conversion." It is our intent to settle the Convertible Senior Notes' conversion obligations consistent with Instrument C. Because the accreted value of the Convertible Senior Notes will be settled in cash upon the conversion, only the conversion spread, which may be settled in stock, will result in potential dilution in our earnings-per-share computations under current accounting standards. As of December 27, 2007, our note holders had the right, at their option, to convert their Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, at the then conversion price of $12.6494. Utilizing the treasury stock method, the conversion spread resulted in dilution of approximately 3.6 million shares, 2.8 million shares, and 3.4 million shares in our diluted earnings per share computations for the years ended December 27, 2007, December 28, 2006 and December 29, 2005, respectively.

        In addition, as described in Note 5—"Debt Obligations," we entered into the Convertible Note Hedge and sold the Warrant which, in combination, have the effect of reducing the dilutive impact of the Convertible Senior Notes by increasing the effective conversion price for these notes from our economic perspective to $14.5954 at December 27, 2007. SFAS No. 128, "Earnings Per Share," however, requires us to analyze the impact of the Convertible Note Hedge and Warrant on diluted earnings per share separately. As a result, the purchase of the Convertible Note Hedge is excluded because its impact will always be antidilutive. SFAS No. 128 further requires that the impact of the sale of the Warrant be computed using the treasury stock method. The Warrant resulted in dilution of approximately 2.7 million shares, 1.4 million shares and 1.5 million shares in our diluted earnings per share computations for the years ended December 27, 2007, December 28, 2006 and December 29, 2005, respectively. As of December 27, 2007, the maximum number of shares that could potentially be included under the Warrant is 9.8 million.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The methods and assumptions used to estimate the fair value of each class of financial instrument are as follows:

Cash and cash equivalents, accounts receivable, inventory, accounts payable and accrued liabilities:

        The carrying amounts approximate fair value because of the short maturity of these instruments.

Long term obligations, excluding capital lease obligations and lease financing arrangements:

        The fair value of the Regal Cinemas Senior Credit Facility described in Note 5—"Debt Obligations," which consists of the Term Loan and the Revolving Facility, is estimated based on quoted market prices as of December 27, 2007 and December 28, 2006. The associated interest rates are based on floating rates identified by reference to market rates and are assumed to approximate fair value. The fair values of the Convertible Senior Notes and Senior Subordinated Notes are estimated based on quoted market prices for these issuances as of December 27, 2007 and December 28, 2006. The fair value of the Company's other debt obligations were based on recent financing transactions for similar

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

13. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

debt issuances and carrying value approximates fair value. The aggregate carrying amounts and fair values of long-term debt at December 27, 2007 and December 28, 2006 consist of the following:

	December 27, 2007	December 28, 2006
	(In millions)
Carrying amount	$1,859.1	$1,876.1
Fair value	$1,868.1	$1,938.4

14. SUBSEQUENT EVENTS

  Restricted Stock and Performance Share Units Grants

        On January 16, 2008, 229,572 restricted shares were granted under the Incentive Plan at nominal cost to officers, directors and key employees. Under the Incentive Plan, common stock of the Company may be granted at nominal cost to officers, directors and key employees, subject to a continued employment restriction. The restriction is fulfilled upon continued employment for a specified number of years (typically one to four years after the award date) and as such restrictions lapse, the award immediately vests. The plan participants are entitled to cash dividends and to vote their respective shares, although the sale and transfer of such shares is prohibited during the restricted period. The shares are subject to the terms and conditions of the Incentive Plan. The closing price of our Class A common stock on the date of this grant was $17.07 per share.

        Also on January 16, 2008, 252,721 performance shares were granted under our Incentive Plan at nominal cost to officers and key employees. Each performance share represents the right to receive from 0% to 175% of the target numbers of shares of restricted common stock. The number of shares of restricted common stock earned will be determined by comparing the actual TSRA on Regal's Class A common stock on January 16, 2011 (the third anniversary of the grant date) to the target TSRA set forth in the Performance Agreement. The shares are subject to the terms and conditions of the Incentive Plan. The closing price of our Class A common stock on the date of this grant was $17.07 per share.

  Acquisition of Consolidated Theatres

        On January 14, 2008, the Company entered into an agreement to acquire Consolidated Theatres, LLC for a total cash purchase price of approximately $210 million. The proposed acquisition will add a total of 28 theatres with 400 screens in Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia. Consummation of the acquisition is subject to customary closing conditions and regulatory approval and is expected to be completed by the end of Regal's second fiscal quarter of 2008.

  Other

        On February 7, 2008, the Company declared a cash dividend of $0.30 per share on each share of the Company's Class A and Class B common stock. The dividend is payable on March 20, 2008 to stockholders of record on March 10, 2008.

        On February 7, 2008, Regal announced that it may acquire up to $50.0 million in principal amount of its Convertible Senior Notes from time to time prior to maturity of the Convertible Senior Notes, either in open market or privately negotiated transactions or in any other manner deemed appropriate

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

DECEMBER 27, 2007

14. SUBSEQUENT EVENTS (Continued)

by the Company, including through conversion of the Convertible Senior Notes. The timing and the amount of any acquisition of Convertible Senior Notes will be determined by Regal's board of directors based on its evaluation of market conditions and other factors with the accreted value of the Convertible Senior Notes in cash plus the conversion spread (the excess conversion value over the accreted value) in either cash, shares of our Class A common stock or a combination of stock and cash.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

        We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit to the Securities and Exchange Commission under the Securities Exchange Act of 1934 ("Exchange Act"), as amended, is recorded, processed, summarized and reported within the time periods specified by the Commission's rules and forms, and that information is accumulated and communicated to our management, including our principal executive and principal financial officers (whom we refer to in this periodic report as our Certifying Officers), as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our Certifying Officers, the effectiveness of our disclosure controls and procedures as of December 27, 2007, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that, as of December 27, 2007, our disclosure controls and procedures were effective.

Management's Report on Internal Control Over Financial Reporting and Attestation of Registered Public Accounting Firm

        Our management's report on internal control over financial reporting and our registered public accounting firm's audit report on the effectiveness of management's assessment of our internal control over financial reporting are included in Part II, Item 8, on pages 51 and 52 of this Form 10-K, which are incorporated herein by reference.

Changes in Internal Control Over Financial Reporting

        There were no changes in our internal control over financial reporting that occurred during our fiscal quarter ended December 27, 2007 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the Effectiveness of Controls

        Management is responsible for the preparation and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect management's judgments and estimates concerning effects of events and transactions that are accounted for or disclosed. The Company's internal control over financial reporting includes those policies and procedures that pertain to the Company's ability to record, process, summarize and report reliable financial data. Management recognizes that there are inherent limitations in the effectiveness of any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of internal control. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.

OTHER INFORMATION

        None.

REGAL ENTERTAINMENT GROUP
7132 REGAL LANE
KNOXVILLE, TN 37918

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IF YOU VOTE BY INTERNET OR TELEPHONE,
PLEASE DO NOT MAIL YOUR PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RGLEN1	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REGAL ENTERTAINMENT GROUP		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.
Vote on Directors		☐	☐	☐
1.	Election of three Class III Directors to serve on our Board of Directors until 2011:
Nominees: 01) Stephen A. Kaplan 02) Jack Tyrrell 03) Nestor R. Weigand, Jr.
Vote on Proposals		For	Against	Abstain
2.	Approval of the material terms for payment of our executive incentive compensation:	☐	☐	☐
3.	Ratification of the audit committee's selection of KPMG LLP as our independent registered accounting firm for the fiscal year ending January 1, 2009:	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. The undersigned hereby authorizes the proxies, and each of them, in their direction, to vote on any other business as may properly be brought before the 2008 Annual Meeting of Stockholders or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.		☐
Please indicate if you plan to attend this meeting.	☐	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.	Yes	No

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Stockholders and Proxy Statement and Summary Annual Report are available at http://ww3.ics.adp.com/streetlink/RGC. For directions to attend the Annual Meeting and Annual Meeting Admission information, contact Investor Relations at (865) 922-1123.

REGAL ENTERTAINMENT GROUP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
May 7, 2008

The undersigned stockholder of Regal Entertainment Group hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and Summary Annual Report relating to the 2008 Annual Meeting of Stockholders to be held at 8:30 a.m. (Eastern Time) on May 7, 2008, at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee 37922, and hereby appoints Peter B. Brandow and Amy E. Miles, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of the Class A and Class B common stock of Regal Entertainment Group registered in the name provided herein which the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, the proxies are, and each of them is, instructed to vote or act as directed hereby or, in the absence of any direction, in accordance with the board of directors' recommendations on each of the proposals set forth in the Proxy Statement, which proposals are set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

IF YOU DO NOT VOTE BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
 CONTINUED AND TO BE SIGNED ON REVERSE SIDE